Form 10KSB40, Exhibit 13
period 1997-06-30
FIRST LANCASTER BANCSHARES INC
filed 1997-09-29
CIK 1010839

                        MARKET AND DIVIDEND INFORMATION

--------------------------------------------------------------------------------

          The Company's common stock began trading under the symbol "FLKY" on the Nasdaq SmallCap Market on July 1, 1996. As of September 26, 1997 there were 958,812 shares of the common stock outstanding and approximately 272 holders of record.

          The following table sets forth the reported bid information for, and the dividends declared on, the common stock for each full quarterly period since the common stock was issued at the end of fiscal year 1996.

                                         Bid
                           -------------------------------     Dividends
                                High             Low           Declared
                           ---------------  --------------  ---------------
FISCAL YEAR 1997
Jul - Sept 1996                $14.500          $12.250          $  --
Oct - Dec 1996                  16.250           14.000             --
Jan - Mar 1997                  16.000           14.500             --
Apr - June 1997                 15.625           14.625             --

          Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

          The Board of Directors of the Company established a regular dividend rate and payment schedule in July 1997, whereby the Company will pay dividends semi-annually at the rate of $0.25 per share (which is equal to an annual dividend of $0.50 per share), payable to stockholders of record as of the third Friday of every January and July following the respective semi-annual period. Any change in the Company's dividend policy will depend on the Company's debt and equity structure, earnings, regulatory capital requirements, and other factors, including economic conditions, regulatory restrictions, and tax considerations. See Note 14 of Notes to Consolidated Financial Statements for restrictions on the payment of cash dividends by the Bank, which serves as the primary source of liquidity for the Company.

                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

First Lancaster Bancshares, Inc. ........................................   1
Market Information.......................................................   2
Letter to Stockholders...................................................   3
Selected Consolidated Financial and Other Data...........................   3
Management's Discussion and Analysis of Financial Condition and
  Results of Operation...................................................   5
Consolidated Financial Statements........................................
Corporate Information....................................................

                                       I


                           [Pages 1 and 2 not filed]

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:

                                                                            At June 30,
                                             -------------------------------------------------------------------------
                                                   1997               1996               1995               1994
                                                  ------             ------             ------             ------
                                                                           (In thousands)
Total amount of:

Assets.....................................       $42,808            $40,727            $33,812            $27,531
Loans receivable, net......................        38,284             31,385             29,958             25,611
Cash and cash equivalents..................         2,108              7,625              2,352              1,154
Investment securities (1):
     Available for sale....................           864                527                424                 --
     Held to maturity......................            --                 --                 --                 24
Mortgage-backed securities.................           540                115                144                181
Savings accounts...........................        22,128             23,483             24,186             23,517
FHLB advances..............................         5,927              3,480              4,675                 --
Total equity...............................        14,108             13,413              4,643              3,906

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED OPERATING DATA:

                                                                        Year Ended June 30,
                                             -------------------------------------------------------------------------
                                                   1997               1996               1995               1994
                                                  ------             ------             ------             ------
                                                                           (In thousands)
Interest income............................       $3,238             $2,909             $2,577             $2,124
Interest expense...........................        1,321              1,735              1,298                900
                                                  ------             ------             ------             ------
Net interest income before provision
     for loan losses.......................        1,917              1,174              1,278              1,224
Provision for loan losses..................           38                 41                  6                 10
                                                  ------             ------             ------             ------
Net interest income........................        1,879              1,133              1,272              1,214
Noninterest expense........................        1,182                671                555                438
                                                  ------             ------             ------             ------
Income before income taxes.................          697                462                717                776
Provision for income taxes.................          249                152                244                265
                                                  ------             ------             ------             ------
Income before cumulative effect of change
     in accounting principle...............          448                310                474                511
Cumulative effect of change in accounting
     principle.............................           --                 --                 --                  5
                                                  ------             ------             ------             ------
Net income.................................       $  448             $  310             $  474             $  506
                                                  ======             ======             ======             ======

KEY OPERATING RATIOS:

                                                     At or for the Year Ended June 30,
                                                   --------------------------------------
                                                     1997      1996      1995      1994
                                                   --------  --------  --------  --------
PERFORMANCE RATIOS:

Return on average assets (net income  divided
     by average total assets)....................     1.15%     0.83%     1.50%     1.88%
Return on average total equity (net income
     divided by average total equity)............     3.31      3.43     10.61     13.85
Interest rate spread (combined weighted average
     interest rate earned less combined weighted
     average interest rate cost).................     3.27      2.71      3.63      4.14
Ratio of average interest-earning assets to
     average interest-bearing liabilities........   149.49    114.45    113.50    114.50
Ratio of noninterest expense to average
     total assets................................     3.02      1.80      1.76      1.63

ASSET QUALITY RATIOS:

Nonperforming assets to total assets.............     1.93      1.17      1.23      2.61
Nonperforming loans to total loans...............     2.16      0.97      1.35      2.76
Provision for loan losses to total loans.........     0.10      0.13      0.02      0.04
Allowance for loan losses to nonperforming
     loans receivable, net.......................    15.10     32.57     17.27      9.88
Allowance for loan losses to total
     loans receivable, net.......................     0.33      0.32      0.23      0.27
Net charge-offs to average loans outstanding.....     0.04      0.04      0.02      0.00

CAPITAL RATIOS:

Total equity to total assets.....................    32.96     32.93     13.73     14.19
Average total equity to average assets...........    34.64     24.22     14.18     13.56

OTHER:

Dividend payout ratio                                 0.00      0.00       N/A       N/A

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

================================================================================

     This discussion should be read in conjunction with the consolidated financial statements, notes and tables includes elsewhere in this report. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

GENERAL

     First Lancaster Bancshares, Inc. (the "Company") was formed in 1996 and serves as the savings and loan holding company for First Lancaster Federal Savings Bank (the "Bank"), a federally-chartered stock savings bank headquartered in Lancaster, Kentucky and that conducts the principal business of the Company. The Bank converted from a mutual savings bank to a stockholder-owned savings bank in June 1996. At the same time, it became a wholly-owned subsidiary of the Company by selling its shares to the Company. The Company funded its purchase of the Bank's stock using most of the net proceeds from the Company's initial public offering of its common stock, which was consummated at the same time as the Bank's conversion. Prior to its acquisition of the Bank's stock, the Company had no material operations. All references in this discussion are to the consolidated operations of the Company and the Bank or, prior to June 1996, solely of the Bank.

     The principal business of the Company consists of accepting deposits from the general public and investing these funds primarily in loans and, to a lesser extent, in investment securities and mortgage-backed securities. Loans are originated by the Company within its primary market of Garrard, Jessamine and Fayette counties located in central Kentucky and are comprised of single-family residential first mortgage loans and, to a lesser extent, single-family residential construction loans, nonresidential loans, loans secured by multi-family residential property and loans secured by deposits.

     The Company's net income is dependent primarily on its net interest income, which is the difference between the interest income it earns on its loans, investment securities and mortgage-backed securities and the interest it pays on the savings accounts and certificates of deposits and on the advances (i.e., borrowings) from the Federal Home Loan Bank of Cincinnati ("FHLB"). Net interest income is affected by (i) the rates of interest earned or paid by the

Company and (ii) the volume of interest-earning assets and interest-bearing liabilities that flow through the Company. Rates of interest earned or paid is reflected in the Company's "interest rate spread," which is the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and is an indicator of the Company's profitability in its core banking business. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company's interest rate spread for the fiscal year ended June 30, 1997 was 3.27% as compared to 2.71% for fiscal year 1996. The volume of interest-earning assets and interest-bearing liabilities generally increases profitability of the Company to the extent such assets exceed such liabilities. The ratio of the Bank's interest-earning assets to interest-bearing liabilities was 149.49% for fiscal year 1997 as compared to 114.45% for fiscal year 1996.

     The overall operations of the Company are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending operations are influenced in particular by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit operations such as the amount of deposits and their related costs are influenced in particular by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Company's market area.

LIQUIDITY AND CAPITAL RESOURCES.

     LIQUIDITY. Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations. Maintaining appropriate levels of liquidity allows the Company to have sufficient funds available for reserve requirements, customer demand for loans, withdrawal of deposit balances, maturities of deposits and timely satisfaction of other commitments.

     The Company's primary source of liquidity is dividends from the Bank, the payment of which is subject to regulatory limitations on capital distributions (such as dividends) and liquidity. Under capital distribution regulations, the Bank must provide notice to the OTS before making any distribution of its capital to its stockholder, the Company. Further, as a Tier 1 institution, which receives the most favorable treatment for capital distribution purposes under OTS regulations, any capital distribution by the Bank is limited to the greater of (i) 100% of its net earnings during a calendar year plus 50% of its "surplus capital ratio" (the excess capital over its capital requirements) determined as of the beginning of the calendar year, or (ii) 75% of its net earnings for the four quarters preceding the payment. The Bank's maximum aggregate amount of capital distributions that could be made based upon financial results for fiscal year 1997 was $5.5 million.

     Under liquidity regulations, the Bank is required to maintain a minimum level of liquid assets. This requirement, which may be changed by the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. While the Bank's liquidity ratio varies from time to time, the Bank has generally maintained liquid assets substantially in excess of the minimum ratio to deposits and short-term borrowings of 5%. For the month of June 1997, the Bank's daily average liquidity ratio was 9.27%, which reflects excess liquidity of $1.1 million.

     The cash flows of the Bank, and therefore of the Company, that serves as the source of the Company's liquidity arise from operating, investing and financing activities. Cash generated from the Company's operating activities increased $232,290, or 58.3%, to $630,516 in fiscal year 1997 from $398,226 in fiscal year 1996. The increase arose in part from a $148,000 increase in the Company's net income during fiscal year 1997 from fiscal year 1996, which reflects the Company's strategy of investing in residential mortgage loans using funds that had previously been held in lower-yielding deposit accounts at other financial institutions. The increased cash attributable to increased loan activity was offset in part by the noncash income generated by lending activities, including the $23,000 excess of loan fee amortization over actual fees deferred during fiscal year 1997 as compared to the $10,000 excess of fees over amortization in fiscal year 1996, and by the $92,000 increase in accrued interest receivables on loans outstanding. The increase is also attributable to noncash expenses associated with the Company's adoption of various benefit plans as part of its initial public offering. These included $95,000 for the Company's employee stock ownership plan ("ESOP") and $67,000 for its management recognition plan ("MRP"), both of which were noncash expenses. The cash and noncash effect of lending activities and benefit plans is reflected in the $36,000 increase in deferred taxes, offset by the $67,000 increase in income tax payable. Heightened operations of the Company during fiscal year 1997 also increased accounts payable and other liabilities by $71,000.

     Investing activities of the Company used more cash than they generated as the Bank pursued its strategy of investing excess funds in residential mortgage loans. The Company increased its net use of cash in investing activities by $5.6 million in fiscal year 1997 as compared to 1996, reflecting the use of available cash primarily to fund residential mortgage loans. This increase also reflects the Company's purchase of mortgage-backed securities, which the Company views as a investment that is comparable to residential mortgage loans and that occasionally provides long-term profitable opportunities depending upon interest rate conditions.

    Financing activities of the Company provided more cash than they used, although the amount of cash provided decreased from the prior year. During fiscal year 1997, the net amount of cash generated by the Company's financing activities decreased by $5.5 million as compared to fiscal year 1996. A principal component of this decline was the net deposit outflow from the Company of $1.4 million during fiscal year 1997 as compared to the net inflow to the Company of $3.0 million during fiscal year 1996. This $4.4 million turnaround reflects the Company's use of advances from the FHLB to better match terms of loans with terms of the funding source (i.e., deposits vs. advances). During fiscal year 1996, the Company borrowed $5.0 million from the FHLB. However, the reliance upon FHLB advances rather than deposits required the additional use of cash to make principal repayments. The amount of repayments to the FHLB increased by $1.4 million in fiscal year 1997 from fiscal year 1996.

     The Company's use of FHLB advances reflects their lower cost as compared to deposits as well as the flexibility in using advances with repayment terms that approximate the anticipated lifetimes of loans originated by the Company. As of June 30, 1997, the Company had a borrowing capacity with the FHLB of $10.7 million, of which $5.9 million was outstanding. See Note 9 of the Company's Notes to Consolidated Financial Statements for more information on outstanding advances. This line is collateralized with non-delinquent single-family residential mortgage loans.

     The Company anticipates that it will have sufficient funds available, either from its operations or from outside funding sources, to satisfy its funding commitments. At June 30, 1997, the Company had outstanding commitments to originate loans totaling $2.1 million. Also at such date, the Company had certificates of deposit scheduled to mature within one year of June 30, 1997 totaling $14.9 million

     CAPITAL RESOURCES. The Company's capital position is reflected in its stockholders' equity, subject to certain adjustments for regulatory purposes. Stockholders' equity, or capital, is a measure of the Company's net worth, soundness and viability. The Company continues to exhibit a strong capital position, and its capital base allows it to take advantage of business opportunities while maintaining the level of resources deemed appropriate by management of the Company to address business risks inherent in the Company's daily operations.

     Stockholders' equity on June 30, 1997 was $14,108,087, an increase of $694,900, or 5.17%, from $13,413,187 on June 30, 1996. The increase in stockholders' equity reflects net income for fiscal year 1997 of $447,838 ($0.49 per share), $221,863 in net unrealized gain for the year from the Company's available-for-sale securities and $94,775 in capital corresponding to the Bank's employee stock ownership plan, which acquired Common Stock in the Company's initial public offering. This increase was offset in part by $69,576 in additional expenses associated with the Company's initial public offering, which was consummated in June 1996.

     Federal regulations impose minimum capital requirements on the Bank but not on savings and loan holding companies such as the Company. Among these requirements that apply to the Bank are risk-based capital regulations, which require all banks, including savings banks, to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure Tier 1 Capital (consisting of stockholders' equity, less goodwill) and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts. All banks, including savings banks, must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of Tier 1 Capital. For further information regarding minimum regulatory capital levels, see Note 10 of the Company's Notes to Consolidated Financial Statements. At June 30, 1997, the Bank satisfied all minimum regulatory capital requirements and was considered "well-capitalized" within the meaning of federal regulatory requirements.

ASSET/LIABILITY MANAGEMENT

     The Company has sought to reduce its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Company's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Company's net interest income.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, the Company's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Company's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As a result of the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits, the Company has pursued certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

     In accordance with the Company's interest rate risk policy, management has emphasized the origination of adjustable rate mortgage loans with rate adjustments indexed to the one-year Treasury bill, adjusted for constant maturity, and has also used FHLB advances to better match maturities of funding sources with the terms of fixed-rate mortgage loans originated by the Bank. Management believes that this approach to loan originations allows the Bank to respond to customer demand while minimizing interest rate and credit risk and without any significant increase in operating expenses. At June 30, 1997, mortgage loans with adjustable rates represented 61.4% of the Company's mortgage loan portfolio. Approximately 98% of the Company's adjustable rate mortgage loans have an annual adjustment limitation of two percent and a lifetime limitation of five percent, and may not decline more than 1% below the initial interest rate (the "floor"). These limitations on rate adjustments may prevent the interest rates charged on loans from increasing at the same pace as the Company's cost of funds. However, some of the rates on adjustable rate mortgages may already be at their lifetime floor, which would also restrict future downward adjustments and thereby eliminate the Company's interest rate risk associated with a declining interest rate environment.


     INTEREST RATE SENSITIVITY ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity "gap" is the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income. In contrast, during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

     At June 30, 1997, the Company's cumulative one-year interest rate gap position was a positive $12.4 million, or 27.5% of total interest-earning assets. This is a one-day position which is continually changing and is not necessarily indicative of the Company's position at any other time. The Company's current one-year gap is within the guidelines established by management and approved by the Board of Directors. Management considers numerous factors when establishing these guidelines, including current interest rate margins, capital levels and any guidelines provided by the OTS.

     Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, and thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. Additionally, the gap analysis does not consider the many factors accompanying interest rate moves. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. For instance, while the retention of adjustable-rate mortgage loans in the Company's portfolio helps reduce the Company's exposure to changes in interest rates, these types of loans may give rise to unquantifiable credit risks in a rising interest rate environment. As adjustable-rate loans reprice to higher interest rates and therefore require higher loan payments, they may become subject to a higher risk of default.

     The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997 which are expected to mature or reprice in each of the time periods shown.

                                                        Over One       Over Five       Over Ten         Over
                                       One Year         Through         Through         Through        Twenty
                                       Or Less         Five Years      Ten Years      Twenty Years      Years      Total
                                       -------         ----------      ---------      ------------    --------   --------

Interest-earning assets:
  Loans:
    Single family.................        $23,641         $ 2,755       $    892        $ 2,653        $ 1,055    $30,996
    Multi-family residential......             --              25            590            382             --        997
    Construction..................          6,209              --             --             30            393      6,632
    Non-residential...............          3,005              48             18            204             80      3,355
 Consumer.........................            168             108             --             --             --        276
 Interest-bearing deposits in
  other financial institutions....          1,437              --             --             --             --      1,437
 Investment securities............            864              --             --             --             --        864
 Mortgage-backed securities.......        $    --         $     6       $     24        $   510        $    --    $   540
                                          -------         -------       --------        -------        -------    -------
  Total...........................        $35,324         $ 2,942       $  1,524        $ 3,779        $ 1,528    $45,097
                                          -------         -------       --------        -------        -------    -------

Interest-bearing liabilities:
 Deposits.........................         17,892           4,217             19             --             --     22,128
 Borrowings.......................          5,027             133            117            650             --      5,927
                                          -------         -------       --------        -------        -------    -------
  Total...........................        $22,919         $ 4,350       $    136        $   650        $    --    $28,055
                                          =======         =======       ========        =======        =======    =======

Interest sensitivity gap..........        $12,405         $(1,408)      $  1,388        $ 3,129        $ 1,528    $17,042
                                          =======         =======       ========        =======        =======    =======

Cumulative interest sensitivity
 gap..............................        $12,405         $10,997       $ 12,385        $15,514        $17,042    $17,042
                                          =======         =======       ========        =======        =======    =======

Ratio of interest-earning assets to
 interest-bearing liabilities.....          154.1%           67.6%       1,120.6%         581.4%            --%     160.7%
                                          =======         =======        =======        =======        =======    =======
Ratio of cumulative gap to
 total interest-earning assets....           27.5%           24.4%          27.5%          34.4%          37.8%      37.8%
                                          =======         =======       ========        =======        =======    =======


      The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturity except for adjustable rate loans, which are classified based upon their next repricing date. Further, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and that other deposits are withdrawn or repriced within one year. Management of the Company does not believe that these assumptions will be materially different from its actual experience. However, the actual interest rate sensitivity of the Company assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

      Certain shortcomings are inherent in the method of analysis presented setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as an adjustable rate loan, which is the Company's primary loan product, may have features that restrict changes in interest rates on a short-term basis and over the life of the asset. The analysis could also be affected by changes in the proportion of adjustable rate loans in the Company's portfolio. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the tables.

CHANGES IN RESULTS OF OPERATIONS

      NET INCOME. Net income for fiscal year 1997 was $447,838, an increase of $137,837, or 44.5%, from $310,001 for fiscal year 1996. Fiscal year 1997 net income reflects in part the Bank's payment of a one-time special assessment imposed during the latter half of calendar year 1996 on insured deposits of all savings institutions that were members of the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). Excluding the effect of the one-time SAIF assessment of $100,649 after tax, net earnings for fiscal year 1997 would have been $548,487, a 76.9% increase over fiscal year 1996. Fiscal year 1997 net income was also adversely affected by one-time benefits expenses that arose upon the death of Mr. Roger Grubbs, a long-time director of the Bank and a director of the Company since its inception. Mr. Grubbs was a participant in the MRP and in the Company's director retirement plan, the provisions of each of which provide for complete payment of all benefits to Mr. Grubbs' estate upon his death. As a result of Mr. Grubbs' death, the Company incurred $62,000 in additional compensation expense.

      The increase in net income arose from a $743,146, or 63.3%, increase in net interest income. The increase in net interest income resulted principally from a 9.8% increase in average interest-earning assets that reflects continued strong growth in the Company's loan production volume, offset in part by a decrease in the net interest spread caused by a continued flattening of the Company's yield curve.

      The increase in net interest income was offset in part by higher compensation and benefits expenses, reflecting the expense of the Company's new benefit plans implemented as part of its initial public offering, higher legal, accounting and regulatory filing fees associated with the Company's new status as a public company and a higher deposit insurance premium because of the one-time SAIF assessment.

      NET INTEREST INCOME. Net interest income increased by $743,146, or 63.3%, to $1.9 million in fiscal year 1997 from $1.2 million in fiscal year 1996. The increase reflects a $3.4 million increase in average interest-earning assets in fiscal year 1997, from $34.1 million during fiscal year 1996 to $37.5 million during fiscal year 1997. This increase arose in part from the Company's receipt of $5.1 million in additional cash received through its initial public offering in June 1996 from sources other than existing deposit accounts in the Bank.
This increase was also due to the decrease in average interest-bearing liabilities, from $29.8 million in fiscal year 1996 to $25.0 million in fiscal year 1997, as stockholders used funds on deposit with the Bank to acquire Common Stock and thereby eliminated the Company's costs attributable to such funds.

      At the same time, the Company's interest rate spread increased to 3.27% for fiscal year 1997 from 2.71% for fiscal year 1996, which resulted in an increase in the Company's net yield on interest-earning assets. These increases resulted primarily from an increase of $3.2 million in average balances of loans receivable.

                                                                      Year Ended June 30,
                               -----------------------------------------------------------------------------------------------
                                                     1997                                              1996
                               ---------------------------------------------      --------------------------------------------
                                     Average                        Average              Average                      Average
                                     Balance        Interest       Yield/Cost            Balance       Interest      Yield/Cost
                                     -------        --------       ----------            -------       --------      ----------
                                                                    (Dollars in thousands)
Interest-earning assets:
 Loans receivable(1)...........        $33,602         $3,009           8.95%             $30,442        $2,692           8.84%
 Investment securities.........             24             11          45.83                   24             8          31.91
 Non-marketable equity
  securities...................            332             22           6.63                  308            21           6.74
 Mortgage-backed
  securities..................             501             40           7.98                  130            14          10.78
 Other interest-bearing
  cash deposits................          2,998            156           5.20                3,203           175           5.46
                                       -------         ------                             -------        ------
 Total interest-earning
  assets.......................         37,457          3,238           8.64               34,107         2,909           8.53
                                       -------         ------                              ------         -----
Unrealized gains on securities
 available for sale............            615                                                451
Non-interest-earning assets....          1,017                                              1,062
                                       -------                                            -------
 Total assets..................        $39,089                                            $35,620
                                       =======                                            =======

Interest-bearing liabilities:
 Deposits......................        $22,203         $1,151           5.18              $25,502        $1,460           5.73
 Borrowings....................          2,854            170           5.96                4,299           275           6.39
                                       -------         ------                             -------        ------
  Total interest-bearing
  liabilities..................         25,057          1,321           5.27               29,801         1,735           5.82
Non-interest-bearing
 liabilities...................            490                                                388
                                       -------                                            -------
 Total liabilities.............         25,547                                             30,189
Retained earnings and
 capital.......................         13,136                                              5,133
Unrealized gain on securities
 available for sale............            406                                                298
                                       -------                                            -------
  Total liabilities and
   retained earnings...........        $39,089                                            $35,620
                                       =======                                            =======

Net interest income............                        $1,917                                            $1,174
                                                       ======                                            ======
Interest rate spread...........                                         3.27%                                             2.71%
                                                                      ======                                            ======
Net yield on interest-earning
 assets........................                                         5.12%                                             3.44%
                                                                      ======                                            ======
Ratio of average interest-
 earning assets to average
 interest-bearing
 liabilities...................                                       149.49%                                           114.45%
                                                                      ======                                            ======


______________________
(1)  Includes non-accrual loans.

    RATE/VOLUME ANALYSIS. The following table analyzes the change in net interest income (i.e., interest income minus interest expense) of the Company from fiscal year 1996 to fiscal year 1997 by examining the effect on both interest income and interest expense of the changes in amounts (i.e., volume) of interest-earning assets and liabilities during those periods as well as the rates paid or earned on such assets and liabilities. Information is set forth on the changes in interest income or interest expense attributable to each category of interest-earning asset or interest-bearing liability, respectively. Each of the changes is further described by noting the portions attributable to
(i) changes in volume (computed by multiplying the year-to-year change in volume by the prior year's average rate), (ii) changes in rate (computed by multiplying the year-to-year change in average rates by the prior year's volume) and (ii) changes in rate/volume (computed by multiplying the year-to-year change in volume by the year-to-year change in rate).


                                                                    Year Ended June 30,
                                         -----------------------------------------------------------------------
                                                                       1997 vs. 1996
                                         -----------------------------------------------------------------------
                                                                              Rate/             Total Increase
                                                Rate         Volume          Volume               (Decrease)
                                                ----         ------          ------               ---------

                                                                      (In thousands)
Interest income:
  Loans receivable.......................     $  33           $ 283             $  3               $ 319
  Investment securities..................         3              --               --                   3
  Nonmarketable equity securities........        --               1               --                   1
  Mortgage-backed securities.............        (4)             30              (10)                 16
  Other (1)..............................        (8)            (11)               1                 (18)
                                              -----           -----             ----               -----
   Total interest-earning assets.........        24             303               (6)                321
                                              -----           -----             ----               -----

Interest expense:
  Deposits...............................      (140)           (171)              18                (293)
  Borrowings.............................       (18)            (86)               6                 (98)
                                              -----           -----             ----               -----
   Total interest-bearing liabilities....     $(158)          $(257)            $ 24               $(391)
                                              -----           -----             ----               -----

  Change in net interest income..........     $ 182           $ 560             $ 30               $ 712
                                              =====           =====             ====               =====

____________________
(1)  Consists of overnight deposits and cash deposits with the FHLB.

     PROVISION FOR LOSSES. The Company's provision for loan losses decreased $2,768, or 6.7%, to $38,560 in fiscal year 1997 from $41,328 in fiscal year 1996. The Company's determination of its provision for losses reflects its consideration of the potential loss that may arise from loans in its portfolio and the adequacy of existing reserves to absorb any anticipated losses.

     Among factors which the Company considers are the amount of its nonperforming loans, which are loans as to which either payments are more than 90 days past due or management of the Company believes collection of all interest and principal would be in doubt. Nonperforming loans of the Company increased by $597,000, or 258.4%, to $828,000 in fiscal year 1997 from $231,000 in fiscal year 1996. This increase outpaced the Company's 22.0% growth in loans from

June 30, 1996 to June 30, 1997, resulting in an increase in the Company's ratio of nonperforming loans to total loans of 2.16% at June 30, 1997 from 0.74% at June 30, 1996.

     It has been the Company's experience that nonperforming loans do not necessarily result in an ultimate loss to the Company. Approximately 98.0% of the Company's nonperforming loans at June 30, 1997 were secured by first mortgages on owner-occupied single-family residences. Such loans generally represent minimal risk of ultimate loss because of the generally stable or increasing value of the underlying collateral, the personal interest of the borrowers in avoiding foreclosure and the presence of private mortgage insurance for loans with a greater-than-80% ratio of the loan's initial balance to the value of the underlying collateral. For instance, despite the increase in the Company's net loans from $31.4 million at June 30, 1996 to $38.3 million at June 30, 1997, its net chargeoffs only increased $2,232 during fiscal year 1997 to $13,560 from $11,328 during fiscal year 1996.

      OTHER EXPENSES. The Company's other expenses, which are expenses other than interest expenses, increased $510,835, or 76.1%, to $1.2 million in fiscal year 1997 from $671,000 in fiscal year 1996. The principal source of the increase was a $254,000 increase in compensation and benefits, which reflects the Company's first full year of operating various stock and other benefit plans, including the ESOP, that were adopted in connection with the Company's initial public offering at the end of fiscal year 1996. The increase is also attributable to a $132,000 increase in the Company's SAIF deposit insurance premium, and a $130,000 increase in legal, accounting and filing fees as the Company prepared additional documents and made additional regulatory filings in connection with its status as a publicly traded company.

     The $132,000 increase in SAIF deposit insurance premiums occurred due to the $153,000 special assessment, discussed above. Excluding the special SAIF assessment, other expenses were $982,005, a $310,753, or 46.3%, increase from fiscal year 1996.

     PROVISION FOR INCOME TAXES. Income tax expense was $249,057 in fiscal year 1997, a $97,242, or 64.1%, increase from $151,815 in fiscal year 1996. This resulted in an effective tax rate of 35.7% of income before income taxes for fiscal year 1997 as compared to 32.8% for fiscal year 1996.

     The higher effective tax rate for fiscal year 1997 was attributable in part to the expense of servicing the loan held by the Company's ESOP, which obtained the loan with a twelve-year term from the Company to acquire Common Stock in the initial public offering. Without this expense, the Company's effective tax rate for fiscal year 1997 would have been 34.2%. Further detail on income taxes is provided in Note 11 of the Company's Notes to its Consolidated Financial Statements.

CHANGES IN FINANCIAL CONDITION

     GENERAL. The Company's total assets increased $2,081,005, or 5.1%, to $42,807,643 at June 30, 1997 from $40,726,638 at June 30, 1996. The increase was attributable primarily to the increase in loans receivable, net, that was funded in part by the Company's increase in its FHLB advances. The increase in loans receivable, net, was also funded using cash deposited held in other financial institutions that had been received in connection with the Company's initial public offering that was consummated in June 1996.

     SECURITIES. The Company invests to a limited extent in investment securities, including mortgage backed securities. Its investment security available for sale, which is stock in the Federal Home Loan Mortgage Corporation ("Freddie Mac"), increased $336,156, or 63.7%, to $863,520 at June 30, 1997 from
$527,364 at June 30, 1996. This increase arose solely from the increase in the market value of Freddie Mac during fiscal year 1997 and the related effect on its stock. The number of shares of Freddie Mac stock held by the Company also increased during fiscal year 1997, solely as a result of a 4-for-1 stock split declared and paid during the year.

     The Company also holds investments in nonmarketable equity securities, which increased $27,100, or 8.6%, to $342,700 at June 30, 1997 from $315,600 at
June 30, 1996. These securities are comprised of FHLB stock, the ownership of which is directly related to the amount of advances that may be obtained by the Company, and stock in the Company's third party data processor, the ownership of which is required as a condition to receive such service.

     Mortgage-backed securities of the Company increased $425,429, or 370.0%, to $540,408 at June 30, 1997 from $114,979 at June 30, 1996. The Company invests in mortgage-backed securities on an occasional basis to take advantage of favorable yields at desirable maturities if such characteristics may not be otherwise obtained through loan originations in the then-current interest rate environment.

     To minimize its credit risk, the Company limits its purchases to those mortgage-backed securities that are available through the purchase of pass-through certificates offered by Freddie Mac and by the Government National Mortgage Association ("Ginnie Mae"). For the fiscal year ended June 30, 1997, the Company's average balance of mortgage-backed certificates was $501,000, which earned a yield of 8.0%. For more detailed information on mortgage-backed securities, see Note 3 of the Company's Notes to Consolidated Financial Statements.

     LOANS. Loans represent the Company's largest component of interest-earning assets, providing 92.9% of interest income for the year ended June 30, 1997 compared to 92.5% for the year ended June 30, 1996. Total loans increased $6.9 million, or 21.9%, to $38.3 million at June 30, 1997 from $31.4 million at June 30, 1996. During fiscal year 1997, the average amount of loans increased $3.2 million, or 10.5%, to $33.6 million from $30.4 million in 1996. The Company's loans are predominantly to borrowers residing in or doing business in Garrard, Jessamine and Fayette Counties, Kentucky.

     The increase in loans arose primarily from increases in the Company's origination of single-family residential mortgage loans and from its origination of construction loans. Single-family residential mortgage loans are the Company's principal loan product, comprising 73.4% of its gross loan portfolio at June 30, 1997 and 86.6% at June 30, 1996. The amount of such loans increased $3.3 million, or 11.9%, to $31.0 million at June 30, 1997 from $27.7 million at June 30, 1996.

     This increase was attributable to the Company's emphasis on loan origination opportunities in order to invest the funds it received from its initial public offering. Such funds had initially been held by the Company in cash deposits with other financial institutions but were used as necessary to fund loans. Accordingly, such interest-bearing cash deposits with other financial institutions decreased $5.8 million to $1.4 million at June 30, 1997 from $7.2 million at June 1996.

     The increase was also attributable to the Company's expansion into the adjoining county of Jessamine County, Kentucky with a loan production office. This office allowed the Company to establish its presence into a previously untapped market without a significant increase in personnel costs. In addition, management believes this loan growth reflects general marketing and favorable economic conditions in the Company's market area.

     Construction loans increased $4.5 million, or 256.9%, to $6.6 million at June 30, 1997 from $2.1 million at June 30, 1996. This increase reflects the Company's focused sales efforts on construction loans, which are primarily used for the construction of single-family residential mortgage loans. Such loans generally have a term of six months and usually become single-family residential mortgage loans upon completion of construction.

     ALLOWANCE FOR LOAN LOSSES. In the normal course of its business, the Company must manage the risk that borrowers may default on their obligations to the Company. The allowance for loan losses is a reserve established and maintained by the Company to protect it against estimated losses inherent in the loan portfolio. The allowance is increased by the provision for losses (which is an expense on the income statement) and through recoveries of previously written-off loans and is decreased by charged-off loans. Management reviews the allowance at least quarterly to determine whether the level is adequate to absorb estimated losses.

     The allowance increased by $25,000, or 25.0%, to $125,000 at June 30, 1997 from $100,000 at June 30, 1996. This allowance comprised 0.33% of net loans receivable at June 30, 1997 as compared to 0.32% at June 30, 1996. The increase in the allowance reflects the Company's provision for losses during fiscal year 1997 of $38,560, offset in part by loan charge-offs of $13,560. Charge-offs were principally due to residential mortgage loans, which the Company attributes to a weak market in higher-costing homes that precluded private sales by borrowers who were unable to timely satisfy their loan obligations.

     DEPOSITS. The Company relies upon its deposit base as the primary source of funding for its operations. This deposit base, which is comprised of demand deposit accounts, NOW accounts and money market demand account ("MMDA"), and certificates of deposits, decreased $1.4 million, or 5.8%, to $22.1 million at June 30, 1997 from $23.5 million at June 30, 1996. The average balance of deposits also declined during fiscal year 1997 to $22.2 million from $25.5 million during fiscal year 1996.

     The primary source of the decline was the Company's demand deposit accounts, which decreased by $928,668, or 41.9%, to $1.3 million at June 30, 1997 from $2.2 million at June 30, 1996. Management attributes this decline to the competitive environment for deposit accounts among financial institutions in its local market as well as the higher returns offered by mutual funds because of the record-setting performance of the stock market during fiscal year 1997.

     In response to this decline, management has taken several steps to maintain and increase its core deposit base, which consists of total deposits less certificates of deposits $100,000 and over. Beginning in June 1997, the Company began offering interest-bearing and non-interest bearing checking accounts to provide existing customers with an additional benefit of remaining a customer. The Company has also established rates of interest for its deposit products that management believes are sufficiently competitive to attract deposits from both existing and new customers. For more detail about the Company's deposits, see
Note 8 of the Company's Notes to Consolidated Financial Statements.

     OTHER BORROWINGS. In addition to deposits, the Company utilizes advances from the FHLB to fund its operations. These advances increased by $2.4 million, or 70.3%, to $5,926,928 at June 30, 1997 from $3,480,410 at June 30, 1996.
During fiscal year 1997, the Company's average amount of advances was $2.9 million, with an average cost of 6.0%, as compared to an average amount of $4.3 million and an average cost of 6.4% during fiscal year 1996.

     Advances from the FHLB are usually fixed-rate, with terms ranging from six months to twenty years, and are collateralized by performing loans of the Company with an aggregate unpaid principal balance equal to 150% of the outstanding advances. The Company increased its use of advances during fiscal year 1997 to offset the deposit withdrawals and to help fund the Company's loan growth. Management anticipates that it will continue to rely upon such advances to fund current loans and to facilitate any asset growth.

IMPACT OF INFLATION AND CHANGING PRICES

  The Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring in fiscal years beginning after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Company adopted the provisions of SFAS 125 effective July 1, 1997. Based on the Company's current operating activities, management does not believe that the adoption of this statement will have a material impact on the Bank's financial condition or results of operations.

     Accounting For Earnings Per Share. In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings per share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior-period EPS data presented. The Company will adopt SFAS 128 on January 1, 1998. Basic and diluted earnings per share as presented under SFAS 128 would not be materially different from earnings per share as currently presented in the Company's financial statements and, therefore, SFAS 128 is not expected to have any material effect on the Company.

     Reporting of Comprehensive Income. In June 1997, the FASB issued Statements of Financial Accounting Standards No. 130, "Reporting of Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not anticipate that adoption of SFAS 130 will have a material effect on the Company.

     Disclosure about Segments and Related Information. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

     This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company does not anticipate that the adoption of SFAS 131 will have a material effect on the Company.

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
First Lancaster Bancshares, Inc.
Lancaster, Kentucky

We have audited the accompanying consolidated statements of financial condition of First Lancaster Bancshares, Inc. and Subsidiary (the Corporation) as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Lancaster Bancshares, Inc. and Subsidiary as of June 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.

Lexington, Kentucky
August 8, 1997

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
June 30, 1997 and 1996

                      ASSETS                             1997          1996
Cash                                                 $   670,998   $   339,445
Interest-bearing cash deposits in other depository
 institutions                                          1,437,113     7,285,412
Investment securities available-for-sale, at
 market value (amortized cost $24,158 at June 30,
 1997 and 1996)                                          863,520       527,364
Mortgage-backed securities, held to maturity
 (market value of $546,000 and $125,000 at June 30,
 1997 and 1996, respectively)                            540,408       114,979
Investments in nonmarketable equity securities, at
 cost                                                    342,700       315,600
Loans receivable, net                                 38,283,591    31,385,400
Real estate acquired by foreclosure                                    168,965
Accrued interest receivable                              260,227       138,213
Office property and equipment, at cost, less
 accumulated depreciation                                400,523       427,390
Other assets                                               8,563        23,870
                                                     -----------   -----------

     Total assets                                    $42,807,643   $40,726,638
                                                     ===========   ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Savings accounts and certificates                    $22,127,687   $23,482,589
Advance payments by borrowers for taxes and
 insurance                                                28,421        24,840
Accrued interest on savings accounts and
 certificates                                             35,583        45,961
Federal Home Loan Bank advances                        5,926,928     3,480,410
Accounts payable and other liabilities                   293,672       113,958
Income tax payable                                        70,849         2,230
Deferred income tax payable                              216,416       163,463
                                                     -----------   -----------

     Total liabilities                                28,699,556    27,313,451
                                                     -----------   -----------

Commitments and contingencies (Notes 5 and 10)

Preferred stock, 500,000 shares authorized and
 unissued
Common stock, $.01 par value; 9,588,120 shares
 authorized; 888,500 and 882,108 shares issued and
 outstanding at June 30, 1997 and 1996, respectively       9,588         9,588

Additional paid-in capital                             9,110,683     9,149,403
Employee stock ownership plan                           (703,121)     (767,040)
Unrealized gain on securities available-for-sale
 (net of deferred tax liability of $285,383 and
  $171,090 at June 30, 1997 and 1996, respectively)      553,979       332,116
Retained earnings, substantially restricted            5,136,958     4,689,120
                                                     -----------   -----------

     Total stockholders' equity                       14,108,087    13,413,187
                                                     -----------   -----------

     Total liabilities and stockholders' equity      $42,807,643   $40,726,638
                                                     ===========   ===========

The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
for the years ended June 30, 1997 and 1996

                                                             1997        1996
Interest on loans and mortgage-backed securities          $3,048,777  $2,706,214
Interest and dividends on investments and deposits in
 other depository institutions                               189,622     203,215
                                                          ----------  ----------

     Total interest income                                 3,238,399   2,909,429
                                                          ----------  ----------

Interest on savings accounts and certificates              1,150,932   1,460,215
Interest on other borrowings                                 169,925     274,818
                                                          ----------  ----------

     Total interest expense                                1,320,857   1,735,033
                                                          ----------  ----------

     Net interest income                                   1,917,542   1,174,396

Provision for loan losses                                     38,560      41,328
                                                          ----------  ----------

     Net interest income after provision for loan losses   1,878,982   1,133,068
                                                          ----------  ----------

Other expenses:
 Compensation                                                335,872     304,442
 Employee retirement and other benefits                      291,926      69,092
 State franchise taxes                                        30,025      28,584
 SAIF deposit insurance premium                              200,082      67,866
 Occupancy expense                                            76,393      69,671
 Data processing                                              50,126      40,651
 Legal, accounting and filing fees                           149,204      18,929
 Other                                                        48,459      72,037
                                                          ----------  ----------

     Total other expenses                                  1,182,087     671,252
                                                          ----------  ----------

     Income before income taxes                              696,895     461,816

Provision for income taxes                                   249,057     151,815
                                                          ----------  ----------

     Net income                                           $  447,838  $  310,001
                                                          ==========  ==========

Primary earnings per share                                $     0.49     N/A
Weighted average shares outstanding for primary
 earnings per share                                          906,111     N/A
Fully diluted earnings per share                          $     0.49     N/A
Weighted average shares outstanding for fully diluted
 earnings per share                                          906,111     N/A

The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders' Equity for the years ended June 30, 1997 and 1996

                                                                                    Unrealized
                                                                    Employee         Gains on
                                                     Additional       Stock         Securities                    Total
                                         Common       Paid-In       Ownership       Available      Retained     Stockholders'
                            Shares       Stock        Capital         Plan           for Sale      Earnings        Equity
                          ----------   ----------   ------------   -----------     ------------  -----------   ---------------
Balance, June 30, 1995                                                               $ 263,929   $4,379,119      $  4,643,048

Proceeds from issuance
 of common stock,
 net of conversion
 expense of $429,129       958,812    $    9,588     $9,149,403                                                     9,158,991

Employee Stock
 Ownership Plan
 (ESOP)                    (76,704)                                 $ (767,040)                                      (767,040)

Net income                                                                                          310,001           310,001

Change in unrealized
 gain on securities
 available for sale,
 net of deferred tax
 liability of $35,127                                                                   68,187                         68,187
                          ----------   ----------   ------------   -----------     ------------  -----------   ---------------

Balance, June 30, 1996     882,108         9,588      9,149,403      (767,040)         332,116    4,689,120        13,413,187

Conversion expense
 from issuance
 of common stock                                        (69,576)                                                      (69,576)

Employee Stock
 Ownership Plan
 (ESOP)                      6,392                       30,856        63,919                                          94,775

Net income                                                                                          447,838           447,838

Change in unrealized
 gain on securities
 available for sale,
 net of deferred tax
 liability of $114,293                                                                 221,863                        221,863
                          ----------   ----------   ------------   -----------     ------------  -----------   ---------------

Balance, June 30, 1997     888,500    $    9,588     $9,110,683    $ (703,121)       $ 553,979  $ 5,136,958       $14,108,087
                          ==========   ==========   ============   ===========     ============  ===========   ===============

The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 1997 and 1996

                                                           1997          1996
Cash flows from operating activities:
  Net income                                           $   447,838   $   310,001
  Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation                                              35,451        37,286
  Provision for loan losses                                 38,560        41,328
  ESOP benefit expense                                      94,775
  MRP benefit expense                                       67,309
  Stock dividend, FHLB stock                               (27,100)      (15,200)
  Deferred income taxes                                    (61,340)      (25,270)
  Net loan origination fees deferred                        28,203        29,430
  Amortization of deferred loan fees                       (50,584)      (18,893)
  Accretion of discount on mortgage-backed securities                       (150)
  (Gain) loss on sale of real estate acquired by
   foreclosure                                              (6,535)        8,579
  Change in assets and liabilities:
  Income tax receivable                                                   30,987
  Accrued interest receivable                             (122,014)      (30,167)
  Other assets                                              15,307        (4,137)
  Accrued interest on savings accounts and
   certificates                                            (10,378)       (8,870)
  Accounts payable and other liabilities                   112,405        41,072
  Income tax payable                                        68,619         2,230
                                                       -------------  ------------

  Net cash provided by operating activities                630,516       398,226
                                                       -------------  ------------

Cash flows from investing activities:
  Proceeds from sale of real estate acquired by
   foreclosure                                             175,500       119,421
  Mortgage-backed securities principal repayments           77,571        29,227
  Mortgage-backed securities purchases                    (503,000)
  Net increase in loans receivable                      (6,914,370)   (1,765,778)
  Purchase of office property and equipment                 (8,584)
                                                       -------------  ------------

  Net cash used in investing activities                 (7,172,883)   (1,617,130)
                                                       -------------  ------------

Cash flows from financing activities:
  Net (decrease) increase in savings accounts and
   certificates                                         (1,354,902)    2,993,959
  Net increase (decrease) in advance payments by
   borrowers for taxes and insurance                         3,581        (1,243)
  Federal Home Loan Bank advances                        5,000,000
  Federal Home Loan Bank advances principal
   repayments                                           (2,553,482)   (1,194,907)
  Proceeds from stock conversion                                       5,123,187
  Stock conversion costs                                   (69,576)     (429,129)
                                                       -------------  ------------

  Net cash provided by financing activities              1,025,621     6,491,867
                                                       -------------  ------------

  Net (decrease) increase in cash and cash
   equivalents                                          (5,516,746)    5,272,963

Cash and cash equivalents at beginning of year           7,624,857     2,351,894
                                                       -------------  ------------

Cash and cash equivalents at end of year               $ 2,108,111   $ 7,624,857
                                                       =============  ============

Supplemental disclosure of cash flow information:
  Interest paid                                        $ 1,322,932   $ 1,751,530
  Income taxes paid                                    $   249,000   $   176,421
Supplemental disclosure of non-cash investing and
 financing activities:
  Unrealized gain on securities available for sale,
   net of deferred tax liability of $114,293 and
   $35,127, respectively                               $   221,863   $    68,187
 Real estate acquired by foreclosure                                 $   286,965
 Conversion proceeds transferred from savings
  deposits                                                           $ 3,697,893
 ESOP shares earned                                    $    94,775

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The following is a description of the more significant accounting policies which First Lancaster Bancshares, Inc. (the Corporation) and its wholly owned subsidiary, First Lancaster Federal Savings Bank (the Bank), follow in preparing and presenting the consolidated financial statements.

      A.  Basis of Presentation
          ---------------------

          The consolidated financial statements include the accounts of the Corporation, the Bank and the Bank's wholly-owned subsidiary, First Lancaster Corporation. All significant intercompany accounts and transactions have been eliminated.

          In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates. Estimates used in the preparation of the consolidated financial statements are based on various factors including the current interest rate environment and the general strength of the local economy. Changes in the overall interest rate environment can significantly affect the Bank's net interest income and the value of its recorded assets and liabilities. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with this determination, management obtains independent appraisals for significant properties and prepares fair value analyses as appropriate.

          Management believes that the allowance for loan losses is adequate. While management uses available information to recognize such losses, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Lancaster and the State of Kentucky. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     B.   Organization
          ------------

          The Bank is a federally chartered savings bank and a member of the Federal Home Loan Bank System. As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati.

          The Corporation's purpose is to act as a holding company with the Bank as its sole subsidiary. The Corporation's principal business is the business of the Bank, and the Bank is predominately engaged in the business of receiving deposits from and making first mortgage loans to borrowers on one to four family residential properties domiciled in Central Kentucky. Lending activities are carried out from the main office in Lancaster, Kentucky and the loan production office in Nicholasville, Kentucky.

          ------------

          Savings deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to certain limitations. The Bank pays a premium to the FDIC for the insurance of such savings deposits.

     C.   Cash and Cash Equivalents
          -------------------------

          For purposes of reporting consolidated cash flows, the Corporation considers cash, balances with banks and interest-bearing cash deposits in other depository institutions with maturities of three months or less to be cash equivalents.

     D.   Investment Securities and Mortgage-Backed Securities
          ----------------------------------------------------

          All investments in debt securities and all investments in equity securities that have readily determinable fair values are classified into three categories. Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Securities that are bought and held specifically for the purpose of selling in the near future are classified as trading securities. All other securities are classified as available for sale. Securities classified as trading and available for sale are carried at market value. Unrealized holding gains and losses for trading securities are included in current income. Unrealized holding gains and losses for available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Investments classified as held to maturity are carried at amortized cost.

          The Bank has analyzed its debt securities portfolio, and based on this analysis, the Bank has determined to classify all debt securities as held to maturity due to management's intent and ability to hold all debt securities so classified until maturity. Equity securities are classified as available for sale. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using the interest method. Gain or loss on sale of investments available-for-sale is reflected in income at the time of sale using the specific identification method.

          No active market exists for Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value since, if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value.

          Regulations require the Bank to maintain an amount of cash and U.S. government and other approved securities equal to a prescribed percentage (5% at June 30, 1997 and 1996) of deposits accounts (net of loans on deposits) plus short-term borrowings. At June 30, 1997 and 1996, the Bank met these requirements.

     E.   Depreciation
          ------------

          Depreciation of office property and equipment is calculated using straight-line and accelerated methods over the estimated useful lives of such property. The gain or loss on the sale of office property and equipment is recorded in the year of disposition.

     F.   Loans
          -----

          Loans are stated at the principal amount outstanding. Interest income on loans not made on a discount basis is recognized based on loan principal amounts outstanding during the period. Interest earned on loans receivable is recorded in the period earned.

     G.   Loan Fees
          ---------

          Loan fees are accounted for in accordance with Statement of Financial Accounting Standard (SFAS) No. 91. SFAS No. 91 requires that loan origination fees and certain related direct loan origination costs be offset and the resulting net amount be deferred and amortized over the contractual life of the related loans as an adjustment to the yield of such loans.

     H.   Provision for Loan Losses
          -------------------------

          The Bank has established an allowance for loan losses for the purpose of absorbing losses associated with the Bank's loan portfolio. All actual loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors, including the market value of the underlying collateral, growth and composition of the loan portfolios, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions. Management evaluates the carrying value of loans periodically in order to evaluate the adequacy of the allowance. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if the assumptions used in making the evaluations require material revision.

          When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     I.   Real Estate Acquired by Foreclosure
          -----------------------------------

          Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated cost to sell. Any reduction to fair value from the new cost basis recorded at the time of acquisition is accounted for as a valuation reserve. Revenue and expenses from operations and additions to the valuation allowance are included in noninterest income.

     J.   Income Recognition on Impaired and Nonaccrual Loans
          ---------------------------------------------------

          Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

          ---------------------------------------------------

          Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

          Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.

     K.   Income Taxes
          ------------

          Deferred income taxes are recognized for certain income and expenses that are recognized in different periods for tax and financial statement purposes.

     L.   Effect of Implementing New Accounting Standards
          -----------------------------------------------

          In June 1996, the Financial Accounting Standards Boards (FASB) issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under this standard, accounting for transfers and servicing of financial assets and extinguishments of liabilities is based on control. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement applies prospectively in fiscal years beginning after December 31, 1996. The Corporation does not expect the implementation of this statement to have a material effect on the financial statements.

          In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share"
          (EPS). This statement specifies the computation, presentation, and disclosure requirements for EPS. SFAS No. 128 is designed to improve the EPS information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and three percent materiality provision, and (c) revising the contingent share provisions and the supplemental EPS data requirements. SFAS No. 128 requires presentation of basic EPS amounts from income for continuing operations and net income on the face of the income statement for entities with simple capital structures and dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures regardless of whether basic and diluted EPS are the same. The statement also requires a reconciliation of the numerator and denominator used on computing basic and diluted EPS and is applicable to all entities with publicly held common stock or potential common stock.

          -----------------------------------------------

          SFAS No. 128 is effective for fiscal year ending June 30, 1998 and interim periods after December 15, 1997. Earlier application is not permitted. EPS calculated under SFAS No. 128 are not expected to be materially different from EPS calculated under the current method.

          In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. If used with related disclosures and other information in the consolidated financial statements, the FASB believes that the information provided by reporting comprehensive income should help investors, creditors, and others in assessing an enterprise's activities and the timing and magnitude of its future cash flows. The statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. This statement is effective for fiscal years beginning after December 31, 1997 and reclassification of financial statements for earlier periods provided for comparative purposes is required. The only transactions that meet the definition of comprehensive income for the Corporation include the unrealized gains on securities available for sale. These unrealized gains are currently reported separately in the equity section of the statement of financial condition. Therefore, there should not be any impact on the consolidated financial statements.

          In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

          This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company does not anticipate that the adoption of SFAS 131 will have a material effect on the Company.

     M.   Reclassifications
          -----------------

          Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no effect on net income or retained earnings as previously reported.

2.   INVESTMENT SECURITIES:

     Investment securities are summarized as follows:


                                            Gross         Gross        Estimated
                          Amortized       Unrealized    Unrealized       Market
        June 30, 1997       Cost            Gains         Losses         Value
     Available for Sale
      Equity Securities:
     Federal Home Loan
      Mortgage Corporation
     Common stock - 24,672
      shares               $ 24,158         $839,362    $               $863,520
                           ========         ========    ==========      ========

        June 30, 1996

   Available for Sale
    Equity Securities:
   Federal Home Loan
    Mortgage Corporation
   Common stock - 6,168
    shares                 $ 24,158         $503,206    $               $527,364
                           ========         ========    ==========      ========

3.   MORTGAGED-BACKED SECURITIES:

     Mortgage-backed securities are summarized as follows:

                                            Gross         Gross        Estimated
                          Amortized       Unrealized    Unrealized       Market
        June 30, 1997       Cost            Gains         Losses         Value
   FHLMC certificates      $538,124         $  5,546                    $543,670
   GNMA certificate           2,284               46                       2,330
                           --------         --------    ----------      --------
                           $540,408         $  5,592                    $546,000
                           ========         ========    ==========      ========

        June 30, 1996

   FHLMC certificates      $111,228         $  9,699                    $120,927
   GNMA certificate           3,751              322                       4,073
                           --------         --------    ----------      --------
                           $114,979         $ 10,021                    $125,000
                           ========         ========    ==========      ========

      There were no sales of mortgage-backed securities during 1997 or 1996.

      Accrued interest receivable on held to maturity mortgage-backed securities totaled $4,291 and $2,128 at June 30, 1997 and 1996, respectively.

      Expected maturities will differ from contractual maturities because borrowers may prepay obligations without prepayment penalties.

4.   LOANS RECEIVABLE, NET:

     The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences. Loans receivable, net at June 30, 1997 and 1996 consist of the following:

                                                     1997          1996
     Single-family residential                  $ 30,995,488  $ 27,708,600
     Multi-family residential
      and commercial                                 996,920       579,000
     Construction                                  6,632,056     2,135,000
     Nonresidential                                3,355,199     1,222,000
     Consumer loans                                  276,182       344,077
                                                 -----------   -----------
                                                  42,255,845    31,988,677

     Less:  Unearned loan origination fees            18,890        41,271
            Undisbursed portion of
             construction loans                    3,828,364       462,006
            Allowance for loan losses                125,000       100,000
                                                 -----------   -----------
                                                 $38,283,591   $31,385,400
                                                 ===========   ===========

     Accrued interest receivable on loans totaled $255,956 and $136,085 at June
     30, 1997 and 1996, respectively.

     The following is a reconciliation of the allowance for loan losses:

                                                     1997          1996

     Balance at beginning of year                $   100,000   $    70,000
     Provision charged to
      operations                                      38,560        41,328
     Loans charged off                               (13,560)      (11,328)
                                                  -----------   -----------
     Balance at end of year                      $   125,000   $   100,000
                                                  ===========   ===========

     The following is a summary of non-performing loans:

                                                           June 30,
                                                     1997          1996

     Accruing loan 90 days past due                            $    76,000

     Nonaccrual loans                            $   828,000       231,000
                                                 -----------   -----------
     Total non-performing loans at year end      $   828,000   $   307,000
                                                 ===========   ===========

     Non-performing loans as a percentage of
      total loans                                       2.16%         0.74%

     At June 30, 1997 and 1996, the amount of interest income that would have been recorded on loans in nonaccrual status, had such loans performed in accordance with their terms, would have been approximately $16,000 and $10,000, respectively.

     At June 30, 1997 and 1996, the Bank did not have any loans outstanding to directors and executive officers.

5.   INVESTMENT IN NONMARKETABLE EQUITY SECURITIES:

                                                                                        JUNE 30,
                                                                           --------------------------------
                                                                               1997                  1996
     Federal Home Loan Bank of
      Cincinnati capital stock, 3,277 and
      3,006 shares in 1997 and 1996, respectively                          $  327,700            $  300,600
     Intrieve, Inc.
      capital stock, 10 shares                                                 15,000                15,000
                                                                           ----------            ----------

                                                                           $  342,700            $  315,600
                                                                           ==========            ==========

6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage commitments which amounted to $2,061,500 and $454,000 at June 30, 1997 and 1996, respectively. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of those commitments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate.

     The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans. The Bank's lending is concentrated in residential real estate mortgages in the local Garrard, Jessamine and Fayette County, Kentucky market.

     The Bank has $1,437,113 and $7,285,412 of cash on deposit with one financial institution at June 30, 1997 and 1996, respectively.

7.   OFFICE PROPERTY AND EQUIPMENT:

                                                     1997             1996

     Land                                       $     30,000     $      30,000
     Office building and improvements                379,522           379,522
     Furniture and equipment                         191,412           185,552
                                                ------------     -------------

                                                     600,934           595,074

     Less accumulated depreciation                   200,411           167,684
                                                ------------     -------------

                                                $    400,523     $     427,390
                                                ============     =============

8.   DEPOSITS:

     Deposit accounts are summarized as follows:

                                                                                   JUNE 30,
                                                                        1997                      1996
                                                                   ------------               ------------
     Demand deposit accounts                                       $  1,289,161               $  2,217,829
     NOW and MMDA deposits with a weighted average rate of
      3.11% at June 30, 1997 and 1996, respectively                   1,685,482                  1,916,155
                                                                   ------------               ------------

          Savings deposits                                            2,974,643                  4,133,984

     Certificates of deposit with a weighted average rate of
      5.71% and 5.74% at June 30, 1997 and 1996 respectively         19,153,044                 19,348,605
                                                                   ------------               ------------

          Total deposits                                            $22,127,687               $ 23,482,589
                                                                   ============               ============

     Certificates of deposit by maturity at June 30, 1997 and 1996 are as follows:

                                                        JUNE 30,
                                            1997                      1996
                                        ------------              ------------
        1 year or less                  $ 10,714,453              $ 10,502,569
        1 year - 3 years                   6,707,483                 7,281,359
        Maturing in years thereafter       1,737,108                 1,564,677
                                        ------------              ------------

                                        $ 19,153,044              $ 19,348,605
                                        ============              ============

        Certificates of deposit by maturity and interest rate category at June 30, 1997 and 1996 are as follows:

                                                  AMOUNT DUE JUNE 30, 1997
                                                      (IN THOUSANDS)
                                 ----------------------------------------------------------------------
                                 LESS THAN                                         AFTER
                                 ONE YEAR       1-2 YEARS        2-3 YEARS        3 YEARS       TOTAL
                                 ----------    -----------      -----------      ---------    ---------
        2.00-3.99%               $       26    $       24       $        3                    $      53
        4.00-5.99%                   13,018         1,480              253       $     165       14,916
        6.00-7.99%                    1,873           634              781             896        4,184
                                 ----------    -----------      -----------      ---------    ---------

                                 $   14,917    $    2,138       $    1,037       $   1,061    $  19,153
                                 ==========    ===========      ===========      =========    =========

                                                  AMOUNT DUE JUNE 30, 1996
                                                      (IN THOUSANDS)
                                 ----------------------------------------------------------------------
                                 LESS THAN                                         AFTER
                                 ONE YEAR       1-2 YEARS        2-3 YEARS        3 YEARS       TOTAL
                                 ----------    -----------      -----------      ---------    ---------
        2.00-3.99%               $       79    $      138       $       37                    $     254
        4.00-5.99%                   10,338         1,256              435       $     108       12,137
        6.00-7.99%                    3,476         2,026               67           1,389        6,958
                                 ----------    -----------      -----------      ---------    ---------

                                 $   13,893    $    3,420       $      539       $   1,497    $  19,349
                                 ==========    ===========      ===========      =========    =========

9.   FEDERAL HOME LOAN BANK ADVANCES:

     Federal Home Loan Bank advances at June 30, 1997 and 1996 are as follows:

                                       JUNE 30,
                             ---------------------------
                                 1997            1996
                             ----------       ----------
        DATE OF     DATE OF                                  INTEREST
         ISSUE      MATURITY    AMOUNT          AMOUNT         RATE
       8/11/94       8/11/14                  $1,500,000        6.23%
      10/27/94      11/01/04 $  136,155          177,160        8.45
      11/18/94      11/18/14                   1,000,000        5.89
       1/31/95       1/30/15    650,000          650,000        6.09
       5/09/95       6/01/05    140,773          153,250        7.35
       3/14/97       3/13/98    750,000                         6.05
       3/25/97       3/25/98    500,000                         6.75
       3/25/97       3/25/98  2,000,000                         6.20
       5/01/97      10/28/97  1,750,000                         6.00
                             ----------       ----------
                             $5,926,928       $3,480,410
                             ==========       ==========

     The scheduled maturities of Federal Home Loan Bank advances for the five years subsequent to June 30, 1997 are as follows:

     1998                             $5,027,217
     1999                                 29,449
     2000                                 31,865
     2001                                 34,481
     2002                                 37,313
     Thereafter                          766,603
                                      ----------
                                      $5,926,928
                                      ==========

     As collateral for the advance, the Bank has pledged $8,890,392 of one to four family residential mortgages, which represents 150% of the amount of the advance.

10.  REGULATORY MATTERS:

     The Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the OTS that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the OTS about components, risk weightings, and other factors.

     Quantative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), Tier I capital (as defined) to adjusted total assets, and tangible capital to adjusted total assets. Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 1997, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the institution's category.

     Amounts are in thousands.

                                                                                                            TO BE WELL CAPITALIZED
                                                                                        FOR CAPITAL         UNDER PROMPT CORRECTIVE
                                                                  ACTUAL              ADEQUACY PURPOSES        ACTION PROVISIONS
                                                          ----------------------   ----------------------   -----------------------
                                                            AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT        RATIO
                                                          ----------   ---------   ----------   ---------   ----------   ----------
       As of June 30, 1997:
         Total Capital (to Risk Weighted Assets)          $ 12,716           52%   $  1,977            8%   $  2,471            10%

         Tier I Capital (to Risk Weighted Assets)         $ 12,591           51%   $    989            4%   $  1,483             6%



         Tier I Capital (to Adjusted Total Assets)        $ 12,591           30%   $  1,269            3%   $  1,269             3%



         Tangible Capital (to Adjusted Total Assets)      $ 12,591           30%   $    635          1.5%   $    635           1.5%


       As of June 30, 1996:
         Total Capital (to Risk Weighted Assets)          $ 12,115           61%   $  1,592            8%   $  1,990            10%



         Tier I Capital (to Risk Weighted Assets)         $ 12,015           60%   $  1,616            4%   $  2,424             6%



         Tier I Capital (to Adjusted Total Assets)        $ 12,015           30%   $  1,212            3%   $  1,212             3%



         Tangible Capital (to Adjusted Total Assets)      $ 12,015           30%   $    606          1.5%   $    606           1.5%

11.  INCOME TAXES:

     Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying future statutory tax rates to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.

     The provision for income taxes consists of:

                                                             JUNE 30,
                                                         1997       1996
                                                       --------   --------
         Current                                       $310,397   $177,085
         Deferred                                       (61,340)   (25,270)
                                                       --------   --------
                                                       $249,057   $151,815
                                                       ========   ========

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                                                JUNE 30,
                                                            1997        1996
                                                         ----------  ----------
          Stock dividends on FHLB stock                  $   7,446   $   6,902
          Provision for loan losses                         (8,500)    (10,370)
          Provision for uncollected interest                (1,914)     (1,530)
          Depreciation                                       3,967      (1,098)
          Deferred loan fees                                 7,610      (3,583)
          Directors retirement expense                     (27,708)    (11,783)
          Supplemental executive retirement expense         (8,503)     (3,808)
          Management recognition plan expense              (22,885)
          ESOP expense                                      (2,353)
          Bonus expense                                     (8,500)
                                                         ----------  ----------
                                                         $ (61,340)  $ (25,270)
                                                         ==========  ==========

     The following tabulation reconciles the federal statutory tax rate to the effective rate of taxes provided for income before taxes:

                                                            JUNE 30,
                                                    1997                1996
                                             -----------------   -----------------
          Tax at statutory rate              $ 236,944   34.0%   $ 157,187   34.0%
          Increases (decreases) in taxes
             resulting from:
            ESOP deduction                      10,491    1.5%
            Other, net                           1,622    0.2%      (5,372)  (1.2)
                                             ---------   -----   ----------  -----
          Effective rate                     $ 249,057   35.7%   $ 151,815   32.8%
                                             =========   =====   ==========  =====

     The tax effect of temporary differences giving rise to the Corporation's consolidated deferred income tax asset (liability) at June 30, 1997 and 1996 are as follows:

                                                                 1997        1996
        Deferred tax assets:
          Allowance for loan losses                           $  42,500   $  34,000
          Uncollected interest                                    5,368       3,454
          Deferred loan fees                                      6,423      14,033
          Directors retirement expense                           39,491      11,783
          Supplemental executive retirement expense              12,311       3,808
          Management recognition plan expense                    22,885
          ESOP expense                                            2,353
          Bonus expense                                           8,500
                                                              ---------   ---------
                                                                139,831      67,078

        Deferred tax liabilities:
          FHLB stock dividends                                  (59,397)    (51,951)
          Depreciation on office property and equipment         (11,467)     (7,500)
          Unrealized gain on available for sale securities     (285,383)   (171,090)
                                                              ---------   ---------
        Deferred income tax liability                         $(216,416)  $(163,463)
                                                              =========   =========

     In August 1996, the Small Business Job Protection Act was signed into law which repeals the favorable tax bad debt deduction method available to savings banks. Although the percentage of taxable income method bad debt deduction will no longer be available to the Bank, the tax requirement to invest in certain qualifying types of investments and loans has been eliminated, thus providing greater freedom to the Bank in structuring its statement of financial condition to maximize returns These tax-related changes had no impact on the Bank's financial position or results of operations.

     As of June 30, 1997, the Bank's bad debt reserve for federal tax purposes was approximately $816,000 which represents the base year amount. A deferred tax liability has not been recognized for the base year amount. If the Bank uses the base year reserve for any reason other than to absorb loan losses, a tax liability could be incurred. It is not anticipated that the reserve will be used for any other purpose.

12.  EMPLOYEE BENEFIT PLANS:

     A.   Retirement Plan
          ---------------

          The Bank is a participant in the Financial Institution's Retirement Fund, a multi-employer defined benefit retirement plan. The plan is noncontributory and covers all employees who meet certain requirements as to age and length of service. The Bank's policy is to fund retirement costs accrued. Contributions to the plan amounted to $3,752 for the year ended June 30, 1997. Contributions were not required for the year ended June 30, 1996 due to the full funding limitation under the Internal Revenue Code.

          Because the Bank participates in a multi-employer plan, the actuarial present value of accumulated plan benefits and plan net assets available for benefits are not determinable and therefore not disclosed.

     B.   Profit-Sharing Plan
          -------------------

          Effective January 1, 1990, the Bank became a participant in the profit-sharing feature of the Financial Institutions Thrift Plan. The plan is noncontributory and covers all salaried employees who meet certain requirements as to age and length of service. Employees become vested upon completion of five years of service. Contributions are at the discretion of the Board of Directors and are computed as a percentage of eligible employees' compensation. The Board of Directors authorized contributions equal to 4% for 1997 and 1996 of eligible employees' compensation which amounted to $7,682 and $8,860 for 1997 and 1996, respectively.

     C.   Employee Stock Ownership Plan
          -----------------------------

          As a part of the conversion to a stock entity, the Bank formed the First Lancaster Bancshares, Inc. Employee Stock Ownership Plan (ESOP). Generally, all employees of the Bank are eligible to participate in the ESOP upon attainment of age 21 and completion of two years of service. Participants are 100% vested in their right to ESOP benefits at all times. In the case of a distribution of ESOP shares which are not readily tradeable on an established securities market, the plan provides the participant with a put option that complies with the requirements of Section 409(h) of the Internal Revenue Code.

     C.   Employee Stock Ownership Plan, continued
          -----------------------------

          On June 28, 1996, the plan borrowed $767,040 from the Corporation to purchase 76,704 shares of the Corporation's common stock. The obligation of the ESOP to repay the debt is guaranteed by the Bank.

          In November 1993, the AICPA issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans." The statement was adopted by the Bank on June 28, 1996, the effective date of the Bank's conversion to a stock company. The Statement requires, among other things, that: (1) for ESOP shares committed to be released in a period to compensate employees directly, employers should recognize compensation cost equal to the average fair value (as determined on a monthly basis) of the shares committed to be released,
          (2) dividends on unallocated shares used to repay ESOP loans are not considered dividends for financial reporting purposes, (3) for an internally leveraged ESOP, the Corporation loan receivable and the ESOP note payable as well as the interest income/expense is not reflected in the consolidated financial statement and (4) for earnings per share computations, ESOP shares that have been committed to be released should be considered outstanding. ESOP shares that have not been committed to be released should not be considered outstanding.

          Compensation cost charged to operations for the year ended June 30, 1997 totaled $94,775. The fair value of the 70,312 unearned ESOP shares at June 30, 1997 was $1,072,258. The ESOP held 6,392 allocated shares at June 30, 1997. Shares are released based on the amount of principal payments made on the loan.

     D.   Stock Award Plans
          -----------------

          Management Recognition Plan (MRP)
          ---------------------------------

          In connection with the conversion, the Corporation adopted the First Lancaster Bancshares, Inc. Management Recognition Plan, the objective of which is to enable the Corporation to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP include certain directors and executive officers of the Corporation and Lancaster Federal Savings Bank as determined by members of a committee appointed by the Board of Directors. On January 9, 1997, 28,761 shares were awarded. The fair market value of the common stock at that date was $14,625 and there is no exercise price for the stock. Awards to directors and eligible employees will vest 20% on each anniversary date of the award. Shares are held by the trustee and are voted by the MRP trustee in the same proportion as the trustee of the Corporation's ESOP plan vote shares held therein. Assets of the trust are subject to the general creditors of the Corporation. All shares vest immediately if there is a change in control or in the case of a participant's death or disability. The Corporation applied APB Opinion 25 and related Interpretations in accounting for the MRP. Compensation cost charged to operations for the MRP totaled $67,309 for the year ended June 30, 1997.

          Stock Option Plan
          -----------------

          The Corporation grants stock options under the 1996 Stock Option and Incentive Plan. The Corporation applies APB Opinion 25 and related Interpretations in accounting for the Plan. In 1995, the FASB issued FASB Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which, if fully adopted by the Corporation, would change the methods the Corporation applies in recognizing the cost of the plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Corporation has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Corporation adopted the cost recognition provisions of SFAS 123 in 1996 are required by SFAS 123 and are presented below.

          Under the plan the Corporation is authorized to issue shares of common stock pursuant to "Awards" granted in various forms, including incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, and other similar stock-based awards. The Corporation granted stock options to employees and directors in 1997 under the plan in the form of incentive and non-qualified stock options. The stock options granted in 1997 have contractual terms of 10 years. All options granted to the employees and directors have an exercise price no less than the fair market value of the stock at grant date. The option price is equal to 110% of the fair market value on the grant date in the case of Incentive Stock Options (ISO) granted to persons owning more than 10% of the outstanding common shares. Each option will become exercisable with respect to 20% of the optioned shares upon an optionee's completion of each of five years of future service as an employee, director or advisory or emeritus director, provided that an option shall become 100% exercisable immediately if an optionee's continuous service terminates due to death or disability. The options expire ten years after the date of grant. The Corporation granted 71,910 options in 1997.

          In accordance with APB 25, the Corporation has not recognized any compensation cost for these plans in 1997.

          A summary of the status of the Corporation's stock options as of June 30, 1997 and the charges during the year ended on that date is presented below.

                                                                     WEIGHTED
                                                      # SHARES OF    AVERAGE
                                                      UNDERLYING     EXERCISE
                                                        OPTIONS       PRICES
                                                     ------------   ----------
          Outstanding, January 1, 1997                         0
          Granted during the year                         71,910       14.625
          Exercised during the year                            0
                                                     -----------
          Outstanding, June 30, 1997                      71,910       14.625
                                                     ===========
          Eligible for exercise at year-end                    0
                                                     ===========
          Weighted average fair value of options
            granted at a discount                     $     3.55

          Stock Option Plan, continued
          -----------------

          The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1997: dividend yield of 3.42%; risk-free interest rate of 6.25%; expected life of options of 6 years; and a volatility of 21.69% for all grants.

          As of June 30, 1997, 71,910 options are outstanding with a weighted-average remaining contractual life of all stock options being 9.5 years.

          Had the compensation cost for the Corporation's stock-based compensation plan been determined consistent with SFAS 123, the Corporation's net income and net income per common share for 1997 would approximate the pro forma amounts below:

                                   AS REPORTED    PRO FORMA
                                     6/30/97       6/30/97
                                   -----------    ---------
          Net income                 $ 447,838    $ 425,182

          Earnings per share         $    0.49     $   0.47

          The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

     E.   Retirement Plan for Non-Employee Directors
          ------------------------------------------

          Effective December 7, 1995, the Board of Directors of the Bank adopted the First Lancaster Federal Savings Bank Directors' Retirement Plan for Non-Employee Directors. A participant in the Plan will receive, on each of the ten annual anniversary dates of leaving the Board, an amount equal to the product of his "Benefit Percentage," "Vested Percentage," (as defined) and 75% of the total fee he received for service on the Board during the calendar year preceding his retirement. The amount charged to operations under the plan totaled $81,494 and $34,655 for the years ended June 30, 1997 and 1996, respectively.

     F.   Supplemental Executive Retirement Plan (SERP)
          ---------------------------------------------

          Effective December 7, 1995 the Bank entered into supplemental retirement agreements with two key executives of the Bank. Upon the executive's termination of employment with the Bank, the executive will be entitled to receive annual payments equal to the product of the executive's "Vested Percentage" and "Average Annual Compensation," less the "Annual Offset Amount," as defined in the plan. Vesting occurs at 10% per full year of service with the Bank following December 31, 1995.

          The Bank has established an irrevocable grantor trust to hold assets in order to provide itself with a source of funds to assist the Bank in the meeting of the SERP liability. The amount charged to operations under the plan totaled $25,009 and $11,200 for the years ended June 30, 1997 and 1996, respectively.

13.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." This statement extends the existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments (as defined), both assets and liabilities recognized and not recognized in the statements of financial condition, for which it is practicable to estimate fair value.

     There are inherent limitations in determining fair value estimates as they relate only to specific data based on relevant information at that time. As a significant percentage of the Bank's financial instruments do not have an active trading market, fair value estimates are necessarily based on future expected cash flows, credit losses and other related factors. Such estimates are, accordingly, subjective in nature, judgmental and involve imprecision. Future events will occur at levels different from that in the assumptions, and such differences may significantly affect the estimates.

     The statement excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

     Additionally, the tax impact of the unrealized gains or losses has not been presented or included in the estimates of fair value.

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts reported in the statements of financial condition for cash and short-term instruments approximate those assets' fair values.

     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. No active market exists for the Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value since, if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value.

     LOANS RECEIVABLE: For certain homogeneous categories of loans, such as residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     DEPOSITS: The fair value of savings deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     ADVANCES FROM THE FEDERAL HOME LOAN BANK: Advances from the Federal Home Loan Bank primarily bear interest at current variable rates, therefore their carrying value approximates their fair value.

     LOAN COMMITMENTS: The fair value of loan commitments is estimated to approximate the contract values, as the related loan will have a current market rate, the creditworthiness of the counterparties is presently considered in the commitments, and the original fees charged do not vary significantly from the fee structure at June 30, 1997.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                           1997                    1996
                                                  CARRYING      FAIR      CARRYING      FAIR
                                                   AMOUNT      VALUE       AMOUNT      AMOUNT
                                                 ----------  ---------   ----------  ----------
                                                                 (IN THOUSANDS)
     Financial Assets:
     Cash                                           $   671    $   671      $   339     $   339
     Interest-bearing deposits in other
      depository institutions                         1,437      1,437        7,285       7,285
     Investment securities                              864        864          527         527
     Investment in nonmarketable equity
      securities                                        343        343          316         316
     Mortgage-backed securities                         540        546          115         125
     Loans receivable, net of allowance for loan
      losses of $125 for 1997 and $100 for 1996      38,284     38,440       31,385      31,347

     Financial Liabilities:
      Savings accounts and certificates              22,128     22,349       23,482      34,035
      Federal Home Loan Bank advances                 5,927      5,927        3,480       3,480

14. CONVERSION TO STOCK SAVINGS BANK, FORMATION OF HOLDING COMPANY AND SALE OF COMMON STOCK:

     On June 28, 1996, the Bank converted from a mutual savings bank to a capital stock savings bank. The Bank issued all of its outstanding capital stock to First Lancaster Bancshares, Inc., a holding company for First Lancaster Federal Savings Bank. First Lancaster Bancshares, Inc. consummated a public offering of 958,812 shares of common stock which generated proceeds of $8,821,080, net of conversion costs totaling $69,576 and $429,129 in 1997 and 1996, respectively.

     At the time of conversion, the Bank established a liquidation account in an amount of the Bank's net worth as of the latest practicable date prior to conversion. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion.

     In the event of a complete liquidation (and only in such an event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before any liquidation may be made with respect to capital stock. The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect thereof would cause its regulatory capital to be reduced below the amount required for the liquidation account.

14. CONVERSION TO STOCK SAVINGS BANK, FORMATION OF HOLDING COMPANY AND SALE OF COMMON STOCK, CONTINUED:

     The Bank may not declare or pay a cash dividend on or repurchase any of its stock if the effect would be to reduce retained earnings of the Bank below the capital requirements of the OTS. Federal regulations adopted by the OTS impose certain limitations on the payment of dividends and other capital distributions, including stock repurchases by the Bank. OTS regulations utilize a tiered approach which permits various levels of distributions based primarily upon an institution's capital level and net income. Based upon current OTS regulations and its capital structure at June 30, 1997 and 1996, the Bank may make capital distributions during a year up to the greater of (i) 100% of its net earnings to date during the calendar year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital-to-assets ratio at the beginning of the calendar year or (ii) 75% of its net income during the most recent four-quarter period. The amount computed under these OTS regulations cannot reduce the Bank's capital below the liquidation account as discussed above. At June 30, 1997, approximately $5,479,000 was available for payment of dividends from the Bank to the Corporation under the above mentioned OTS restrictions.

     The Corporation's Certificate of Incorporation authorizes 500,000 shares of preferred stock of the Corporation, of $.01 par value. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the Corporation, or any combination of the foregoing. The preferred stock, and any series of preferred stock, as established by the Board of Directors, the Corporation shall file articles of amendment to the Corporate Certificate of Incorporation with the Delaware Secretary of State establishing and designating the series and fixing and determining the relative rights and preferences thereof. The Corporation's Certificate of Incorporation expressly vests in the Board of Directors of the Corporation the authority to issue the preferred stock in one or more series and to determine, to the extent permitted by law prior to the issuance of the preferred stock (or any series of the preferred stock), the relative rights, limitations and preferences of the preferred stock or any such series.

15.  EARNINGS PER SHARE:

     The conversion from a mutual savings bank to a stock institution was completed June 28, 1996 (see Note 14). The computation of earnings per share is based on the net income earned from the date of conversion to the end of the fiscal year divided by the weighted-average number of shares issued from the date of the conversion until the end of the fiscal year. Since the date of conversion was on the last day of the fiscal year, earnings per share is zero for 1996.

     Employee Stock Ownership Plan (see Note 12) shares not committed to be released to participants are not considered outstanding for the purposes of computing earnings per share.

16.  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY):

     The following condensed statements summarize the financial position, operating results and cash flows of First Lancaster Bancshares, Inc. (Parent Company only).

       CONDENSED STATEMENT OF FINANCIAL CONDITION                      JUNE 30,
                                                                1997             1996
                                                             -----------      -----------
       ASSETS

       Cash and balances with bank                           $   241,920      $   300,000
       Investment in subsidiary                               13,854,525       13,113,187
       Income tax receivable                                      17,294
       Accrued interest receivable                                34,267
                                                             -----------      -----------
                                                             $14,148,006      $13,413,187
                                                             ===========      ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY

       Accounts payable                                      $    39,919
       Stockholders' equity                                   14,108,087      $13,413,187
                                                             -----------      -----------
                                                             $14,148,006      $13,413,187
                                                             ===========      ===========

       CONDENSED STATEMENT OF INCOME                          FOR THE YEAR ENDED JUNE 30,
                                                                1997             1996
                                                             -----------      -----------
       Interest income                                       $    77,491
       Legal, accounting and filing fees                        (128,647)
                                                             -----------      -----------
       Net loss before income taxes                              (51,156)
       Income tax benefit                                         17,294
                                                             -----------      -----------
       Net loss before equity in undistributed
         net income of subsidiary                                 33,862

       Equity in undistributed  net income of subsidiary         481,700      $   310,001
                                                             -----------      -----------
       Net income                                            $   447,838      $   310,001
                                                             ===========      ===========

    CONDENSED STATEMENT OF CASH FLOWS                         FOR THE YEAR ENDED JUNE 30,
                                                                 1997           1996
                                                            -------------   -------------
    OPERATING ACTIVITIES:
       Net income                                           $     447,838   $     310,001
       Adjustment to reconcile net income to cash
          provided by operating activities:
       Equity in undistributed net income of subsidiary          (481,700)       (310,001)
       Increase in income tax receivable                          (17,294)
       Increase in accrued interest receivable                    (34,267)
       Increase in accounts payable                                39,919
                                                             ------------    ------------

    Net cash used in operating activities                         (45,504)              0

INVESTING ACTIVITIES:
    Investment in subsidiary                                                    (8,091,951)
    Payment in ESOP loan                                           57,000
                                                             ------------    -------------

    Net cash provided by (used in) investing activities            57,000       (8,091,951)
                                                             ------------    -------------

FINANCING ACTIVITIES:
    Proceeds from stock conversion, net of expenses               (69,576)       8,391,951
                                                             ------------    -------------

    Net cash provided by (used in) financing activities           (69,576)       8,391,951
                                                             ------------    -------------

Net increase (decrease) in cash                                   (58,080)         300,000

Cash, beginning of year                                           300,000                0
                                                             ------------     ------------

Cash, end of year                                            $    241,920     $    300,000
                                                             ============     ============



17.  SUBSEQUENT EVENT:

     On July 3, 1997 the Corporation declared a dividend of $0.25 per share or $239,703, to shareholders of record as of July 18, 1997.