Form 10KSB, Exhibit 13
period 1998-06-30
FIRST LANCASTER BANCSHARES INC
filed 1998-09-25
CIK 1010839

FIRST LANCASTER BANCSHARES, INC.









         [LOGO]












                                                             1998 ANNUAL REPORT

FIRST LANCASTER BANCSHARES, INC.
--------------------------------------------------------------------------------


         First Lancaster Bancshares, Inc. (the "Company"), a Delaware corporation, was organized at the direction of the Board of Directors of First Lancaster Federal Savings Bank, Lancaster, Kentucky (the "Bank"), in February 1996 to acquire all of the capital stock to be issued by the Bank in its conversion from mutual to stock form (the "Conversion"). The Conversion was completed June 28, 1996. Prior to the Conversion, the Company did not engage in any material operations. The Company does not have any significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and a note receivable from the ESOP. The Company's principal business is the business of the Bank.

         The Bank is a federal savings bank which operates a single office located in Lancaster, Kentucky serving Garrard and Jessamine Counties, Kentucky. The Bank was chartered by the Commonwealth of Kentucky in 1873 under the name Lancaster Building and Loan Association. The Bank adopted a federal charter and received federal insurance of its deposit accounts in 1966, at which time it adopted the name First Lancaster Federal Savings and Loan Association. In 1988 the Bank converted from a federally chartered mutual savings and loan association to a federally chartered mutual savings bank and adopted its present name. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on single-family residences in the Bank's market area. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

         As a federally chartered savings institution, the Bank is subject to extensive regulation by the Office of Thrift Supervision (the "OTS"). The lending activities and other investments of the Bank must comply with various federal regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements. The Federal Deposit Insurance Corporation ("FDIC") also has the authority to conduct special examinations. The Bank must file reports with OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve Board").


                                      (i)

                             LETTER TO STOCKHOLDERS

--------------------------------------------------------------------------------






Dear Stockholders,

         We have just completed our second year of operation as a public company, and I am pleased to announce to you the favorable results our Company has achieved.

         For fiscal year 1998, the Company earned $512,000 in net income compared to $448,000 in 1997, which is an increase of 14.3%. Per share earnings increased in fiscal year 1998 to $0.58 from $0.51 in fiscal year 1997. The assets of the Company have increased to $53.7 million as of June 30, 1998, which is an increase of 25.5% from fiscal year 1997.

         Most of the Company's growth has come from loan originations in Garrard County and neighboring communities. Our loan production office, which opened in Nicholasville, Kentucky in May 1997, continues to be a success in the Jessamine and Fayette County area. Our loan portfolio grew $9.3 million, or 24.3%, in fiscal year 1998 to bring our loans to $47.6 million as of June 30, 1998. We hope for continued loan growth as the local economy continues to remain strong.

         As a result of the increase in the Company's earnings, the Board of Directors announced on July 6, 1998 an increase in our semi-annual dividends from $0.25 to $0.30 to stockholders of record on July 17, 1998 and payable on July 31, 1998.

         While our Company continues to enjoy near record earnings, we are continually monitoring the ever changing financial market as well as the overall economy. According to SNL Securities, the thrift index price for all publicly traded thrifts is down 26.46% for the same period last year ending August 31, 1998, a trend our Company has not escaped.

         Management, is making every effort to see that growth will continue in the Company to help make fiscal year 1999 another profitable year. The Board of Directors and I appreciate your support of First Lancaster Bancshares and First Lancaster Federal Savings Bank, and we welcome you to come in to see us at any time. Our customers, shareholders and community are very important to us.

                                           Sincerely,

                                           /s/ Virginia R. S. Stump

                                           Virginia R. S. Stump
                                           Chairman of the Board, President
                                             and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------


Selected Consolidated Financial Condition Data:


                                                            At June 30,
                                                     -------------------------
                                                        1998             1997
                                                        ----             ----
                                                          (In thousands)

Assets.........................................      $ 53,747         $ 42,808
Loans receivable, net..........................        47,594           38,284
Cash and cash equivalents......................         2,703            2,108
Investment securities:
    Available for sale.........................         1,161              864
    Held to maturity...........................            --               --
Mortgage-backed securities.....................           435              540
Savings accounts...............................        25,417           22,128
FHLB advances..................................        13,461            5,927
Total equity...................................        13,638           13,641


--------------------------------------------------------------------------------


Selected Consolidated Operating Data:


                                                        Year Ended June 30,
                                                     -------------------------
                                                        1998             1997
                                                        ----             ----
                                                          (In thousands)

Interest income................................      $  4,035         $  3,238
Interest expense...............................         1,960            1,321
                                                     --------         --------
Net interest income before provision for
   loan losses.................................         2,075            1,917
Provision for loan losses......................           115               38
                                                     --------         --------
Net interest income............................         1,960            1,879
Noninterest expense............................         1,166            1,182
                                                     --------         --------
Income before income taxes.....................           794              697
Provision for income taxes.....................           282              249
                                                     --------         --------
Net income.....................................      $    512         $    448
                                                     ========         ========

Key Operating Ratios:


                                                                      At or for the
                                                                   Year Ended June 30,
                                                               --------------------------
                                                                 1998              1997
                                                               --------          --------
Performance Ratios:
Return on average assets (net income divided
   by average total assets)...............................        .94%             1.15%
Return on average total equity (net income
   divided by average total equity).......................       3.59              3.31
Interest rate spread (combined weighted average
    interest rate earned less combined weighted
    average interest rate cost)...........................       3.03              3.27
Ratio of average interest-earning assets to
    average interest-bearing liabilities..................     127.79            149.49
Ratio of noninterest expense to average
    total assets..........................................       2.15              3.02

Asset Quality Ratios:
Nonperforming assets to total assets......................       1.09              1.93
Nonperforming loans to total loans........................       1.24              2.16
Provision for loan losses to total loans..................        .24               .10
Allowance for loan losses to nonperforming
  loans receivable, net...................................      34.02             15.10
Allowance for loan losses to total loans
  receivable, net.........................................        .42               .33
Net charge-offs to average loans outstanding..............        .08               .04

Capital Ratios:
Total equity to total assets..............................      25.37             31.87
Average total equity to average assets....................      23.15             34.64

Other:
Dividend payout ratio.....................................      88.60               .00

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


         This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

General

         First Lancaster Bancshares, Inc. (the "Company") was formed in 1996 and serves as the savings and loan holding company for First Lancaster Federal Savings Bank (the "Bank"), a federally chartered stock savings bank headquartered in Lancaster, Kentucky and that conducts the principal business of the Company. The Bank converted from a mutual savings bank to a stockholder-owned savings bank in June 1996. At the same time, it became a wholly owned subsidiary of the Company by selling its shares to the Company. The Company funded its purchase of the Bank's stock using most of the net proceeds from the Company's initial public offering of its common stock, which was consummated at the same time as the Bank's conversion. Prior to its acquisition of the Bank's stock, the Company had no material operations. All references in this discussion are to the consolidated operations of the Company and the Bank.

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

         The Company's net income is dependent primarily on its net interest income, which is the difference between the interest income it earns on its loans, investment securities and mortgage-backed securities and the interest it pays on the savings accounts and certificates of deposits and on the advances (i.e., borrowings) from the Federal Home Loan Bank of Cincinnati ("FHLB"). Net interest income is affected by (i) the rates of interest earned or paid by the Company and (ii) the volume of interest-earning assets and interest-bearing liabilities that flow through the Company. Rates of interest earned or paid is reflected in the Company's "interest rate spread," which is the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and is an indicator of the Company's profitability in its core banking business. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company's interest rate spread for the fiscal year ended June 30, 1998 was 3.03% as compared to 3.27% for fiscal year 1997. The volume of interest-earning assets and interest-bearing liabilities generally increases profitability of the Company to the extent such assets exceed such liabilities. The ratio of the Bank's average interest-earning assets to average interest-bearing liabilities was 128.4% for fiscal year 1998 as compared to 149.49% for fiscal year 1997.

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

         The Company's primary source of liquidity is dividends from the Bank, the payment of which is subject to regulatory limitations on capital distributions (such as dividends) and liquidity. Under capital distribution regulations, the Bank must provide notice to the OTS before making any distribution of its capital to its stockholder, the Company. Further, as a Tier 1 institution, which receives the most favorable treatment for capital distribution purposes under OTS regulations, any capital distribution by the Bank is limited to the greater of (i) 100% of its net earnings during a calendar year plus 50% of its "surplus capital ratio" (the excess capital over its capital requirements) determined as of the beginning of the calendar year, or
(ii) 75% of its net earnings for the four quarters preceding the payment. The Bank's maximum aggregate amount of capital distributions that could be made based upon financial results for fiscal year 1998 was $5.6 million.

         The Bank generally is required to maintain average daily balances of liquid assets (generally, cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to 4% of its net withdrawable accounts plus short-term borrowings either at the end of the preceding calendar quarter or on an average daily basis during the preceding quarter. The Bank also is required to maintain sufficient liquidity to ensure its safe and sound operation. Monetary penalties may be imposed for failure to meet liquidity requirements. The average daily balance of liquid assets ratio of the Bank for June 1998 was 8.21%.

         The cash flows of the Bank, and therefore of the Company, that serves as the source of the Company's liquidity arise from operating, investing and financing activities. Cash generated from the Company's operating activities increased $1,209, or 0.2%, to $631,725 in fiscal year 1998 from $630,516 in fiscal year 1997. This increase is attributable to an increase in net income of $158,000 and a decrease in operating expense of $15,000 offset by an increase in the provision for loan losses of $76,000 and income taxes of $33,000. This increase was offset by changes in noncash operating activities as set forth in the Company's cash flow statement.

         Investing activities of the Company used more cash than they generated as the Bank pursued its strategy of investing excess funds in residential mortgage loans. The Company increased its net use of cash in investing activities by $2.8 million in fiscal year 1998 as compared to 1997, reflecting a $3.0 million net increase in the use of cash for loans receivable and the purchase of $341,400 of FHLB stock.

         Financing activities of the Company provided more cash than it used, and the amount of cash provided increased from the prior year. During fiscal year 1998, the net amount of cash generated by the Company's financing activities increased by $8.9 million as compared to fiscal year 1997. A principal component of this increase was an increase in FHLB advances of $7.0 million from fiscal year 1997. The amount of repayments to the FHLB increased by $2.0 million in fiscal year 1998 from fiscal year 1997. Cash used in financing activities also included purchases of treasury stock for $465,000 and payment of cash dividends of $446,000.

         The Company's use of FHLB advances reflects the flexibility in using advances with repayment terms that approximate the anticipated lifetimes of loans originated by the Company. As of June 30, 1998, the Company had a borrowing capacity with the FHLB of $23.4 million, of which $13.5 million was outstanding. See Note 9 of the Company's Notes to Consolidated Financial Statements for more information on outstanding advances. This line is collateralized with non-delinquent single-family residential mortgage loans.

         The Company anticipates that it will have sufficient funds available, either from its operations or from outside funding sources, to satisfy its funding commitments. At June 30, 1998, the Company had outstanding commitments to originate loans totaling $1.2 million. Also at such date, the Company had certificates of deposit scheduled to mature within one year of June 30, 1998 totaling $13.9 million

         Capital Resources. The Company's capital position is reflected in its stockholders' equity, subject to certain adjustments for regulatory purposes. Stockholders' equity, or capital, is a measure of the Company's net worth, soundness and viability. The Company continues to exhibit a strong capital position, and its capital base allows it to take advantage of business opportunities while maintaining the level of resources deemed appropriate by management of the Company to address business risks inherent in the Company's daily operations.

         Stockholders' equity on June 30, 1998 was $13.6 million, a decrease of $4,000, or 0.03%, from June 30, 1997. The decrease in stockholders' equity reflects net income for fiscal year 1998 of $512,000 ($.58 per share), $465,000 purchase of treasury stock, $454,000 paid out in dividends, $196,000 in net unrealized gain for the year from the Company's available-for-sale securities and $100,000 in capital corresponding to the Bank's employee stock ownership plan, which acquired Common Stock in the Company's initial public offering, and $107,000 in capital corresponding to the Bank's Management Recognition Plan.

         Federal regulations impose minimum capital requirements on the Bank but not on savings and loan holding companies such as the Company. Among these requirements that apply to the Bank are risk-based capital regulations, which require all banks, including savings banks, to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure Tier 1 Capital (consisting of stockholders' equity, less goodwill) and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts. All banks, including savings banks, must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of Tier 1 Capital. For further information regarding minimum regulatory capital levels, see Note 10 of the Company's Notes to Consolidated Financial Statements. At June 30, 1998, the Bank satisfied all minimum regulatory capital requirements and was considered "well-capitalized" within the meaning of federal regulatory requirements.

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

         In accordance with the Company's interest rate risk policy, management has emphasized the origination of adjustable-rate mortgage loans with rate adjustments indexed to the one-year Treasury bill, adjusted for constant maturity, and has also used FHLB advances to better match maturities of funding sources with the terms of fixed-rate mortgage loans originated by the Bank. Management believes that this approach to loan originations allows the Bank to respond to customer demand while minimizing interest rate and credit risk and without any significant increase in operating expenses. At June 30, 1998, mortgage loans with adjustable rates represented 53.40% of the Company's mortgage loan portfolio. Approximately 98.0% of the Company's adjustable rate mortgage loans have an annual adjustment limitation of two percent and a lifetime limitation of five percent, and may not decline more than 1% below the initial interest rate (the "floor"). These limitations on rate adjustments may prevent the interest rates charged on loans from increasing at the same pace as the Company's cost of funds. However, some of the rates on adjustable-rate mortgages may already be at their lifetime floor, which would also restrict future downward adjustments and thereby eliminate the Company's interest rate risk associated with a declining interest rate environment.

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

         At June 30, 1998, the Company's cumulative one-year interest rate gap position was a positive $7.4 million, or 14.4% of total interest-earning assets. A positive gap position indicates that the Company's net interest income would be expected to increase in a period of increasing interest rates and decrease in a period of decreasing interest rates. This is a one-day position which is continually changing and is not necessarily indicative of the Company's position at any other time. The Company's current one-year gap is within the guidelines established by management and approved by the Board of Directors. Management considers numerous factors when establishing these guidelines, including current interest rate margins, capital levels and any guidelines provided by the OTS.

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

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1998 which are expected to mature or reprice in each of the time periods shown.


                                                               Expected to Mature During the Year Ended June 30,
                                          -----------------------------------------------------------------------------------------
                                            1999       2000       2001       2002       2003     Thereafter    Total     Fair Value
                                          --------   --------   --------   --------   --------   ----------    -----     ----------
                                                                                 (In thousands)
Interest-earning assets:
   Loans:
       Single-family...................   $ 26,312   $  1,122   $  2,640   $    271   $    234    $  4,597     $35,176     $35,126
       Multi-family residential........        875         --         --         20         --       1,058       1,953       1,949
       Construction....................      4,913         --        260         --         --          34       5,207       5,181
       Nonresidential..................      1,274      3,222          5         --         --         267       4,768       4,753
       Consumer........................        324         78         18         32         38          --         490         523
   Interest bearing cash deposits in
    other financial institutions.......      2,187         --         --         --         --          --       2,187       2,187
   Investment securities...............      1,161         --         --         --         --          --       1,161       1,161
   Mortgage-backed securities..........         --         --          3         --          3         429         435         446
                                          --------   --------   --------   --------   --------    --------     -------     -------
      Total............................     37,046      4,422      2,926        323        275       6,385      51,377      51,326
                                          --------   --------   --------   --------   --------    --------     -------     -------

Interest-bearing liabilities:
   Deposits............................     17,636      5,360      1,931        177        313          --      25,417      25,643
   Borrowings..........................     12,033        536         38         42         45         767      13,461      13,390
                                          --------   --------   --------   --------   --------    --------     -------     -------
      Total............................     29,669      5,896      1,969        219        358         767      38,878      39,033
                                          --------   --------   --------   --------   --------    --------     -------     -------

Interest sensitivity gap...............   $  7,377   $ (1,474)  $    957   $    104   $    (83)   $  5,618     $12,499     $12,293
                                          ========   ========   ========   ========   ========    ========     =======     =======
Cumulative interest sensitivity gap....   $  7,377   $  5,903   $  6,860   $  6,964   $  6,881    $ 12,499     $12,499     $12,293
                                          ========   ========   ========   ========   ========    ========     =======     =======
Ratio of interest-earning assets to
   interest-bearing liabilities........      125.5%      75.0%     148.6%     147.5%      76.8%      832.5%      132.1%      131.5%
                                          ========   ========   ========   ========   ========    ========     =======     =======
Ratio of cumulative gap to total
   interest-earning assets.............       14.4%      11.5%      13.4%      13.6%      13.4%       24.3%       24.3%       24.0%
                                          ========   ========   ========   ========   ========    ========     =======     =======


         The preceding table was prepared based upon the assumption that loans will not be repaid before their respective contractual maturity except for adjustable-rate loans, which are classified based upon their next repricing date. Further, it is assumed that fixed-maturity deposits are not withdrawn prior to maturity and that other deposits are withdrawn or repriced within one year. Management of the Company does not believe that these assumptions will be materially different from its actual experience. However, the actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

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

Average Balance, Interest and Average Yields and Rates

         The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

         The table also presents information for the periods indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                                        Year Ended June 30,
                                                          --------------------------------------------------------------------------
                                                                            1998                                1997
                                                          -------------------------------------   ----------------------------------
                                                                                      Average                                Average
                                                          Average                     Yield/        Average                   Yield/
                                                          Balance       Interest      Cost         Balance       Interest      Cost
                                                          -------       --------      ----         -------       --------      ----
                                                                                      (Dollars in thousands)
Interest-earning assets:
   Loans receivable (1)...............................   $   47,539     $    3,869     8.14%       $  33,602    $    3,009     8.95%
   Investment securities..............................           24              8    33.33               24            11    45.83
   Non-marketable equity securities...................          723             41     5.67              332            22     6.63
   Mortgage-backed securities.........................          441             37     8.39              501            40     7.98
   Other interest-bearing cash deposits...............        1,397             80     5.73            2,998           156     5.20
                                                         ----------     ----------                 ---------    ----------
      Total interest-earning assets...................       50,124          4,035     8.05           37,457         3,238     8.64
                                                                        ----------                              ----------
Unrealized gains on securities available
  for sale............................................        1,146                                      615
Non-interest-earning assets...........................        2,739                                    1,017
                                                         ----------                                ---------
      Total assets....................................   $   54,009                                $  39,089
                                                         ==========                                =========

Interest-bearing liabilities:
   Deposits...........................................   $   25,362     $    1,279     5.04        $  22,203    $    1,151     5.18
   Borrowings.........................................       13,670            681     4.98            2,854           170     5.96
                                                         ----------     ----------                 ---------    ----------
      Total interest-bearing liabilities..............       39,032          1,960     5.02           25,057         1,321     5.27
                                                                        ----------                              ----------
Non-interest-bearing liabilities......................        1,675                                      490
                                                         ----------                                ---------
      Total liabilities...............................       40,707                                   25,547
Retained earnings and capital.........................       12,546                                   13,136
Unrealized gain on securities available for sale......        1,756                                      406
                                                         ----------                                ---------
      Total liabilities and stockholders' equity......   $   54,009                                $  39,089
                                                         ==========                                =========

Net interest income...................................                  $    2,075                              $    1,917
                                                                        ==========                              ==========
Interest rate spread..................................                                 3.03%                                   3.27%
                                                                                   ========                                ========
Net yield on interest-earning assets..................                                 4.14%                                   5.12%
                                                                                   ========                                ========
Ratio of average interest-earning assets
   to average interest-bearing liabilities............                               128.42%                                 149.49%
                                                                                   ========                                ========

---------------------
(1)          Includes nonaccrual loans.

Rate/Volume Analysis

         The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                                    Year Ended June 30,
                                                      ----------------------------------------------
                                                            1998           vs.            1997
                                                      ----------------------------------------------
                                                                     Increase (Decrease)
                                                                          Due to
                                                      ----------------------------------------------
                                                                                Rate/
                                                      Volume       Rate        Volume         Total
                                                      ------       ----        ------         -----
                                                                       (In thousands)
Interest income:
  Loans receivable.................................   $  1,247   $   (272)    $   (113)     $   860
  Investment securities............................         --         (3)          --           (3)
  Nonmarketable equity securities..................         26         (3)          (4)          19
  Mortgage-backed securities.......................         (5)         2           --           (3)
  Other (1)........................................        (83)        16           (8)         (76)
                                                      --------   --------     --------      -------
       Total interest-earning assets...............      1,185       (260)        (125)         797
                                                      --------   --------     --------      -------

Interest expense:
  Deposits.........................................        164        (31)          (4)         128
  Borrowings.......................................        645        (28)        (106)         511
                                                      --------   --------     --------      -------
       Total interest-bearing
          liabilities..............................        809        (59)        (110)         639
                                                      --------   --------     --------      -------
Change in net interest income......................   $    374   $   (201)    $    (15)     $   158
                                                      ========   ========     ========      =======

-----------
(1) Consists of overnight deposits, and cash deposits with the FHLB.


Changes in Financial Condition

         General. The Company's total assets increased $10.9 million, or 25.5%, from $42.8 million at June 30, 1997 to $53.7 million at June 30, 1998. The increase was primarily attributable to the increase in net loans receivable which was funded by the Company's increase in FHLB advances and by using cash deposited in savings accounts and certificates of deposit.

         Securities. The Company invests to a limited extent in investment securities, including mortgage-backed securities. The Company's investment securities available for sale consist solely of stock in the Federal Home Loan Mortgage Corporation ("FHLMC"). The Company's investment in FHLMC stock increased $298,000, or 34.5%, to $1.2 million at June 30, 1998 from $864,000 at
June 30, 1997. The increase in the Company's investment in FHLMC stock was due solely to the increase in market value of $298,000 during fiscal year 1998.

         The Company also holds investments in nonmarketable equity securities, which increased $382,600, or 111.6%, to $725,300 at June 30, 1998 from $342,700 at June 30, 1997. These securities are comprised of FHLB stock, the ownership of which is directly related to the amount of advances that may be obtained by the Company, and stock in the Company's third party data processor, the ownership of which is required as a condition to receive such service.

         Mortgage-backed securities of the Company decreased $105,773, or 19.6%, to $434,635 at June 30, 1998 from $540,408 at June 30, 1997. The Company invests in mortgage-backed securities on an occasional basis to take advantage of favorable yields at desirable maturities if such characteristics may not be otherwise obtained through loan originations in the then-current interest rate environment.

         To minimize its credit risk, the Company limits its purchases to those mortgage-backed securities that are available through the purchase of pass-through certificates offered by the FHLMC and by the Government National Mortgage Association ("GNMA"). For the fiscal year ended June 30, 1998, the Company's average balance of mortgage-backed securities was $441,136. For more detailed information on mortgage-backed securities see Note 3 of the Company's Notes to Consolidated Financial Statements.

         Loans. Loans represent the Company's largest component of interest-earning assets, providing 96.8% of interest income for the year ended June 30, 1998 compared to 92.9% for the year ended June 30, 1997. Total loans increased $9.3 million, or 24.3%, to $47.6 million at June 30, 1998 from $38.3 million at June 30, 1997. The Company's loans are predominantly to borrowers residing in or doing business in Garrard, Jessamine and Fayette counties, Kentucky.

         The increase in loans arose primarily from increases in the Company's origination of construction and single-family residential mortgage loans. Single-family residential mortgage loans are the Company's principal loan product, comprising 66.2% of its gross loan portfolio at June 30, 1998 and 73.4% at June 30, 1997. The amount of such loans increased $4.4 million, or 14.2%, to $35.4 million at June 30, 1998 from $31.0 million at June 30, 1997.

         This increase is attributable to the Company's emphasis on loan origination opportunities in Garrard, Jessamine and Fayette counties, Kentucky. The Company opened a loan production office in Jessamine county in fiscal year 1997 which has allowed the Company to establish a presence in a previously untapped market area. Management believes that loan growth reflects increased marketing efforts and favorable economic conditions in the Company's market area.

         Net construction loans increased $3.4 million, or 64.3%, to $5.2 million at June 30, 1998 from $2.8 million at June 30, 1997. This increase reflects the Company's focused sales efforts on construction loans, which are primarily used for the construction of single-family residences. Such loans generally have a term of six months and usually become single-family residential mortgage loans upon completion of construction.

         Allowance for Loan Losses. In the normal course of its business, the Company must manage the risk that borrowers may default on their obligations to the Company. The allowance for loan losses is a reserve established and maintained by the Company to protect it against estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses (which is an expense on the income statement) and through recoveries of previously written-off loans and is decreased by charged-off loans. Management reviews the allowance at least quarterly to determine whether the level is adequate to absorb estimated losses.

         The allowance increased by $75,000, or 60.0%, to $200,000 at June 30, 1998 from $125,000 at June 30, 1997. This allowance comprised 0.42% of net loans receivable at June 30, 1998 as compared to 0.33% of net loans receivable at June 30, 1997. The increase in the allowance reflects the Company's provision for losses during fiscal year 1998 of $114,554, offset in part by loan charge-offs of $39,554 which were principally due to residential mortgage loans.

         Deposits. The Company relies upon its deposit base as the primary source of funding for its operations. This deposit base, which is comprised of demand deposit accounts, NOW accounts and money market demand accounts ("MMDA"), and certificates of deposits, increased $3.3 million to $25.4 million at June 30, 1998 from $22.2 million at June 30, 1997. The average balance of deposits also increased during fiscal year 1998 to $25.6 million from $22.2 million during fiscal year 1997.

         The primary source of increase was the Company's time deposits which increased $2.6 million, or 13.6%, to $21.7 million at June 30, 1998 from $19.1 million at June 30, 1997. The Company has established rates of interest for its deposit products that management believes are sufficiently competitive to attract deposits from new and existing customers. For more detail about the Company's deposits, see Note 8 of the Company's Notes to the Consolidated Financial Statements.

         Other Borrowings. In addition to deposits, the Company utilizes advances from the FHLB to fund its operations. These advances increased $7.6 million, or 128.8%, to $13.5 million at June 30, 1998 from $5.9 million at June 30, 1997. During fiscal year 1998, the Company's average amount of advances was $13.7 million as compared to an average amount of $2.9 million during fiscal year 1997.

         Advances from the FHLB are usually fixed rate, with terms ranging from six months to twenty years, and are collateralized by performing loans of the Company with an aggregate unpaid principal balance equal to 150% of the outstanding advances. The Company increased its use of advances during fiscal year 1998 to help fund the Company's loan growth. Management anticipates that it will continue to rely upon such advances to fund current loans and to facilitate any asset growth.

Comparison of Operating Results for the Years Ended June 30, 1998 and 1997

         Net Income. Net income for fiscal year 1998 was $512,000, an increase of $64,000, or 14.3%, from fiscal year 1997. The increase in net income arose from a $157,000, or 8.2%, increase in net interest income. The increase in net interest income resulted principally from a 27.0% increase in interest-earning assets that reflects strong growth of the Company's loan production volume, offset by a decrease in the interest rate spread. The increase in net interest income was offset by an increase in the provision for loan loss, increased compensation and benefit expenses and increased legal, accounting and regulatory filing fees associated with the Company's status as a public company.

         Net Interest Income. Net interest income increased by $157,000, or 8.2%, to $2.1 million in fiscal year 1998 from $1.9 million in fiscal year 1997. The increase reflects a $12.7 million, or 34.7%, increase in average interest-earning assets, to $50.1 million in fiscal year 1998 from $37.5 million in fiscal year 1997. This increase was due to the increase in loans receivable and was funded by a $14.0 million increase in the Company's average interest-bearing liabilities to $39.0 million during fiscal year 1998 from $25.0 million during fiscal year 1997. The increase in average interest-bearing liabilities includes an increase in average deposits of $3.2 million, or 14.2%, to $25.4 million during fiscal year 1998 from $22.2 million for fiscal year 1997 and an increase in average borrowings of $10.8 million, or 379.0%, to $13.7 million during fiscal year 1998 from $2.9 million for fiscal year 1997.

         The Company's interest rate spread decreased to 3.03% for fiscal year 1998 from 3.27% for fiscal year 1997 as a result of an overall decline in the interest rate environment occurring in the Company's market area.

         Provision for Loan Losses. The Company's provision for loan losses increased $76,000, or 197.0%, to $115,000 in fiscal year 1998 from $39,000 in fiscal year 1997. The increase in the provision in fiscal year 1998 reflects the overall potential loss associated with increases in loan production volume and increases in construction type loans.

         Other Expenses. The Company's other expenses decreased $16,000, or 1.3%, to $1,166,000 in fiscal year 1998 from $1,182,000 in fiscal year 1997.
Although the Company's total other expenses are similar between fiscal years 1998 and 1997, a decrease in the one-time SAIF assessment was offset by increases in compensation and benefit expenses and higher legal, accounting and regulatory filing fees associated with the Company's status as a public company.

         Provision for Income Taxes. Income tax expense was $282,000 in fiscal year 1998, a $33,000, or 13.3%, increase from $249,000 in fiscal year 1997. The increase in the tax provision is associated with the Company's increased income for fiscal year 1998.

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

Forward-Looking Statements

         When used in this Annual Report to Stockholders, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Impact of Year 2000 Issue

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Company. Data processing is also essential to most other financial institutions and many other companies.

         All of the material data processing of the Company that could be affected by this problem is provided by a third party service bureau. The service bureau of the Company has advised the Company that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Company would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operations of the Company. In the event that the service bureau is unable to make the Company Year 2000 compliant by December 31,1998, the Company will seek out other third party data processing bureaus to prevent interruption of the Company's data processing. The Company has developed a contingency plan in the event there is an interruption of its on-line system, whereby transaction processing will be done in a store and forward mode for short-term interruptions, and for extended interruptions manual processing or the use of a local database will be used.

         The Company has also purchased a new teller computer network system, which is anticipated to be installed by October of 1998. Based upon preliminary analysis by the Company, the costs to purchase the computer network and for the services of the third party service bureau will not exceed $150,000.

Impact of New Accounting Standards

         Accounting for Earnings Per Share. In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("EPS"). This statement specifies the computation, presentation, and disclosure requirements for EPS. SFAS No. 128 is designated to improve the EPS information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and three percent materiality provision, and (c) revising the contingent share provisions and the supplemental EPS data requirements. SFAS No. 128 requires presentation of basic EPS amounts from income for continuing operations and net income on the face of the income statement for entities with simple capital structures and dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures regardless of whether basic and diluted EPS are the same. The statement also requires a reconciliation of the numerator and denominator used on computing basic and diluted EPS and is applicable to all entities with publicly held common stock or potential common stock. SFAS No. 128 was adopted as of January 1, 1998. The Company has restated the June 30, 1997 earnings per share computations in accordance with the provisions of SFAS No. 128.

         Report of Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. If used with related disclosures and other information in the consolidated financial statements, the FASB believes that the information provided by reporting comprehensive income should help investors, creditors, and others in assessing an enterprise's activities and the timing and magnitude of its future cash flows. The statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. This statement is effective for fiscal years beginning after December 31, 1997 and reclassification of financial statements for earlier periods provided for comparative purposes is required. The only transactions that meet the definition of comprehensive income for the Company include the unrealized gains on securities available for sale. These unrealized gains are currently reported separately in the equity section of the statement of financial condition.
The Company adopted the provision of SFAS No. 130 on July 1, 1998.

         Disclosure About Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. The statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company does not anticipate that the adoption of SFAS No. 131 will have a material effect on the Company.

         Employer's Disclosures About Pensions and Other Postretirement Benefits. In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company's management plans to adopt the appropriate provisions of the statements at January 1, 1999, and does not currently believe that the future adoption of this statement will have a material effect on the Company's financial position or operating results.

         Accounting for Derivative Instruments and Hedging Activities. On June 15, 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier applications are permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Adoption of SFAS No. 133 is not expected to have a material financial statement impact on the Company.

                        FIRST LANCASTER BANCSHARES, INC.

                                 AND SUBSIDIARY

                                    _______


             REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS

                   for the years ended June 30, 1998 and 1997

                                C O N T E N T S

                                    _______



                                                                   Pages
                                                                   -----

Report of Independent Accountants                                    19
Consolidated Financial Statements:
    Consolidated Statements of Financial Condition                   20
    Consolidated Statements of Income                                21
    Consolidated Statements of Changes in Stockholders' Equity       22
    Consolidated Statements of Cash Flows                            23
    Notes to Consolidated Financial Statements                       24

[LOGO OF PRICEWATERHOUSECOOPERS APPEARS HERE]


REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors
First Lancaster Bancshares, Inc.
Lancaster, Kentucky

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of First Lancaster Bancshares, Inc. and its subsidiary at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Lexington, Kentucky
August 5, 1998

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
June 30, 1998 and 1997

                           Assets                                                                   1998                     1997
                           ------                                                                   ----                     ----
Cash                                                                                           $    516,199            $    670,998
Interest-bearing cash deposits in other depository  institutions                                  2,186,921               1,437,113
Investment securities available-for-sale at market value
     (amortized  cost $24,158 at June 30, 1998 and 1997)                                          1,161,126                 863,520
Mortgage-backed securities, held to maturity (market value
     of $448,000 and $546,000 at June 30, 1998 and
     1997, respectively)                                                                            434,635                 540,408
Investments in nonmarketable equity securities at cost                                              725,300                 342,700
Loans receivable, net                                                                            47,593,855              38,283,591
Real estate acquired by foreclosure                                                                 270,200
Accrued interest receivable                                                                         465,527                 260,227
Office property and equipment, at cost                                                              379,490                 400,523
Other assets                                                                                         13,411                   8,563
                                                                                               ------------            ------------
           Total Assets                                                                        $ 53,746,664            $ 42,807,643
                                                                                               ============            ============

                    Liabilities
                    -----------
Saving accounts and certificates                                                               $ 25,416,711            $ 22,127,687
Advance payments by borrowers for taxes and insurance                                                28,802                  28,421
Accrued interest on savings accounts and certificates                                                70,974                  35,583
Federal Home Loan Bank advances                                                                  13,461,167               5,926,928
Accounts payable and other liabilities                                                              365,827                 293,672
Income tax payable                                                                                      997                  70,849
Deferred income tax payable                                                                         278,821                 216,416
                                                                                               ------------            ------------
           Total liabilities                                                                     39,623,299              28,699,556
                                                                                               ------------            ------------

Common stock owned by ESOP subject to put option                                                    485,988                 466,616
                                                                                               ------------            ------------
               Stockholders' Equity
               --------------------
Preferred stock, 500,000 shares authorized and unissued
Common stock, $.01 par value; 3,000,000 shares authorized;
       872,656 and 888,500 shares issued and outstanding at
       June 30, 1998 and 1997, respectively                                                           9,588                   9,588
Additional paid-in capital                                                                        9,152,891               9,110,683
Treasury stock                                                                                     (350,871)
Unearned employee stock ownership plan shares                                                      (626,221)               (703,121)
Common stock owned by ESOP subject to put option                                                   (485,988)               (466,616)
Unrealized gain on securities available-for-sale (net of
      deferred  tax liability of $386,569 and $285,383 at
      June 30, 1998 and 1997, respectively)                                                         750,399                 553,979
Retained earnings, substantially restricted                                                       5,187,579               5,136,958
                                                                                               ------------            ------------
           Total stockholders' equity                                                            13,637,377              13,641,471
                                                                                               ------------            ------------

           Total liabilities and stockholders' equity                                          $ 53,746,664            $ 42,807,643
                                                                                               ============            ============

The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income
for the years ended June 30, 1998 and 1997

                                                             1998        1997
                                                             ----        ----
Interest on loans and mortgage-backed securities          $3,905,595  $3,048,777
Interest and dividends on investments and
    deposits in other depository institutions                129,146     189,622
                                                          ----------  ----------
                Total interest income                      4,034,741   3,238,399
                                                          ----------  ----------

Interest on savings accounts and certificates              1,277,281   1,150,932
Interest on other borrowings                                 682,436     169,925
                                                          ----------  ----------
                Total interest expenses                    1,959,717   1,320,857
                                                          ----------  ----------

                Net interest income                        2,075,024   1,917,542

Provision for loan losses                                    114,554      38,560
                                                          ----------  ----------
                Net interest income after provision
                for loan losses                            1,960,470   1,878,982
                                                          ----------  ----------

Other expenses:
    Compensation                                             406,730     335,872
    Employee retirement and other benefits                   329,253     291,926
    State franchise taxes                                     26,725      30,025
    SAIF deposit insurance premium                            29,220     200,082
    Occupancy expense                                         81,807      76,393
    Data Processing                                           45,321      50,126
    Legal, accounting and filing fees                        197,278     149,204
    Other                                                     50,083      48,459
                                                          ----------  ----------
                Total other expenses                       1,166,417   1,182,087
                                                          ----------  ----------

                Income before income taxes                   794,053     696,895

Provision for income taxes                                   282,200     249,057
                                                          ----------  ----------

Net income                                                $  511,853  $  447,838
                                                          ==========  ==========

Basic earnings per share                                         .58         .51
Weighted average shares outstanding for basic
    earnings per share
                                                             884,236     885,306
Diluted earnings per share                                       .57         .49
Weighted average shares outstanding for fully
    diluted earnings per share                               904,144     907,151


The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statement of Changes in Stockholders' Equity for the years ended June 30, 1998 and 1997

                                                 Shares        Common        Additional       Treasury        Employee
                                                                Stock          Paid In          Stock           Stock
                                                                               Capital                        Ownership
                                               ----------    ------------    ------------    ------------    -----------
Balance, June 30, 1996                           882,108          $9,588      $9,149,403                       $(767,040)

Conversion expenses from issuance of
common stock                                                                     (69,576)

Employee Stock Ownership Plan (ESOP)               6,392                          30,856                          63,919

Market value adjustment

Net income

Change in unrealized gain on securities,
net of deferred tax liability of $114,293
                                             -----------     -----------     -----------     -----------     -----------
Balance, June 30, 1997                           888,500           9,558       9,110,683                        (703,121)

Purchase of treasury stock                       (30,817)                                       (465,128)
Treasury stock issued to
 Management Recognition Plan (MRP)                 7,283                                         114,257
Employee Stock Ownership Plan (ESOP)               7,690                          42,208                          76,900

Market value adjustment

Net income

Dividends paid to shareholders
   ($.50 per share)
Change in unrealized gain on securities,
net of deferred tax liability of $101,186
                                             -----------     -----------     -----------     -----------     -----------
Balance, June 30, 1998                           872,656          $9,558      $9,152,891       $(350,871)      $(626,221)
                                             ===========     ===========     ===========     ===========     ===========
                                                   Common            Unrealized            Retained               Total
                                                    Stock             Gains on             Earnings           Stockholders'
                                                  Owned By           Securities                                  Equity
                                                    ESOP
                                               ----------------    ---------------     -----------------    ------------------
Balance, June 30, 1996                            $(767,040)            $332,116           $4,689,120          $12,646,147

Conversion expenses from issuance of
common stock                                                                                                       (69,576)

Employee Stock Ownership Plan (ESOP)                 63,919                                                        158,694

Market value adjustment                             236,505                                                        236,505

Net income                                                                                    447,838              447,838

Change in unrealized gain on securities,
net of deferred tax liability of $114,293                                221,863                                   221,863
                                                -----------          -----------         ------------          -----------
Balance, June 30, 1997                             (466,616)             553,979            5,136,958           13,641,471

Purchase of treasury stock                                                                                        (465,128)
Treasury stock issued to
 Management Recognition Plan (MRP)                                                             (7,738)             106,519
Employee Stock Ownership Plan (ESOP)                 76,900                                                        196,008

Market value adjustment                             (96,272)                                                       (96,272)

Net income                                                                                    511,853              511,853

Dividends paid to shareholders
   ($.50 per share)                                                                          (453,494)            (453,494)
Change in unrealized gain on securities,
net of deferred tax liability of $101,186                                196,420                                   196,420
                                                -----------          -----------         ------------          -----------
Balance, June 30, 1998                            $(485,988)            $750,399           $5,187,579          $13,637,377
                                                ===========          ===========         ============          ===========

The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
for the years ended June 30, 1998 and 1997


                                                                                                      1998                1997
                                                                                                      ----                ----
Cash flows from operating activities:
    Net income                                                                                   $    511,853          $    447,838
    Adjustments to reconcile net income to net cash provided by operating activities:
              Depreciation                                                                             30,841                35,451
              Provision for loan losses                                                               114,554                38,560
              ESOP benefit expense                                                                    119,108                94,775
              MRP benefit expense                                                                      89,472                67,309
              Stock dividend, FHLB stock                                                              (41,200)              (27,100)
              Deferred income taxes                                                                   (38,781)              (61,340)
              Net loan origination fees                                                                27,787               (22,381)
              (Gain) loss on sale of real estate acquired by foreclosure                              (18,917)               (6,535)
    Change in assets and liabilities:
                 Accrued interest receivable                                                         (205,300)             (122,014)
                 Other assets                                                                          (4,848)               15,307
                 Accrued interest on savings accounts and certificates                                 35,391               (10,378)
                 Accounts payable and other liabilities                                                81,617               112,405
                 Income tax payable                                                                   (69,852)               68,619
                                                                                                 ------------          ------------
                      Net cash provided by operating activities                                       631,725               630,516
                                                                                                 ------------          ------------
Cash flows from investing activities:
    Proceeds from sale of real estate acquired by foreclosure                                         187,500               175,500
    Mortgage-backed securities principal repayments                                                   105,774                77,571
    Mortgage-backed securities purchases                                                                                   (503,000)
    Net increase in loans receivable                                                               (9,891,548)           (6,914,370)
    Purchase of office property and equipment                                                          (9,808)               (8,584)
    Purchase of Federal  Home Loan Bank stock                                                        (341,400)
                                                                                                 ------------          ------------
              Net cash used in investing activities                                                (9,949,482)           (7,172,883)
                                                                                                 ------------          ------------

Cash flows from financing activities:
    Net (decrease) increase in savings accounts and certificates                                    3,289,024            (1,354,902)
    Net increase (decrease) in advance payments by borrowers for taxes and
         insurance                                                                                        381                 3,581
    Federal Home Loan Bank advances                                                                12,087,830             5,000,000
    Federal Home Loan Bank advances principal repayments                                           (4,553,591)           (2,553,482)
    Purchase of treasury stock                                                                       (465,128)
    Dividends paid                                                                                   (445,750)
    Stock conversion costs                                                                                                  (69,576)
                                                                                                 ------------          ------------
              Net cash provided by financing activities                                             9,912,766             1,025,621
                                                                                                 ------------          ------------
              Net increase (decrease) in cash and cash equivalents                                    595,009            (5,516,746)

Cash and cash equivalents at beginning of year                                                      2,108,111             7,624,857
                                                                                                 ------------          ------------
Cash and cash equivalents at end of year                                                         $  2,703,120          $  2,108,111
                                                                                                 ============          ============

Supplemental disclosure of cash flow information:
    Interest paid                                                                                $  1,924,326          $  1,322,932
    Income taxes paid                                                                                 320,618               249,000
Supplemental disclosure of non-cash investing and financing activities:
    Unrealized gain on securities available for sale, net of deferred tax
          liability of $101,186 and $114,293                                                          196,420               221,863
    Real estate acquired by foreclosure                                                               485,327

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

      No active market exists for Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value since, if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value. As a member of the Federal Home Loan Bank System, the Bank is required to maintain an investment in FHLB capital stock in an amount equal to at least 1% of outstanding residential mortgages, or 5% of outstanding FHLB advances, whichever is greater. The Bank met this requirement at June 30, 1998 and 1997.

      Regulations require the Bank to maintain an amount of cash and U.S. government and other approved securities equal to a prescribed percentage (5% at June 30, 1998 and 1997) of deposits accounts (net of loans on deposits) plus short-term borrowings. At June 30, 1998 and 1997, the Bank met these requirements.

   E. Depreciation
      ------------

      Depreciation of office property and equipment is calculated using straight-line and accelerated methods over the estimated useful lives of such property. The gain or loss on the sale of office property and equipment is recorded in the year of disposition.

   F. Loans
      -----

      Loans are stated at the principal amount outstanding. Interest income on loans is recognized based on loan principal amounts outstanding during the period. Interest earned on loans receivable is recorded in the period earned.

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

   I. Real Estate Acquired by Foreclosure
      -----------------------------------

      Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated cost to sell. Any reduction to fair value from the new cost basis recorded at the time of acquisition is accounted for as a valuation reserve. Revenue and expenses from operations and additions to the valuation allowance are included in noninterest expense.


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

   J. Income Recognition on Impaired and Nonaccrual Loans, continued:
      ---------------------------------------------------------------

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

   L. Effect of Implementing New Accounting Standards
      -----------------------------------------------

      In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share"
      (EPS). This statement specifies the computation, presentation, and disclosure requirements for EPS. SFAS No. 128 is designed to improve the EPS information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and three percent materiality provision, and (c) revising the contingent share provisions and the supplemental EPS data requirements. SFAS No. 128 requires presentation of basic EPS amounts from income for continuing operations and net income on the face of the income statement for entities with simple capital structures and dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures regardless of whether basic and diluted EPS are the same. The statement also requires a reconciliation of the numerator and denominator used on computing basic and diluted EPS and is applicable to all entities with publicly held common stock or potential common stock. SFAS No. 128 was adopted as of January 1, 1998. The Corporation has restated the June 30, 1997 earnings per share computations in accordance with the provisions of SFAS No. 128.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. If used with related disclosures and other information in the consolidated financial statements, the FASB believes that the information provided by reporting comprehensive income should help investors, creditors, and others in assessing an enterprise's activities and the timing and magnitude of its future cash flows. The statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. This statement is effective for fiscal years beginning after December 31, 1997 and reclassification of financial statements for earlier periods provided for comparative purposes is required. The only transactions that meet the definition of comprehensive income for the Corporation include the unrealized

   L. Effect of Implementing New Accounting Standards, continued
      -----------------------------------------------

      gains on securities available for sale. These unrealized gains are currently reported separately in the equity section of the statement of financial condition. The Corporation adopted the provision of SFAS No. 130 on July 1, 1998.

      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. The statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Corporation does not anticipate that the adoption of SFAS No. 131 will have a material effect on the Corporation.

      In February, 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The Corporation's management plans to adopt the appropriate provisions of the statements at January 1, 1999, and does not currently believe that the future adoption of this statement will have a material effect on the Corporation's financial position or operating results.

      On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 established a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier applications is permitted as of the beginning of any fiscal quarters subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Adoption of SFAS No. 133 is not expected to have a material financial statement impact on the Corporation.

   M. Reclassifications
      -----------------

      Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no material effect on net income or stockholders' equity as previously reported.

2.  Investment Securities:

    Investment securities are summarized as follows:


                                                                           Gross            Gross            Estimated
                                                     Amortized           Unrealized       Unrealized        Market Value
    June 30, 1998                                      Cost                 Gains           Losses
                                                    -----------          ------------    -------------     --------------
    Available for Sale Equity Securities:
      Federal Home Loan
         Mortgage Corporation
     Common Stock - 24,672 shares                    $   24,158           $ 1,136,968    $          --       $ 1,161,126
                                                    ===========          ============    =============      ============
June 30, 1997

Available for Sale Equity Securities:
   Federal Home Loan Mortgage Corporation
        Common Stock - 24,672 shares                 $   24,158            $  839,362    $          --       $   863,520
                                                    ===========          ============    =============      ============

3.  Mortgaged-Backed Securities:

    Mortgage-backed securities are summarized as follows:


                                                               Gross          Gross        Estimated
                                              Amortized      Unrealized    Unrealized     Market Value
    June 30, 1998                                Cost           Gains        Losses
                                            -------------   ------------   -----------   -------------
FHLMC certificates                            $  433,362     $   11,038     $    --       $  444,400
GNMA certificates                                  1,273             27                        1,300
                                            -------------   ------------   -----------   -------------
                                              $  434,635     $   11,065     $    --       $  445,700
                                            =============   ============   ===========   =============

June 30, 1997

FHLMC certificates                            $  538,124     $    5,546     $    --       $  543,670
GNMA certificate                                   2,284             46                        2,330
                                            -------------   ------------   -----------   -------------
                                              $  540,408     $    5,592     $    --       $  546,000
                                            =============   ============   ===========   =============

    There were no sales of mortgage-backed securities during 1998 or 1997.

    Accrued interest receivable on held to maturity mortgage-backed securities totaled $3,430 and $4,291 at June 30, 1998 and 1997, respectively.

    Expected maturities will differ from contractual maturities because borrowers may prepay obligations without prepayment penalties.

4.  Loans Receivable, Net:

    The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences. Loans receivable, net at June 30, 1998 and 1997 consist of the following:


                                                                                         1998                         1997
                                                                                         ----                         ----
    Single-family residential                                                        $  35,421,772                $  30,995,488
    Multi-family residential and commercial                                              1,953,114                      996,920
    Construction                                                                        10,864,305                    6,632,056
    Nonresidential                                                                       4,768,199                    3,355,199
    Consumer loans                                                                         489,928                      276,182
                                                                                -------------------          -------------------
                                                                                        53,497,318                   42,255,845

    Less: Unearned loan origination fees                                                    46,677                       18,890
          Undisbursed portion of construction loans                                      5,656,786                    3,828,364
          Allowance for loan losses                                                        200,000                      125,000
                                                                                -------------------          -------------------

                                                                                     $  47,593,855              $    38,283,591
                                                                                ===================          ===================

    Accrued interest receivable on loans totaled $462,097 and $255,956 at June 30, 1998 and 1997, respectively.

    The following is a reconciliation of the allowance for loan losses:

                                                                                          1998                  1997
                                                                                          ----                  ----
       Balance at beginning of year                                                    $  125,000           $  100,000
       Provision charges to operations                                                    114,554               38,560
       Loans charged off                                                                  (39,554)             (13,560)
                                                                                   ---------------     ----------------
       Balance at end of year                                                          $  200,000           $  125,000
                                                                                   ===============     ================

    The following is a summary of non-performing loans:

                                                                                         1998                1997
                                                                                         ----                ----
    Accruing loan 90 days past due                                                    $    87,627       $
    Nonaccrual loans                                                                      500,268             828,000
                                                                                  ----------------     ---------------
    Total non-performing loans at year end                                            $   587,895       $     828,000
                                                                                  ================     ===============
    Non-performing loans as a percentage of total loans                                     1.24%               2.16%


    At June 30, 1998 and 1997, the amount of interest income that would have been recorded on loans in nonaccrual status, had such loans performed in accordance with their terms, would have been approximately $18,000 and $16,000, respectively.

    At June 30, 1998 and 1997, the Bank did not have any loans outstanding to directors and executive officers.

5.  Investment in Nonmarketable Equity Securities:



                                                                                             June 30,
                                                                                 --------------------------------
                                                                                     1998                 1997
Federal Home Loan Bank of Cincinnati capital
     stock, 7,103 and 3,277 shares in 1998 and 1997, respectively
                                                                                   $ 710,300          $  327,700
Intrieve, Inc. capital stock, 10 shares                                               15,000              15,000
                                                                                   ---------          ----------
                                                                                     725,300             342,700
                                                                                   =========          ==========

6. Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk:

    The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage commitments which amounted to $1,200,500 and $2,061,500 at June 30, 1998 and 1997, respectively. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

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

    The Bank has $2,186,921 and $1,437,113 of cash on deposit with one financial institution at June 30, 1998 and 1997, respectively.

7.  Office Property and Equipment, at cost:

                                                        1998                    1997
                                                        ----                    ----
    Land                                         $          30,000       $          30,000
    Office building and improvements                       379,522                 379,522
    Furniture and equipment                                191,747                 191,412
                                                 -----------------       -----------------
                                                           601,269                 600,934
    Less accumulated depreciation                          221,779                 200,411
                                                 -----------------       -----------------
                                                  $        379,490         $       400,523
                                                 =================       =================


8.  Deposits:

    Deposit accounts are summarized as follows:


                                                                                           1998                        1997
                                                                                           ----                        ----
    Demand deposit accounts                                                          $     1,515,796            $     1,289,161
    NOW and MMDA deposit with a weighted average rate of
    3.13% and 3.11% at June 30, 1998 and 1997, respectively
                                                                                           2,192,282                  1,685,482
                                                                             ------------------------     ----------------------
               Savings deposits                                                            3,708,078                  2,974,643

    Certificates of deposit with a weighted average rate of
    5.96% and 5.71% at June 30, 1998 and 1997 respectively
                                                                                          21,708,633                 19,153,044
                                                                             ------------------------     ----------------------
    Total deposits                                                                   $    25,416,711            $    22,127,687
                                                                             ========================     ======================


    Certificates of deposit by maturity at June 30, 1998 and 1997 are as follows:

                                                                                          1998                        1997
                                                                                          ----                        ----
    1 year or less                                                                   $    13,928,382            $    14,916,735
    1 year - 3 years                                                                       7,290,588                  3,175,555
    Maturing in years thereafter                                                             489,663                  1,060,754
                                                                             ------------------------     ----------------------
                                                                                     $    21,708,633            $    19,153,044
                                                                             ========================     ======================


    Certificates of deposit by maturity and interest rate category at June 30, 1998 and 1997 are as follows:


                                                       Amount due June 30, 1998
                                                            (In Thousands)
                             Less than one year         1-2 Years              2-3 Years        After 3 Years           Total
    2.00-3.99%                      $         1              $     20              $    -         $       -            $        22
    4.00-5.99%                           11,520                   999                   94                71                12,684
    6.00-7.99%                            2,407                 4,341                1,837               419                 9,003
                             -------------------   ------------------    ------------------  ----------------  --------------------
                                    $    13,928              $  5,360              $ 1,931        $      490           $    21,709
                             ===================   ===================   ==================  ================  ====================

                                                       Amount due June 30, 1997
                                                            (In Thousands)
                             Less than one year           1-2 Years            2-3 Years       After 3 Years           Total
    2.00-3.99%                $              26       $            24        $           3        $               $             53
    4.00-5.99%                           13,018                 1,480                  253               165                14,916
    6.00-7.99%                            1,873                   634                  781               896                 4,184
                             -------------------   -------------------   ------------------  ----------------  --------------------
                              $          14,917       $         2,138        $       1,037        $    1,061       $        19,153
                             ===================   ===================   ==================  ================  ====================

9.   Federal Home Loan Bank Advances:

     Federal Home Loan Bank advances at June 30, 1998 and 1997 are as follows:

                                             June 30,               June 30,
                                             --------               --------
                                               1998                   1997
                                               ----                   ----
   Date of Issue         Year of              Amount                 Amount              Interest
                        Maturity                                                           Rate
     10/27/94           11/01/04           $   107,242            $    136,155                 8.45
      1/31/95            1/30/15               650,000                 650,000                 5.75
      5/09/95            6/01/05               116,095                 140,773                 7.35
      3/14/97            3/13/98                                       750,000                 6.05
      3/25/97            3/24/00               500,000                 500,000                 6.75
      3/25/97            3/25/98                                     2,000,000                 6.20
      5/01/97           10/28/97                                     1,750,000                 6.00
      7/31/97            7/31/98             1,000,000                                         5.88
      8/14/97            8/14/98               500,000                                         5.95
     10/22/97           10/22/98               250,000                                         6.05
      1/27/98            1/22/99             1,000,000                                         5.75
      1/28/98            2/01/08                87,830                                         6.37
      2/17/98            8/14/98               500,000                                         5.61
      2/20/98            2/20/99               500,000                                         5.67
      3/03/98            3/03/99             1,000,000                                         5.75
      3/13/98            3/12/99             1,250,000                                         5.74
      3/20/98            3/19/99               750,000                                         5.77
      3/25/98            3/25/99             2,000,000                                         5.81
      3/31/98            9/25/98               500,000                                         5.71
      4/24/98            4/23/99             1,750,000                                         5.84
      4/28/98           10/23/98               250,000                                         5.74
      5/13/98           11/09/98               500,000                                         5.72
      5/22/98           11/18/98               250,000                                         5.72
                                          -------------          --------------
                                           $13,461,167            $  5,926,928
                                          =============          ==============


The scheduled maturities of Federal Home Loan Bank advances for the five years subsequent to June 30, 1998 are as follows:

                          1999                 $12,033,057
                          2000                     535,661
                          2001                      38,473
                          2002                      41,509
                          2003                      44,788
                          Thereafter               767,679
                                              -------------
                                               $13,461,167
                                              =============

     As collateral for the advance, the Bank has pledged $20,191,751 of one to four family residential mortgages, which represents 150% of the amount of the advance.

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

     Quantative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), Tier I capital (as defined) to adjusted total assets, and tangible capital to adjusted total assets. Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of January, 1997, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the institution's category.

10.  Regulatory Matters:

     Amounts are in the thousands.

                                                                                                      To Be Well
                                                                            For Capital            Capitalized Under
                                                                             Adequacy              Prompt Corrective
                                                   Actual                    Purposes              Action Provisions
                                             Amount      Ratio          Amount      Ratio          Amount      Ratio
     As of June 30, 1998:
         Total Capital (to Risk
           Weighted Assets)                 $ 13,026        38%        $ 2,759          8%        $ 3,499         10%
         Tier I Capital (to Risk
           Weighted Assets)                 $ 12,826        37%        $ 1,380          4%        $ 2,070          6%
         Tier I Capital
           (to Adjusted Total Assets)       $ 12,826        24%        $ 1,600          3%        $ 1,600          3%
         Tangible Capital (to
           Adjusted Total Assets)           $ 12,826        24%          $ 800        1.5%          $ 800        1.5%

     As of June 30, 1997:
         Total Capital (to Risk
           Weighted Assets)                 $ 12,716        52%        $ 1,977          8%        $ 2,471         10%
         Tier I Capital (to Risk
           Weighted Assets)                 $ 12,591        51%          $ 989          4%        $ 1,483          6%
         Tier I Capital (to
           Adjusted Total Assets)           $ 12,591        30%        $ 1,269          3%        $ 1,269          3%
         Tangible Capital (to
           Adjusted Total Assets)           $ 12,591        30%          $ 635        1.5%          $ 635        1.5%


11.  Income Taxes:

     Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying future statutory tax rates to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.

     The provision for income taxes consists of:

                                          June 30,
                                    1998           1997
                                    ----           ----
                                ------------   ------------
             Current             $  320,981     $  310,397

             Deferred               (38,781)       (61,340)
                                ------------   ------------
                                 $  282,200     $  249,057
                                ============   ============

     Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:


                                                               June 30,
                                                         1998           1997
                                                         ----           ----
         Stock dividends on FHLB stock                $   14,008     $    7,446
         Provision for loan losses                       (25,500)        (8,500)
         Provision for uncollected interest                 (632)        (1,914)
         Depreciation                                       (317)         3,967
         Deferred fees                                    (9,447)         7,610
         Directors retirement expense                     (7,016)       (27,708)
         Supplemental executive retirement expense       (10,204)        (8,503)
         Management recognition plan expense               5,141        (22,885)
         ESOP expense                                        286         (2,353)
         Bonus expense                                    (5,100)        (8,500)
                                                     ------------   ------------
                                                      $  (38,781)    $  (61,340)
                                                     ============   ============


     The following tabulation reconciles the federal statutory tax rate to the effective rate of taxes provided for income before taxes:

                                                                            June 30,
                                                                 1998                      1997
                                                      ------------------------   -----------------------
     Tax at statutory rate                              $ 269,978      34.0 %      $ 236,944      34.0%
     Increases (decreases) in taxes resulting
         From:
     ESOP deduction                                        14,351       1.8 %         10,491       1.5%
     Other, net                                            (2,129)     (0.3)%          1,622       0.2%
                                                      ------------   ---------   ------------   --------
     Effective rate                                     $ 282,200      35.5 %      $ 249,057      35.7%
                                                      ============   =========   ============   ========


      The tax effect of temporary differences giving rise to the Corporation's consolidated deferred income tax asset (liability) at June 30, 1998 and 1997 are as follows:

                                                         1998           1997
                                                         ----           ----
      Deferred tax assets
         Allowance for loan losses                    $   68,000     $   42,500
         Uncollected interest                              6,000          5,368
         Deferred loan fees                               15,870          6,423
         Directors retirement expense                     46,507         39,491
         Supplemental executive retirement expense        22,515         12,311
         Management recognition plan expense              17,744         22,885
         ESOP expense                                      2,067          2,353
         Bonus expense                                    13,600          8,500
                                                     ------------   ------------
                                                         192,303        139,831

      Deferred tax liabilities:
         FHLB stock dividends                            (73,405)       (59,397)
         Depreciation on office property and             (11,150)       (11,467)
                 equipment
         Unrealized gain on available for sale
                 securities                             (386,569)      (285,383)
                                                     ------------   ------------
      Deferred income tax liability                   $ (278,821)    $ (216,416)
                                                     ============   ============

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

    As of June 30, 1998, the Bank's bad debt reserve for federal tax purposes was approximately $816,000 which represents the base year amount. A deferred tax liability has not been recognized for the base year amount. If the Bank uses the base year reserve for any reason other than to absorb loan losses, a tax liability could be incurred. It is not anticipated that the reserve will be used for any other purpose.


12. EMPLOYEE BENEFIT PLANS:

    A. Retirement Plan
       ---------------

       The Bank is a participant in the Financial Institution's Retirement Fund, a multi-employer defined benefit retirement plan. The plan is noncontributory and covers all employees who meet certain requirements as to age and length of service. The Bank's policy is to fund retirement costs accrued. Contributions to the plan amounted to $756 for the year ended June 30, 1998, and to $3,752 for the year ended June 30, 1997.

       Because the Bank participates in a multi-employer plan, the actuarial present value of accumulated plan benefits and plan net assets available for benefits are not determinable and therefore not disclosed.

    B. Profit-Sharing Plan
       -------------------

       Effective January 1, 1990, the Bank became a participant in the profit-sharing feature of the Financial Institutions Thrift Plan. The plan is noncontributory and covers all salaried employees who meet certain requirements as to age and length of service. Employees become vested upon completion of five years of service. Contributions are at the discretion of the Board of Directors and are computed as a percentage of eligible employees' compensation. The Board of Directors authorized contributions equal to 4% of eligible employees' compensation for 1998 and 1997, which amounted to $10,636 and $7,682 for 1998 and 1997, respectively.

    C. Employee Stock Ownership Plan
       -----------------------------

       The Corporation sponsors an employee stock ownership plan (ESOP) that covers all employees. During 1996 the Corporation loaned $767,040 to the ESOP for the purchase of 76,704 shares of the Corporation's stock. The Corporation makes annual contributions to the ESOP equal to total debt service less dividends received by the ESOP. All dividends on unallocated shares are used to pay debt service. As the debt is repaid, First Lancaster Bancshares, Inc. common shares are allocated to employees. The Corporation accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares represented by outstanding debt are reported as unearned ESOP shares in the statement of financial condition. As shares are earned, the Corporation reports compensation expense

    C. Employee Stock Ownership Plan, Continued
       ----------------------------------------

       equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

       Contribution expense for the ESOP was $119,108 and $94,775 for the years ended June 30, 1998 and 1997, respectively. Interest on the debt is not considered compensation expense by the Corporation. The ESOP shares were as follows as of June 30:


                                                           1998         1997
                                                           ----         ----
           Allocated Shares                                  14,078        6,392
           Unearned Shares                                   62,626       70,312
                                                       ------------  -----------

           Total ESOP Shares                                 76,704       76,704
                                                       ============  ===========

           Fair Value of Unearned Shares at June 30       $908,077    $1,072,258

           Market Price per share                         $  14.50    $    15.25


       In the case of a distribution of ESOP shares which are not readily tradable on an established securities market, the plan provides the participant with a put option that complies with the requirements of
       Section 490(h) of the Internal Revenue Code. The Corporation has classified outside of permanent equity the fair value of earned and unearned ESOP shares (net of the debit balance representing unearned ESOP shares) subject to the put option in accordance with the Securities and Exchange Commission Accounting Series Release #268.

    D. Stock Award Plans
       -----------------

        Management Recognition Plan (MRP)
        ---------------------------------

        In connection with the conversion, the Corporation adopted the First Lancaster Bancshares, Inc. Management Recognition Plan, the objective of which is to enable the Corporation to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP include certain directors and executive officers of the Corporation and Lancaster Federal Savings Bank as determined by members of a committee appointed by the Board of Directors. On
        January 9, 1997, 28,761 shares were awarded. The fair market value of the common stock at that date was $14.625 and there is no exercise price for the stock. Awards to directors and eligible employees will vest 20% on each anniversary date of the award. On July 3, 1997, 231 additional shares were granted. Shares are held by the trustee and are voted by the MRP trustee in the same proportion as the trustee of the Corporation's ESOP plan vote shares held therein. Assets of the trust are subject to the general creditors of the Corporation. All shares vest immediately if there is a change in control or in the case of a participant's death or disability. The Corporation applied APB Opinion 25 and related Interpretations in accounting for the MRP.

        Compensation cost charged to operations for the MRP totaled $89,472 and $67,309 for the years ended June 30, 1998 and 1997, respectively.


    Stock Option Plan
    -----------------

        The Corporation granted stock options under the 1996 Stock Option and Incentive Plan. Under the plan the Corporation is authorized to issue shares of common stock pursuant to "Awards" granted in various forms, including incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, and other similar stock-based awards. The Corporation granted stock options to employees and directors in 1997 under the plan in the form of incentive and non-qualified stock options. The stock options granted in 1997 have contractual terms of 10 years. All options granted to the employees and directors have an exercise price no less than the fair market value of the stock at grant date. The option price is equal to 110% of the fair market value on the grant date in the case of Incentive Stock Options (ISO) granted to persons owning more than 10% of the outstanding common shares. Each option will become exercisable with respect to 20% of the optioned shares upon an optionee's completion of each of five years of future service as an employee, director or advisory or emeritus director, provided that an option shall become 100% exercisable immediately if an optionee's continuous service terminates due to death or disability. The options expire ten years after the date of grant. The Corporation granted 71,910 options in 1997. In accordance with APB 25, the Corporation has not recognized any compensation cost for these plans in 1998.

        A summary of the status of the Corporation's stock options as of June 30, 1998 and the charges during the year ended on that date is presented below.


                                                      # Shares of     Weighted
                                                       Underlying      Average
                                                         Options      Exercise
                                                                       Prices
                                                       ------------  -----------
           Outstanding, January 1, 1998                      71,910     $ 14.625
           Granted during the year                                0
           Exercised during the year                              0
                                                       ------------

           Outstanding, June 30, 1998                        71,910     $ 14.625
                                                       ------------

           Eligible for exercise at year-end                      0
                                                       ============

           Weighted average fair value of options
             granted at a discount                            $3.55

    Stock Option Plan
    -----------------

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

    As of June 30, 1998, 71,910 options are outstanding with a weighted-average remaining contractual life of all stock options being 8.5 years.

    Had the compensation cost for the Corporation's stock-based compensation plan been determined consistent with SFAS 123, the Corporation's net income and net income per common share for 1998 would approximate the pro forma amounts below:


                                    AS REPORTED 6/30/98      PRO FORMA 6/30/98
                                  -----------------------  ---------------------
           Net Income                          $ 511,853              $ 489,197

           Earnings per share                      $ .57                  $ .54


       The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

    E. Retirement Plan for Non-Employee Directors
       ------------------------------------------

       Effective December 7, 1995, the Board of Directors of the Bank adopted the First Lancaster Federal Savings Bank Directors' Retirement Plan for Non-Employee Directors. A participant in the Plan will receive, on each of the ten annual anniversary dates of leaving the Board, an amount equal to the product of his "Benefit Percentage," "Vested Percentage," (as defined) and 75% of the total fee he received for service on the Board during the calendar year preceding his retirement. The amount charged to operations under the plan totaled $54,714 and $81,494 for the years ended June 30, 1998 and 1997, respectively.

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

 F. Supplemental Executive Retirement Plan (SERP), Continued
    --------------------------------------------------------

    The Bank has established an irrevocable grantor trust to hold assets in order to provide itself with a source of funds to assist the Bank in the meeting of the SERP liability. The amount charged to operations under the plan totaled $30,011 and $25,009 for the years ended June 30, 1998 and 1997, respectively.

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

    ADVANCES FROM THE FEDERAL HOME LOAN BANK: Advances from the Federal Home Loan Bank bear interest at fixed rates. The carrying value of these borrowings is estimated using the current rates at which similar loans would be made to borrowers for the same maturities.

    LOAN COMMITMENTS: The fair value of loan commitments is estimated to approximate the contract values, as the related loan will have a current market rate, the creditworthiness of the counterparties is presently considered in the commitments, and the original fees charged do not vary significantly from the fee structure at June 30, 1998.

    The estimated fair values of the Corporation's financial instruments are as follows:


                                                                          JUNE 30,                    JUNE 30,
                                                                           1998                         1997
                                                                 CARRYING         FAIR         CARRYING       FAIR
                                                                  AMOUNT          VALUE         AMOUNT        VALUE
                                                               ------------    -----------    ----------    ----------
                                                                                     (in thousands)
           Financial Assets:
             Cash                                                    $  516         $  516        $  671        $  671
             Interest-bearing deposits in other depository
               Institutions                                           2,187          2,187         1,437         1,437
             Investment securities                                    1,161          1,161           864           864
             Investment in nonmarketable equity
               Securities                                               725            725           343           343
             Mortgage-backed securities                                 435            448           540           546
             Loans receivable, net allowance for loan
               losses of $200 for 1998 and $125 for
               1997                                                  47,594         47,532        38,284        38,440

           Financial Liabilities:
             Savings accounts and certificates                       25,417         25,643        22,128        22,349
             Federal Home Loan Bank advances                         13,461         13,390         5,927         5,927


14. CONVERSION TO STOCK SAVINGS BANK, FORMATION OF HOLDING COMPANY AND SALE OF COMMON STOCK:

    On June 28, 1996, the Bank converted from a mutual savings bank to a capital stock savings bank. The Bank issued all of its outstanding capital stock to First Lancaster Bancshares, Inc., a holding company for First Lancaster Federal Savings Bank. First Lancaster Bancshares, Inc. consummated a public offering of 958,812 shares of common stock which generated proceeds of $8,821,080, net of conversion costs totaling $69,576 in 1997.

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

    The Bank may not declare or pay a cash dividend on or repurchase any of its stock if the effect would be to reduce retained earnings of the Bank below the capital requirements of the OTS. Federal regulations adopted by the OTS impose certain limitations on the payment of dividends and other capital distributions, including stock repurchases by the Bank. OTS regulations utilize a tiered approach which permits various levels of distributions based primarily upon an institution's capital level and net income. Based upon current OTS regulations and its capital structure at June 30, 1998 and 1997, the Bank may make capital distributions during a year up to the greater of (i) 100% of its net earnings to date during the calendar year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital-to-assets ratio at the beginning of the calendar year or (ii) 75% of its net income during the most recent four-quarter period. The amount computed under these OTS regulations cannot reduce the Bank's capital below the liquidation account as discussed above. At June 30, 1998, approximately $5,596,000 was available for payment of dividends from the Bank to the Corporation under the above mentioned OTS restrictions.

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

15. Earnings Per Share:

                                                For the year ended June 30, 1998             For the year ended June 30, 1997
                                          ------------------------------------------- ---------------------------------------------
                                             Income         Shares         Per Share      Income           Shares        Per Share
                                           (Numerator)   (Denominator)      Amount      (Numerator)     (Denominator)      Amount
                                          ------------- ---------------   -----------  ------------    ---------------   ----------
Basic earnings per
share
Income available to
common shareholders                        $  511,853        884,236         $   0.58    $  447,838          885,306       $   0.51

Effect of dilutive
     securities
Stock Options                                                  3,588                                           2,863
Management
recognition plan                                              16,320                                          18,982

Diluted earnings per
share
Income available to
     common
     shareholders plus
     assumed
     conversions                           $  511,853        904,144         $   0.57    $  447,838          907,151       $   0.49

There were no preferred dividends or antidilutive securities that would affect the computation of earnings per share.

16.  Condensed Financial Information (Parent Company Only):

     The following condensed statements summarize the financial position, operating results and cash flows of First Lancaster Bancshares, Inc. (Parent Company only).

         Condensed Statement of Financial Condition                      June 30,
                                                                   1998           1997
                                                              -------------   -------------
Assets
Cash and balances with bank                                   $    192,914    $    241,920
Investment in subsidiary                                        14,206,703      13,854,525
Income tax receivable                                               43,807          17,294
Accrued interest receivable                                         31,705          34,267
                                                              ------------    ------------
                                                              $ 14,475,129    $ 14,148,006
                                                              ============    ============

Liabilities and Stockholders' Equity
Accounts payable                                              $      3,444    $     39,919
Common stock owned by ESOP subject to put option                   485,988         466,616
Stockholders' equity                                            13,985,697      13,641,471
                                                              ------------    ------------
                                                              $ 14,475,129    $ 14,148,006
                                                              ============    ============
                Condensed Statement of Income                  For the Year Ended June 30,
                                                                  1998            1997
                                                              ------------    ------------
Dividend from bank subsidiary                                 $    564,829
Interest income                                                     64,473    $     77,491
Legal, accounting and filing fees                                 (140,840)       (128,647)
                                                              ------------    ------------

Net income (loss) before income taxes                              488,462         (51,156)
Income tax benefit                                                  26,513          17,294
                                                              ------------    ------------

Net loss before equity in undistributed net income of
    subsidiary                                                     514,975          33,862

Equity in undistributed net income of subsidiary                    (3,122)        481,700
                                                              ------------    ------------

Net income                                                    $    511,853    $    447,838
                                                              ============    ============
              Condensed Statement of Cash Flows                          June 30,
                                                                   1998            1997
                                                              ------------    ------------
Operating activities:
     Net income                                               $    511,853    $    447,838
     Adjustment to reconcile net income to cash provided
              by operating activities:
         Equity in undistributed net income of subsidiary            3,122        (481,700)
         Increase in income tax receivable                         (26,513)        (17,294)
         Decrease (increase) in accrued interest receivable          2,562         (34,267)
         (Decrease) increase in accounts payable                   (36,475)         39,919
                                                              ------------    ------------
     Net cash provided by (used in) operating activities           454,549         (45,504)

Investing activities:
     Payment on ESOP loan                                           32,120          57,000
                                                              ------------    ------------

     Net cash provided by investing activities                      32,120          57,000
                                                              ------------    ------------

16.  Condensed Financial Information (Parent Company Only):


Financing activities:
     Purchase of treasury stock                             (118,440)
     Dividends paid                                         (445,750)
     Cash received for  treasury stock                        28,515
     Proceeds from stock conversion, net of expenses                    (69,576)
                                                            --------   --------
     Net cash used in financing activities                  (535,675)   (69,576)
                                                            --------   --------

Net decrease in cash                                         (49,006)   (58,080)

Cash, beginning of year                                      241,920    300,000
                                                            --------   --------

Cash, end of year                                           $192,914   $241,920
                                                            ========   ========

17.  Subsequent Events:

     On July 6, 1998 the Corporation declared a dividend of $0.30 per share or $287,644, to shareholders of record as of July 17, 1998.

     Other real estate owned at June 30, 1998 was sold on July 15, 1998 for $280,000.

                              CORPORATE INFORMATION

                               BOARD OF DIRECTORS

Virginia R. S. Stump
Chairman of the Board, President
and Chief Executive Officer of the
Company and the Bank

Tony A. Merida
Vice Chairman of the Board and
Executive Vice President of the
Company and the Bank

David W. Gay
Self-Employed

Jane G. Simpson
Retired

Ronald L. Sutton
Pharmacist

Jack C. Zanone
Self-Employed




                               EXECUTIVE OFFICERS

Virginia R. S. Stump
President and Chief Executive
Officer

Tony A. Merida
Executive Vice President

Kathy G. Johnica
Secretary and Treasurer




                                OFFICE LOCATIONS

208 Lexington Street                                 713 Edgewood Drive
Lancaster, Kentucky  40444-1131                      Nicholasville, Kentucky
                                                     (Loan Production Office)


                                OTHER INFORMATION

Independent Certified Accountants
PricewaterhouseCoopers LLP
201 East Main Street, Suite 1400
Lexington, Kentucky  40507

Transfer Agent
Illinois Stock Transfer Company
209 W. Jackson Boulevard, Suite 903
Chicago, Illinois  60606

Special Counsel
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C.  20036

Annual Meeting
The 1998 Annual Meeting of Stockholders
will be held on October 26, 1998 at 4:00 p.m.
at the Bank's office located at 208
Lexington Street, Lancaster, Kentucky.







                  Annual Report on Form 10-KSB

A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date for the 1998 Annual Meeting upon written request to the Corporate Secretary, First Lancaster Bancshares, Inc., 208 Lexington Street, Lancaster, Kentucky 40444- 1131.