Form 10KSB, Exhibit 13
period 1999-06-30
FIRST LANCASTER BANCSHARES INC
filed 1999-09-24
CIK 1010839

                                                                      Exhibit 13

FIRST LANCASTER BANCSHARES, INC.





[LOGO]







                                                              1999 ANNUAL REPORT

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

     The Bank is a federal savings bank, which operates one full service office in Lancaster, Kentucky and one loan production office in Nicholasville, Kentucky, serving Garrard, Jessamine and surrounding counties in Kentucky. The Bank was chartered by the Commonwealth of Kentucky in 1873 under the name Lancaster Building and Loan Association. The Bank adopted a federal charter and received federal insurance of its deposit accounts in 1966, at which time it adopted the name First Lancaster Federal Savings and Loan Association. In 1988 the Bank converted from a federally chartered mutual savings and loan association to a federally chartered mutual savings bank and adopted its present name. The principal business of the Bank consists of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on single-family residences in the Bank's market area. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

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














                                      (i)

MARKET INFORMATION
--------------------------------------------------------------------------------

     The Company's common stock trades under the symbol "FLKY" on the Nasdaq SmallCap Market. As of June 30, 1999 there were 910,872 shares of the common stock outstanding and approximately 250 holders of record.

     The following table sets forth the reported bid information for, and the dividends declared on, the common stock for each full quarterly period since the common stock was issued at the end of fiscal year 1996.

                                       Bid
                                 ---------------          Dividends
                                  High     Low            Declared
                                 -------  ------          ---------
Fiscal Year 1998
July - September 1997            $16.000  15.250            $0.25
October - December 1997           16.375  15.750               --
January - March 1998              16.000  15.125            $0.25
April - June 1998                 16.125  14.000               --

Fiscal Year 1999
July - September 1998            $14.250  12.375            $0.30
October - December 1998           13.688  12.000               --
January - March 1999              13.000  12.063            $0.30
April - June 1999                 12.500  11.063               --

     Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     The Board of Directors of the Company established a regular dividend rate and payment schedule in July 1997, whereby the Company will pay dividends semi-annually, payable to stockholders of record as of the third Friday of every January and July following the respective semi-annual period. Any change in the Company's dividend policy will depend on the Company's debt and equity structure, earnings, regulatory capital requirements, and other factors, including economic conditions, regulatory restrictions, and tax considerations. The Company declared a dividend of $0.30 per share in July 1999. See Note 16 of Notes to Consolidated Financial Statements for restrictions on the payment of cash dividends by the Bank, which serves as the primary source of liquidity for the Company.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

First Lancaster Bancshares, Inc. ..................................................................... (i)
Market Information................................................................................... (ii)
Letter to Stockholders.................................................................................. 1
Selected Consolidated Financial and Other Data.......................................................... 2
Management's Discussion and Analysis of Financial Condition and Results of Operations................... 4
Consolidated Financial Statements...................................................................... 17
Corporate Information................................................................... Inside back cover

                                      (ii)

                             LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------


Dear Stockholders,

     Another year has passed and presented us with several opportunities and challenges. We began the year announcing a 5% stock repurchase, which was completed in March 1999 with an aggregate cost of approximately $622,000. This stock is being held as treasury stock to be used for future corporate purposes. On July 9, 1999 First Lancaster Bancshares, Inc. announced that we would be repurchasing an additional 5% of our outstanding common stock over the next twelve months and it will also be held as treasury stock for future corporate purposes. The Board and management believe that these repurchases are a great means to utilize capital and enhance shareholder value. At the current stock price levels, we feel it is an excellent buying opportunity for the Company and will consider future stock repurchases.

     Earnings for the fiscal year 1999 were $301,000, which was below our 1998 annual earnings of $512,000. Basic and diluted earnings per share for the year ended June 30, 1999 were $0.35 as compared to basic and diluted earnings per share of $0.57 and $0.56, respectively, for the year ended June 30, 1998. The decrease in earnings and earnings per share for the year was primarily due to a combination of construction loans, granted to a builder in Lexington, KY, which became doubtful for collection during the quarter ended December 31, 1998. A specific provision for loan losses of $385,000 was recorded to cover this combination of construction loans. We, along with the numerous other banks involved, initiated foreclosure proceedings against this builder in January 1999 and properties are still in the process of being sold. As a result of this loss, the Board has made several enhancements to our loan underwriting policies,
specifically for construction lending.   We believe these enhancements will help
to deter this type of loss in the future.

      Total shareholders' equity as of June 30, 1999 was $13.3 million, which is a decrease of $367,000, or 2.7%, from June 30, 1998. This decrease is due to dividends of $509,000 being paid to shareholders and the 5% stock repurchase program mentioned above. The Company's total assets decreased from $53.7 million at June 30, 1998 to $52.8 million at June 30, 1999 which was primarily attributable to the decrease in net loans receivable.

     Like other institutions, we have been closely monitoring all Year 2000 issues. We have a Year 2000 committee to monitor the process of achieving and certifying overall compliance for Year 2000. We have completed successful validation testing with our third party service bureau. The Company has a contingency plan in place and is currently focusing on employee training and customer awareness.

     During fiscal year 1999, the Company has done some remodeling of its headquarters in Lancaster, and added a new loan officer, customer service representative and comptroller. Two new directors were added to the Board of Directors in July 1999 and plans are being made for additional banking services to be added in the near future.

      We, at First Lancaster Bancshares, Inc. look forward with great anticipation and high expectations to the changes and challenges in the last part of 1999 and the new millennium. We want the opportunity to serve our customers, shareholders and community because you are very important to us. The Board of Directors, employees and I appreciate your trust and support of First Lancaster Bancshares, Inc. and First Lancaster Federal Savings Bank. As always, I welcome your comments, suggestions and visits.

                                    Sincerely,

                                    /s/ Virginia R. S. Stump
                                    ------------------------
                                    Virginia R. S. Stump
                                    Chairman of the Board, President
                                    and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

Selected Consolidated Financial Condition Data:

                                       At June 30,
                                   -------------------
                                     1999       1998
                                   --------   --------
                                      (In thousands)
Assets..........................    $52,752    $53,747
Loans receivable, net...........     46,192     47,594
Cash and cash equivalents.......      2,706      2,703
Investment securities:
  Available for sale............      1,431      1,161
  Held to maturity..............         --         --
Mortgage-backed securities......        318        435
Savings accounts................     29,653     25,417
FHLB advances...................      8,831     13,461
Total equity....................     13,271     13,638

--------------------------------------------------------------------------------

Selected Consolidated Operating Data:

                                            Year Ended June 30,
                                            -------------------
                                              1999       1998
                                            ---------  --------
                                              (In thousands)

Interest income...........................     $4,335    $4,035
Interest expense..........................      2,216     1,960
                                               ------    ------
Net interest income before provision for
   loan losses............................      2,119     2,075
Provision for loan losses.................        501       115
                                               ------    ------
Net interest income.......................      1,618     1,960
Noninterest income........................         41        29
Noninterest expense.......................      1,197     1,195
                                               ------    ------
Income before income taxes................        462       794
Provision for income taxes................        161       282
                                               ------    ------
Net income................................     $  301    $  512
                                               ======    ======

Key Operating Ratios:

                                                        At or for the
                                                     Year Ended June 30,
                                                   -----------------------
                                                      1999         1998
                                                   ----------   ----------
Performance Ratios:
Return on average assets (net income divided
   by average total assets)......................       .55%        1.03%
Return on average total equity (net income
   divided by average total equity)..............      2.18         3.63
Interest rate spread (combined weighted average
    interest rate earned less combined weighted
    average interest rate cost)..................      2.90         2.91
Ratio of average interest-earning assets to
    average interest-bearing liabilities.........    128.45       135.54
Ratio of noninterest expense to average
    total assets.................................      2.19         2.34

Asset Quality Ratios:
Nonperforming assets to total assets.............      2.55         1.09
Nonperforming loans to total loans...............      2.94         1.24
Provision for loan losses to total loans.........      1.08          .24
Allowance for loan losses to nonperforming
  loans receivable, net..........................     40.54        34.02
Allowance for loan losses to total loans
  receivable, net................................      1.19          .42
Net charge-offs to average loans outstanding.....       .31          .09

Capital Ratios:
Total equity to total assets.....................     25.16        25.37
Average total equity to average assets...........     25.18        28.33

Other:
Dividend payout ratio............................    169.14        88.60

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance is subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

General

     First Lancaster Bancshares, Inc. (the "Company") was formed in 1996 and serves as the savings and loan holding company for First Lancaster Federal Savings Bank (the "Bank"), a federally chartered stock savings bank headquartered in Lancaster, Kentucky that conducts the principal business of the Company. The Bank converted from a mutual savings bank to a stockholder-owned savings bank in June 1996. At the same time, it became a wholly owned subsidiary of the Company by selling its shares to the Company. The Company funded its purchase of the Bank's stock using most of the net proceeds from the Company's initial public offering of its common stock, which was consummated at the same time as the Bank's conversion. Prior to its acquisition of the Bank's stock, the Company had no material operations. Unless otherwise indicated, all references in this discussion are to the consolidated operations of the Company and the Bank.

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

          The Company's net income is dependent primarily on its net interest income, which is the difference between the interest income it earns on its loans, investment securities and mortgage-backed securities and the interest it pays on the savings accounts and certificates of deposits and on the advances (i.e., borrowings) from the Federal Home Loan Bank of Cincinnati ("FHLB"). Net interest income is affected by (i) the rates of interest earned or paid by the Company and (ii) the volume of interest-earning assets and interest-bearing liabilities that flow through the Company. Rates of interest earned or paid is reflected in the Company's "interest rate spread," which is the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and is an indicator of the Company's profitability in its core banking business. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company's interest rate spread for the fiscal year ended June 30, 1999 was 2.90% as compared to 2.91% for fiscal year 1998. The volume of interest-earning assets and interest-bearing liabilities generally increases profitability of the Company to the extent such assets exceed such liabilities. The ratio of the Bank's average interest-earning assets to average interest-bearing liabilities was 128.45% for fiscal year 1999 as compared to 135.54% for fiscal year 1998.

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

          The Company's primary source of liquidity is dividends from the Bank, the payment of which is subject to regulatory limitations on capital
distributions (such as dividends) and liquidity.   OTS regulations require that
savings institutions submit notice to the OTS prior to making a capital distribution if (a) they would not be well-capitalized after the distribution,
(b) the distribution would result in the retirement of any of the institution's common or preferred stock or debt counted as its regulatory capital, or (c) the institution is a subsidiary of a holding company. A savings institution must make application to the OTS to pay a capital distribution if (x) the institution would not be adequately capitalized following the distribution, (y) the institution's total distributions for the calendar year exceeds the institution's net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (z) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the OTS. The OTS may disapprove or deny a capital distribution if in the view of the OTS, the capital distribution would constitute an unsafe or unsound practice.

          The Bank generally is required to maintain average daily balances of liquid assets (generally, cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to 4% of its net withdrawable accounts plus short-term borrowings either at the end of the preceding calendar quarter or on an average daily basis during the preceding quarter. The Bank also is required to maintain sufficient liquidity to ensure its safe and sound operation. Monetary penalties may be imposed for failure to meet liquidity requirements. The average daily balance of liquid assets ratio of the Bank for June 1999 was 6.75%.

          On March 5, 1999, the Company obtained a line of credit for $2.5 million, from Community Trust Bank located in Lexington, Kentucky, to be used for general funding needs. As of June 30, 1999, there had been no draws on this line of credit.

          The source of the Company's liquidity arises from the Bank's operating, investing and financing activities. Cash generated from operating activities increased by $244,000, or 38.7%, to $876,000 in fiscal year 1999 from $632,000 in fiscal year 1998. This increase is attributable to a decrease in net income of $211,000, which was offset by increases of $322,000 in non-cash operating activities and $305,000 in cash generated from accrued interest receivables. The increase in non-cash operating activities is mainly driven by a $386,000 increase in the provision for loan losses.

          Investing activities of the Company generated $773,000 in the fiscal year 1999 compared to a use of funds of $9.9 million in the fiscal year 1998. This significant change in investing activities is due to a decrease of $763,000 in loans receivable in fiscal year 1999 as compared to an increase of $9.9 million in loans receivable for the fiscal year 1998. After several construction loans to one borrower became impaired in December 1998, the Board of Directors performed a detailed review of the Bank's loan portfolio. During this review, risk factors as well as loan category percentages were considered and it was resolved that the construction loan percentage in the portfolio was higher than policy advised and that two non-residential loans appeared to contain more risk than the Board desired. At the Board's discretion, the Bank ceased new construction lending until June 1999 to realign the construction loan percentage in the portfolio. The Bank also entered into participations with other local banks for the two non-residential loans in an effort to minimize risk in the portfolio. These actions caused investing activities to fluctuate significantly from year to year.

          Financing activities of the Company used $1.6 million in cash in fiscal year 1999 compared to generating $9.9 million of cash in the fiscal year 1998. This change is mainly due to a decrease in Federal Home Loan Bank (FHLB) advances in the fiscal year 1999. In fiscal year 1998, $12 million of FHLB advances were used to fund the growing loan portfolio. As discussed above, the loans receivable balance decreased in fiscal year 1999 thereby decreasing the
need for FHLB advances.   Also contributing to a use of funds from financing
activities is the increase in repayments of FHLB advances in fiscal year 1999 to $5.7 million from $4.6 in fiscal year ended 1998.

          The Company's use of FHLB advances reflects the flexibility in using advances with repayment terms that approximate the anticipated lifetimes of
loans originated by the Company.   As of June 30, 1999, the Company had a
borrowing capacity with the FHLB of $15.2 million, of which $8.8 million was outstanding. See Note 9 of the Company's Notes to Consolidated Financial Statements for more information on outstanding advances. This line is collateralized with non-delinquent single-family residential mortgage loans.

          The Company anticipates that it will have sufficient funds available, either from its operations or from outside funding sources, to satisfy its funding commitments. At June 30, 1999, the Company had outstanding commitments to originate loans totaling $1.25 million. Also at such date, the Company had certificates of deposit scheduled to mature within one year of June 30, 1999 totaling $19.1 million

          Capital Resources. The Company's capital position is reflected in its stockholders' equity, subject to certain adjustments for regulatory purposes. Stockholders' equity, or capital, is a measure of the Company's net worth, soundness and viability. The Company continues to exhibit a strong capital position, and its capital base allows it to take advantage of business opportunities while maintaining the level of resources deemed appropriate by management of the Company to address business risks inherent in the Company's daily operations.

          Stockholders' equity on June 30, 1999 was $13.3 million, a decrease of $367,000, or 2.7%, from June 30, 1998. The decrease in stockholders' equity reflects net income for fiscal year 1999 of $301,000 ($0.35 per share), $735,000 purchase of treasury stock, $509,000 paid out in dividends, $178,000 in net unrealized gain for the year from the Company's available-for-sale securities and $316,000 in capital corresponding to the Bank's employee stock ownership plan, which acquired Common Stock in the Company's initial public offering, and $82,000 in capital corresponding to the Bank's Management Recognition Plan.

          Federal regulations impose minimum capital requirements on the Bank but not on savings and loan holding companies such as the Company. Among these requirements that apply to the Bank are risk-based capital regulations, which require all banks, including savings banks, to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure Tier 1 Capital (consisting of stockholders' equity, less goodwill) and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts. All banks, including savings banks, must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of Tier 1 Capital. For further information regarding minimum regulatory capital levels, see Note 11 of the Company's Notes to Consolidated Financial Statements. At June 30, 1999, the Bank satisfied all minimum regulatory capital requirements and was considered "well-capitalized" within the meaning of federal regulatory requirements.

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

          In accordance with the Company's interest rate risk policy, management has emphasized the origination of adjustable-rate mortgage loans with rate adjustments indexed to the one-year Treasury bill, adjusted for constant maturity, and has also used FHLB advances to better match maturities of funding sources with the terms of fixed-rate mortgage loans originated by the Bank. Management believes that this approach to loan originations allows the Bank to respond to customer demand while minimizing interest rate and credit risk and without any significant increase in operating expenses. At June 30, 1999, mortgage loans with adjustable rates represented 62.5% of the Company's mortgage loan portfolio. Approximately 98.0% of the Company's adjustable rate mortgage loans have an annual adjustment limitation of two percent and a lifetime limitation of five percent, and may not decline more than 1% below the initial interest rate (the "floor"). These limitations on rate adjustments may prevent the interest rates charged on loans from increasing at the same pace as the Company's cost of funds. However, some of the rates on adjustable-rate mortgages may already be at their lifetime floor, which would also restrict future downward adjustments and thereby eliminate the Company's interest rate risk associated with a declining interest rate environment.

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

          At June 30, 1999, the Company's cumulative one-year interest rate gap position was a positive $7.3 million, or 14.5%, of total interest-earning assets. A positive gap position indicates that the Company's net interest income would be expected to increase in a period of increasing interest rates and decrease in a period of decreasing interest rates. This is a one-day position which is continually changing and is not necessarily indicative of the Company's position at any other time. The Company's current one-year gap is within the guidelines established by management and approved by the Board of Directors. Management considers numerous factors when establishing these guidelines, including current interest rate margins, capital levels and any guidelines provided by the OTS.

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

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1999 which are expected to mature or reprice in each of the time periods shown.

                                                              Expected to Mature During the Year Ended June 30,
                                            -------------------------------------------------------------------------------------
                                              2000      2001      2002      2003      2004    Thereafter    Total     Fair Value
                                            --------  --------  --------  --------  --------  ----------  ---------  ------------
                                                                           (Dollars In thousands)
Interest-earning assets:
 Loans:
    Single-family.........................  $25,397   $ 2,875    $1,044    $  861     $  223    $ 4,018     $34,418     $34,559
    Multi-family residential..............    1,014        --        14        --         26        703       1,757       1,764
    Construction..........................    6,450        --        --        --         --         33       6,483       6,465
    Nonresidential........................    1,313       140       992         9        116        440       3,010       3,012
    Consumer..............................      345        13        42        34         35         55         524         524
 Interest bearing cash deposits in other
  financial institutions..................    2,231        --        --        --         --         --       2,231       2,231
 Investment securities....................    1,431        --        --        --         --         --       1,431       1,431
 Mortgage-backed securities...............       --         2        --         1         --        315         318         317
                                            -------   -------    ------    ------     ------    -------     -------     -------
   Total..................................   38,181     3,030     2,092       905        400      5,564      50,172      50,303
                                            -------   -------    ------    ------     ------    -------     -------     -------

Interest-bearing liabilities:
 Deposits.................................   22,825     5,473       447       379        529         --      29,653      29,826
 Borrowings...............................    8,100        --        --        --         --        731       8,831       8,743
                                            -------   -------    ------    ------     ------    -------     -------     -------
   Total..................................   30,925     5,473       447       379        529        731      38,484      38,569
                                            -------   -------    ------    ------     ------    -------     -------     -------

Interest sensitivity gap..................  $ 7,256   $(2,443)   $1,645    $  526     $ (129)   $ 4,833     $11,688     $11,734
                                            =======   =======    ======    ======     ======    =======     -------     -------
Cumulative interest sensitivity gap.......  $ 7,256   $ 4,813    $6,458    $6,984     $6,855    $11,688     $11,688     $11,734
                                            =======   =======    ======    ======     ======    =======     =======     =======
Ratio of interest-earning assets to
 interest-bearing liabilities.............    123.5%     55.4%    468.0%    238.8%      75.6%     761.2%      130.4%      130.4%
                                            =======   =======    ======    ======     ======    =======     =======     =======
Ratio of cumulative gap to total
 interest-earning assets..................     14.5%      9.6%     12.9%     13.9%      13.7%      23.3%       23.3%       23.3%
                                            =======   =======    ======    ======     ======    =======     =======     =======

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

                                                                      Year Ended June 30,
                                                    -------------------------------------------------------
                                                               1999                         1998
                                                    ---------------------------  --------------------------
                                                                        Average                     Average
                                                    Average             Yield/                       Yield/
                                                    Balance  Interest    Cost    Balance  Interest   Cost
                                                    -------  --------  --------  -------  --------  -------
                                                                    (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)............................  $48,266    $4,141     8.58%  $44,630    $3,869    8.67%
  Investment securities...........................       24        10    41.67        24         8   33.33
  Non-marketable equity securities................      745        55     7.38       588        41    6.97
  Mortgage-backed securities......................      371        28     7.55       487        37    7.60
  Other interest-bearing cash deposits............    2,043       101     4.94     1,549        80    5.16
                                                    -------    ------            -------    ------
   Total interest-earning assets..................   51,449     4,335     8.43    47,278     4,035    8.53
                                                               ------                       ------
Unrealized gains on securities available
 for sale.........................................    1,324                          961
Non-interest-earning assets.......................    1,940                        1,556
                                                    -------                      -------
   Total assets...................................  $54,713                      $49,795
                                                    =======                      =======

Interest-bearing liabilities:
  Deposits........................................  $28,478    $1,548     5.44   $23,512    $1,279    5.44
  Borrowings......................................   11,576       668     5.77    11,370       681    5.99
                                                    -------    ------            -------    ------
   Total interest-bearing liabilities.............   40,054     2,216     5.53    34,882     1,960    5.62
                                                               ------   ------              ------  ------
Non-interest-bearing liabilities..................      884                          804
                                                    -------                      -------
   Total liabilities..............................   40,938                       35,686
Retained earnings and capital.....................   12,901                       13,475
Unrealized gain on securities available for sale..      874                          634
                                                    -------                      -------
   Total liabilities and stockholders' equity.....  $54,713                      $49,795
                                                    =======                      =======

Net interest income...............................             $2,119                       $2,075
                                                               ======                       ======
Interest rate spread..............................                        2.90%                       2.91%
                                                                        ======                      ======
Net yield on interest-earning assets..............                        4.12%                       4.39%
                                                                        ======                      ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities.........                      128.45%                     135.54%
                                                                        ======                      ======

-------------------------
(1)  Includes nonaccrual loans.

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

                                          Year Ended June 30,
                                    --------------------------------
                                      1999         vs.        1998
                                    --------------------------------
                                          Increase (Decrease)
                                                Due to
                                    --------------------------------
                                                       Rate/
                                    Volume    Rate    Volume   Total
                                    ------   ------   ------   -----
                                             (In thousands)
Interest income:
 Loans receivable.................   $315    $ (40)    $(3)     $272
 Investment securities............     --        2      --         2
 Nonmarketable equity securities..     11        2       1        14
 Mortgage-backed securities.......     (9)      --      --        (9)
 Other (1)........................     25       (3)     (1)       21
                                     ----    -----     ---      ----
  Total interest-earning assets...    342      (39)     (3)      300
                                     ----    -----     ---      ----

Interest expense:
 Deposits.........................    270       (1)     --       269
 Borrowings.......................     12      (25)     --       (13)
                                     ----    -----     ---      ----
  Total interest-bearing
    liabilities...................    282      (26)     --       256
                                     ----    -----     ---      ----
Change in net interest income.....   $ 60    $ (13)    $(3)     $ 44
                                     ====    =====     ===      ====

-------------------------
(1)  Consists of overnight deposits, and cash deposits with the FHLB.


Changes in Financial Condition

     General. The Company's total assets decreased by $995,000, or 1.9%, from $53.7 million at June 30, 1998 to $52.8 million at June 30, 1999. This decrease was primarily attributable to the decrease in net loans receivable. The Company's total liabilities decreased by $453,000, or 1.1%, from $39.6 million at June 30, 1998 to $39.2 million at June 30, 1999. This decrease in total liabilities is primarily due to a decrease in FHLB advances, which offsets an increase in deposits.

     Securities.    The Company invests to a limited extent in investment
securities, including mortgage-backed securities. The Company's investment securities available for sale consist solely of stock in the Federal Home Loan Mortgage Corporation ("FHLMC"). The Company's investment in FHLMC stock increased by $270,000, or 23.2%, to $1.4 million at June 30, 1999 from $1.2 million at June 30, 1998. The increase in the Company's investment in FHLMC stock was due solely to the increase in the market value of the stock during the fiscal year 1999.

     The Company also holds investments in non-marketable equity securities, which increased by $51,000, or 7.1%, to $777,000 at June 30, 1999 from $725,000 at June 30, 1998. These securities are comprised of FHLB stock, the ownership of which is directly related to the amount of advances that may be obtained by the Company, and the stock in the Company's third party data processor, the ownership of which is required as a condition to receive such service. The increase in non-marketable equity securities is solely due to stock dividends from FHLB during the fiscal year 1999.

     Mortgage-backed securities of the Company decreased by $116,000, or 26.8%, to $318,000 at June 30, 1999 from $435,000 at June 30, 1998. Occasionally, the Company invests in mortgage-backed securities to take advantage of favorable yields at desirable maturities provided that such characteristics may not be otherwise obtained through loan originations in the then-current interest rate environment. The Company did not invest in additional mortgage-backed securities in the current year and the decrease is solely due to participant payments in fiscal year 1999.

     To minimize its credit risk, the Company limits its purchases to those mortgage-backed securities that are available through the purchase of pass-through certificates offered by the FHLMC and by the Government National Mortgage Association ("GNMA"). For the fiscal year ended June 1999, the Company's average balance of mortgage-backed securities was $371,000. For more detailed information on mortgage-backed securities see Note 3 of the Company's Notes to Consolidated Financial Statements.

     Loans.   Loans represent the Company's largest component of interest-
earning assets, providing 95.5% of interest income for the year ended June 30, 1999 as compared to 95.9% for the year ended June 30, 1998. Gross loans decreased by $4.5 million, or 8.3%, from $53.5 million at June 30, 1998 to $49.0 million at June 30, 1999. The Company's loans are predominantly to borrowers residing in or doing business in Garrard, Jessamine and Fayette counties, Kentucky.

     The decrease in loans is primarily from decreases in construction loans and nonresidential loans. Construction loans decreased by $1.9 million, or 17.2%, from $10.9 million at June 30, 1998 to $9.0 million at June 30, 1999. Nonresidential loans decreased by $1.7 million, or 36.3%, from $4.7 million at June 30, 1998 to $3.0 million at June 30, 1999.

     This decrease is mainly attributable to realignment of the portfolio in an effort by the Board of Directors to minimize risk. As discussed in the LIQUIDITY AND CAPITAL RESOURCES section of this report, the Board of Directors reviewed the loan portfolio in January 1999 and determined that the construction loan percentage of the portfolio was higher than policy advised and that risk in
the nonresidential loans appeared higher than desired.   At the Board's
discretion, the Bank ceased construction lending until June 1999 to align the construction loan percentage in the portfolio with policy guidelines. The Bank also entered into participations with local banks to minimize risk with the nonresidential loans. An additional contributor to the overall decrease in loans is a decrease of $715,000 in single family residential loans due mainly to refinancings with other local banks that offered lower interest rates during the fiscal year 1999.

     The Company expanded its loan operations in Garrard County at the end of fiscal year 1999 and management plans to move forward focusing mainly on loan growth in the single-family residential market and construction lending, to the extent allowable under Board policy.

     Allowance for Loan Losses. In the normal course of business, the Company must manage the risk that borrowers may default on their obligations to the Company. The allowance for loan losses is a reserve established and maintained by the Company to protect it against estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses (which is an expense on the income statement) and through recoveries of previously written-off loans and is decreased by charged-off loans. Management reviews the allowance at least quarterly to determine whether the level is adequate to absorb estimated losses. At June 30, 1999, management feels the allowance is adequate to absorb any potential loss in the loan portfolio.

     The allowance increased by $351,000 to $551,000 at June 30, 1999 from $200,000 at June 30, 1998. This increase reflects the Company's provision for loan losses during the fiscal year 1999 of $501,000 offset in part by the charge offs of $150,000. The increase is comprised of a specific reserve of $235,000 for construction loans to one borrower that became impaired in December
1998 and an increase in the general reserve of $116,000.   The initial specific
reserve booked for the impaired construction loans was $385,000; however, $150,000 was subsequently charged off in June 1999.

     Deposits. The Company relies upon its deposit base as the primary source of funding for its operations. This deposit base, which is comprised of demand deposit accounts, NOW accounts and money market demand accounts ("MMDA") and certificates of deposits, increased by $4.2 million, or 16.7%, to $29.6 million at June 30, 1999 from $25.4 million at June 30, 1998. The annual average balance of deposits also increased during fiscal year 1999 to $28.5 million from $23.5 million during fiscal year 1998.

     The primary source of increase in deposits was the Company's time deposits, which increased by $4.3 million, or 19.6%, to $26.0 million at June 30, 1999 from $21.7 million at June 30, 1998. The Company has established rates of interest for its deposit products that management believes are sufficiently competitive to attract deposits from new and existing customers. During part of the year, the Company's rates were slightly higher than any other bank in the local area.

     Other Borrowings. In addition to deposits, the Company utilizes advances from FHLB to fund its operations. These advances decreased by $4.6 million, or 34.4%, to $8.8 million at June 30, 1999 from $13.4 million at June 30, 1998. This decrease was caused by $5.7 million of repayments to FHLB and only $1.1 of additional advances drawn in fiscal year 1999.

     Advances from the FHLB are usually fixed rate, with terms ranging from six months to twenty years, and are collateralized by performing loans of the Company with an aggregate unpaid balance equal to 150% of the outstanding advances. The Company decreased its use of advances during the fiscal year 1999 because it had adequate funding for operations during the majority of the year due to increasing deposits and minimal loan growth.

Comparison of Operating Results for the Years Ended June 30, 1999 and 1998

     Net Income. Net income for the fiscal year 1999 was $301,000, a decrease of $211,000, or 41.2%, from fiscal year 1998. In conjunction with this decrease is a decrease in basic and diluted earnings per share of $.23 and $.22 per share, respectively, from fiscal year 1998. The decrease in net income is primarily attributable to the specific provision for loan losses the Company recognized related to construction loans to one borrower that became impaired in December 1998. Management does not believe this type of loss is indicative of their current loan portfolio and views this loss as an unusual event.
Excluding this loss (net of tax benefit) from the statement of income, net income would have been $555,000 for fiscal year 1999, an increase of $43,000, or 8.4%, from fiscal year 1998. Basic and diluted earnings per share would have been $.65 and $.64 per share, an increase of $.07 per share. This increase is due primarily to an increase in net interest expense and service fees.

     Net Interest Income. Net interest income increased by $44,000, or 2.1%, in fiscal year 1999. This increase is due to the increase in average interest earning assets of $4.1 million, or 8.8%, to $51.4 million during fiscal year
1999 from $47.3 million during fiscal year 1998.   This increase is offset by a
$5.2 million increase in average interest bearing liabilities from $34.9 million for fiscal year 1998 to $40.1 million for fiscal year 1999; however, the interest expense on average borrowings decreased which allowed the interest spread to remain approximately the same and net interest income to increase slightly. Overall, increased volumes for average interest-earning assets and interest-bearing liabilities drove the majority of the net interest income increase as reflected in the RATE/VOLUME ANALYSIS in this report.

     The Company's interest rate spread remained approximately the same from year to year. The average rate for interest earning assets decreased .1% along with a decrease of .09% for average interest-bearing liabilities. These decreases reflect an overall decline in the interest rate environment occurring throughout the year in the Company's market area.

     Provision for Loan Losses. The Company's provision for loan losses increased $386,000 in fiscal year 1999 to $501,000. This increase is the result of a specific construction loan becoming impaired in December 1998 and requiring a specific reserve of $385,000. Management does not feel that this loss is indicative of the current loan portfolio and, based on current borrower information, does not anticipate a similar situation in the upcoming year. This is the only significant loan loss the Company has incurred since incorporation.

     Noninterest Income. Noninterest income has increased by $12,000 from $29,000 in fiscal year 1998 to $41,000 in fiscal year 1999. This increase is primarily due to an increase in service fees offset by a decrease in gain on sale of real estate owned acquired by foreclosure. Historically, the Bank has charged minimal fees, if any, to their customers. In 1999, the Bank reevaluated its fee structure in comparison with local competitors and actual expenses incurred. During this analysis, the Bank determined its expenses were not adequately covered by the current fee structure and added several service fees for customers.

     Noninterest Expense. Noninterest expense has remained approximately the same from fiscal year 1998 to fiscal year 1999 at $1.2 million. The Company experienced increases in the majority of its noninterest expenses. These increases are attributable to increased Kentucky state franchise taxes, increased SAIF deposit premiums related to the increase in deposits, increased occupancy expense related to increased depreciation from a new teller computer system, increased data processing fees related also to the new teller system and Y2K compliance, and increases in "other." Other expenses increased mainly due to increased advertising expenses, increased education expenses and costs related to foreclosure on the properties secured by the impaired construction loan discussed throughout this report. These increases were offset by decreases in employee benefits expense and legal, accounting and filing fees. Employee benefits expense decreased due to the Directors' Retirement Plan being fully accrued the entire year and decreases in legal, accounting and filing fees is attributable to management becoming more experienced with SEC reporting and benefit plan issues thereby requiring less outside counsel and accounting services.

     Provision for Income Taxes. Income tax expense was $161,000 in fiscal year 1999, a $121,000 decrease from $282,000 in fiscal year 1998. This decrease is associated with the $385,000 specific loan loss reserve the Company recognized in December 1998.

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

Year 2000 Readiness Disclosure

          The following information constitutes "Year 2000 Readiness Disclosure" under the Year 2000 Readiness and Disclosure Act.

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

          The Company has installed a new teller computer network system which is Year 2000 compliant and has established a Year 2000 committee to monitor the progress of achieving and certifying overall Year 2000 compliance. The Company has completed final validation testing with the Company's third party service bureau with favorable results showing that all transactions were executed successfully in a Year 2000 sequence. The Company's third party service provider converted from satellite communication to high speed land line communication on July 6, 1999. The Company is registered for Year 2000 testing on this method of communication in October 1999. The Company has developed a contingency plan in the event there is an interruption of its on-line system, whereby transaction processing will be done in a store and forward mode for short term interruptions, and for extended interruptions, manual processing or the use of a local database will be used. The main focus of the Company at this point is training employees on the contingency plan and customer awareness. Based on preliminary analysis by the Company, the total costs of the new computer network system and the services of the third party service bureau will not exceed $100,000 and the majority of this cost has been incurred as of June 30, 1999.

Impact of New Accounting Standards

          Report of Comprehensive Income. On July 1, 1998, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Corporation, this includes net income and net unrealized gains and losses on available for sale investment securities. This Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Corporation's financial position or results of operations. Prior to the adoption of SFAS No. 130, net unrealized gains and losses were reported as a separate component of shareholders' equity. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130. The implementation of SFAS No. 130 did not have a material impact on the Corporation's consolidated financial statements.

          Disclosure About Segments of an Enterprise and Related Information.
In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. The Company adopted SFAS No. 131 on June 30, 1999. The adoption of this statement did not materially affect the Company's financial position or operating results as management considers all the Company banking operations to be one reportable operating segment.

          Employer's Disclosures About Pensions and Other Postretirement Benefits. In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company adopted the provisions of SFAS No. 132 on July 1, 1998. The adoption of this statement did not materially affect the Company's financial position or operating results.

          Accounting for Derivative Instruments and Hedging Activities. On June 15, 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 (as revised by SFAS No. 137) is effective for fiscal years beginning after June 15, 2000, but earlier applications are permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Adoption of SFAS No. 133 is not expected to have a material financial statement impact on the Company.

          Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October, 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends accounting and reporting standards for certain activities of mortgage banking enterprises that were established by SFAS No. 65. This statement was effective for the first fiscal quarter beginning after December 15, 1998. The Company adopted the provisions of the statement on January 1, 1999. The adoption of the statement did not materially affect the Company's financial position or operating results.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
First Lancaster Bancshares, Inc.
Lancaster, Kentucky

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of First Lancaster Bancshares, Inc. and its subsidiary at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
August 18, 1999

First Lancaster Bancshares, Inc. and Subsidiary
Consolidated Statements of Financial Condition
June 30, 1999 and 1998

                      Assets                                  1999                   1998
                                                        ---------------        ---------------
Cash                                                        $  474,513             $  516,199
Interest-bearing cash deposits in other depository
 institutions                                                2,231,109              2,186,921
Investment securities available-for-sale at market value
 (amortized cost $24,158 at June 30, 1999 and 1998)          1,430,976              1,161,126
Mortgage-backed securities, held to maturity (market
 value of $317,000 and $446,000 at June 30, 1999 and
 1998, respectively)                                           318,160                434,635
Income tax receivable                                           33,727
Investments in nonmarketable equity securities at cost         776,600                725,300
Loans receivable, net                                       46,192,315             47,593,855
Real estate acquired by foreclosure                            456,000                270,200
Accrued interest receivable                                    365,697                465,527
Office property and equipment, at cost, less
 accumulated depreciation                                      383,340                379,490
Other assets                                                    89,397                 13,411
                                                         --------------         --------------
    Total assets                                           $52,751,834            $53,746,664
                                                         ==============         ==============

         Liabilities and Stockholders' Equity
Saving accounts and certificates                           $29,653,246            $25,416,711
Advance payments by borrowers for taxes and insurance           23,437                 28,802
Accrued interest on savings accounts and certificates           42,007                 70,974
Federal Home Loan Bank advances                              8,831,037             13,461,167
Accounts payable and other liabilities                         379,673                365,827
Income tax payable                                                                        997
Deferred income tax payable                                    241,079                278,821
                                                        ---------------        ---------------
    Total liabilities                                       39,170,479             39,623,299
                                                        ---------------        ---------------
Common stock owned by ESOP subject to put option               310,614                485,988
                                                        ---------------        ---------------
Preferred stock, 500,000 shares authorized and unissued
 Common stock, $.01 par value; 3,000,000 shares
 authorized; 833,755 and 872,656 shares issued and
 outstanding at June 30, 1999 and 1998, respectively             9,588                  9,588
Additional paid-in capital                                   9,181,318              9,152,891
Treasury stock, at cost; 73,410 and 23,267 shares in
 1999 and 1998, respectively                                  (997,672)              (350,871)
Unearned employee stock ownership plan shares                 (513,801)              (626,221)
Common stock owned by ESOP subject to put option              (310,614)              (485,988)
Unrealized gain on securities available-for-sale (net
 of deferred tax liability of $478,318 and $386,569 at
 June 30, 1999 and 1998, respectively)                          928,500                750,399
Retained earnings, substantially restricted                   4,973,422              5,187,579
                                                         --------------         --------------
    Total stockholders' equity                               13,270,741             13,637,377
                                                         --------------         --------------
    Total liabilities and stockholders' equity              $52,751,834            $53,746,664
                                                         ==============         ==============

              The accompanying notes are an integral part of the
                      consolidated financial statements.

First Lancaster Bancshares, Inc. and Subsidiary
Consolidated Statements of Income and Comprehensive Income for the years ended June 30, 1999 and 1998

                                                            1999           1998
                                                        ------------   ------------
Interest on loans and mortgage-backed securities          $4,173,701     $3,905,595
Interest and dividends on investments and
 deposits in other depository institutions                   161,445        129,146
                                                        ------------   ------------

    Total interest income                                  4,335,146      4,034,741
                                                        ------------   ------------

Interest on savings accounts and certificates              1,548,226      1,277,281
Interest on other borrowings                                 668,132        682,436
                                                        ------------   ------------

  Total interest expenses                                  2,216,358      1,959,717
                                                        ------------   ------------

  Net interest income                                      2,118,788      2,075,024

Provision for loan losses                                    501,000        114,554
                                                        ------------   ------------
  Net interest income after provision
   for loan losses                                         1,617,788      1,960,470
                                                        ------------   ------------

Non-interest income:
  Service charges and fees                                    19,724          6,356
  Gain on real estate acquired by foreclosure                 12,952         18,917
  Other                                                        8,518          3,671
                                                        ------------   ------------

    Total non-interest income                                 41,194         28,944

Non-interest expense:
  Compensation                                               407,795        406,730
  Employee retirement and other benefits                     291,067        329,253
  State franchise taxes                                       54,121         42,215
  SAIF deposit insurance premium                              34,542         29,220
  Occupancy expense                                           90,691         81,807
  Data processing                                             69,074         45,321
  Legal, accounting and filing fees                          121,479        181,788
  Other                                                      127,971         79,027
                                                        ------------   ------------

    Total non-interest expenses                            1,196,740      1,195,361
                                                        ------------   ------------

    Income before income taxes                               462,242        794,053

Provision for income taxes                                   161,298        282,200
                                                        ------------   ------------

Net income                                                   300,944        511,853

Other comprehensive income net of income tax:
  Unrealized gain on securities available for
   sale arising in period                                    178,101        196,420
                                                        ------------   ------------

  Comprehensive income                                    $  479,045     $  708,273
                                                        ============   ============

Basic earnings per share                                        0.35           0.58
Weighted average shares outstanding for basic
 earnings per share                                          849,097        884,236

Diluted earnings per share                                      0.35           0.57
Weighted average shares outstanding for
 diluted earnings per share                                  862,446        904,144

              The accompanying notes are an integral part of the
                      consolidated financial statements.

First Lancaster Bancshares, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity for the years ended June 30, 1999 and 1998

                                              Additional             Employee   Common Stock  Unrealized                  Total
                                      Common    Paid In    Treasury    Stock      Owned By     Gains on    Retained   Stockholders'
                              Shares  Stock     Capital     Stock    Ownership      ESOP      Securities   Earnings      Equity
                             -------  ------  ----------  ---------  ---------  ------------  ----------  ----------  -------------
Balance, June 30, 1997       888,500  $9,588  $9,110,683             $(703,121)    $(466,616)   $553,979  $5,136,958    $13,641,471

Purchase of treasury stock   (30,817)                     $(465,128)                                                       (465,128)

Treasury stock issued to
 Management Recognition Plan
 (MRP)                         7,283                        114,257                                           (7,738)       106,519

Employee Stock Ownership
 Plan (ESOP)                   7,690              42,208                76,900        76,900                                196,008

Market value adjustment                                                              (96,272)                               (96,272)

Net income                                                                                                   511,853        511,853

Dividends paid to
 shareholders ($.50 per
 share)                                                                                                     (453,494)      (453,494)

Change in unrealized gain on
 securities, net of deferred
 tax liability of $101,186                                                                       196,420                    196,420
                             -------  ------  ----------  ---------  ---------  ------------  ----------  ----------  -------------

Balance, June 30, 1998       872,656  $9,588  $9,152,891  $(350,871) $(626,221)    $(485,988)   $750,399  $5,187,579    $13,637,377

Treasury stock issued to
 Management Recognition Plan
 (MRP)                         5,597                         88,137                                           (6,078)        82,059

Employee Stock Ownership
 Plan (ESOP)                  11,242              28,427               112,420       112,420                                253,267

Market value adjustment                                                               62,954                                 62,954

Net income                                                                                                   300,944        300,944

Dividends paid to
 shareholders ($.60 per
 share)                                                                                                     (509,023)      (509,023)

Purchase of treasury stock   (55,740)                      (734,938)                                                       (734,938)

Change in unrealized gain on
 securities, net of deferred
 tax liability of $91,749                                                                        178,101                    178,101
                             -------  ------  ----------  ---------  ---------  ------------  ----------  ----------  -------------

Balance, June 30, 1999       833,755  $9,588  $9,181,318  $(997,672) $(513,801)    $(310,614)   $928,500  $4,973,422    $13,270,741
                             =======  ======  ==========  =========  =========  ============  ==========  ==========  =============

              The accompanying notes are an integral part of the
                      consolidated financial statements.

First Lancaster Bancshares, Inc. and Subsidiary
Consolidated Statements of Cash Flows
for the years ended June 30, 1999 and 1998

                                                                          1999         1998
                                                                     ----------------------------
Cash flows from operating activities:
 Net income                                                             $300,944      $511,853
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                           32,915        30,841
   Loss on disposal of equipment                                          10,336
   Provision for loan losses                                             501,000       114,554
   ESOP benefit expense                                                  140,847       119,108
   MRP benefit expense                                                    89,008        89,472
   Stock dividend, FHLB stock                                            (51,300)      (41,200)
   Deferred income taxes                                                (129,491)      (38,781)
   Net loan origination fees                                              24,354        27,787
   Gain on sale of real estate acquired by foreclosure                   (12,952)      (18,917)
 Change in assets and liabilities:
    Accrued interest receivable                                           99,830      (205,300)
    Other assets                                                         (75,986)       (4,848)
    Accrued interest on savings accounts and certificates                (28,967)       35,391
    Accounts payable and other liabilities                                10,174        81,617
    Income tax receivable/payable                                        (34,724)      (69,852)
                                                                     ----------------------------
     Net cash provided by operating activities                           875,988       631,725
                                                                     ----------------------------
Cash flows from investing activities:
 Proceeds from sale of real estate acquired by foreclosure               396,000       187,500
 Mortgage-backed securities principal repayments                         116,475       105,774
 Purchase of security interest in real estate acquired by foreclosure   (456,000)
 Net (increase) decrease in loans receivable                             763,338    (9,891,548)
 Purchase of office property and equipment                               (47,101)       (9,808)
 Purchase of Federal Home Loan Bank stock                                             (341,400)
                                                                     ----------------------------
   Net cash provided by (used in) investing activities                   772,712    (9,949,482)
                                                                     ----------------------------
Cash flows from financing activities:
 Net increase in savings accounts and certificates                     4,236,535     3,289,024
 Net increase (decrease) in advance payments by borrowers for
  taxes and insurance                                                     (5,365)          381
 Federal Home Loan Bank advances                                       1,100,000    12,087,830
 Federal Home Loan Bank advances principal repayments                 (5,730,130)   (4,553,591)
 Purchase of treasury stock                                             (734,938)     (465,128)
 Dividends paid                                                         (512,300)     (445,750)
                                                                     ----------------------------
   Net cash provided by (used in) financing activities                (1,646,198)    9,912,766
                                                                     ----------------------------
   Net increase in cash and cash equivalents                               2,502       595,009

Cash and cash equivalents at beginning of year                         2,703,120     2,108,111
                                                                     ----------------------------
Cash and cash equivalents at end of year                              $2,705,622    $2,703,120
                                                                     ============================

Supplemental disclosure of cash flow information:
 Interest paid                                                         2,245,210     1,924,326
 Income taxes paid                                                       319,464       320,618
Supplemental disclosure of non-cash investing and financing activities:
 Unrealized gain on securities available for sale, net of deferred tax
  liability of $91,749 and $101,186                                      178,101       196,420
 Real estate acquired by foreclosure                                     112,848       485,327
 Renewed Federal Home Loan Bank advances                               6,500,000

              The accompanying notes are an integral part of the
                      consolidated financial statements.

First Lancaster Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies:

   The following is a description of the more significant accounting policies which First Lancaster Bancshares, Inc. (the Corporation) and its wholly-owned subsidiary, First Lancaster Federal Savings Bank (the Bank), follow in preparing and presenting the consolidated financial statements.

   Basis of Presentation

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

   Organization

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

   Savings deposits of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limitations. The Bank pays a premium to the FDIC for the insurance of such savings deposits.

   Cash and Cash Equivalents

   For purposes of reporting consolidated cash flows, the Corporation considers cash, balances with banks and interest-bearing cash deposits in other depository institutions with maturities of three months or less to be cash equivalents.

   Investment Securities and Mortgage-Backed Securities

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

   No active market exists for Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value since, if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value. As a member of the Federal Home Loan Bank System, the Bank is required to maintain an investment in FHLB capital stock in an amount equal to at least 1% of outstanding residential mortgages, or 5% of outstanding FHLB advances, whichever is greater. The Bank met this requirement at June 30, 1999 and 1998.

   Regulations require the Bank to maintain in each calendar quarter an average daily balance of cash and U.S. government and other approved securities equal to a prescribed percentage (4% at June 30, 1999 and 1998) of its liquidity base at the end of the preceding quarter. The Bank's liquidity base is comprised of its deposits accounts (net of loans on deposits) plus short-term borrowings. At June 30, 1999 and 1998, the Bank met these requirements.

   Depreciation

   Depreciation of office property and equipment is calculated using the straight-line and accelerated methods over the estimated useful lives of such property. The gain or loss on the sale of office property and equipment is recorded in the year of disposition.

   Loans

   Loans are stated at the principal amount outstanding. Interest income on loans is recognized based on loan principal amounts outstanding during the period. Interest earned on loans receivable is recorded in the period earned.

   Loan Fees

   Loan fees are accounted for in accordance with Statement of Financial Accounting Standard (SFAS) No. 91. SFAS No. 91 requires that loan origination fees and certain related direct loan origination costs be offset and the resulting net amount be deferred and amortized over the contractual life of the related loans as an adjustment to the yield of such loans.

   Provision for Loan Losses

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

   Real Estate Acquired by Foreclosure

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

   Income Recognition on Impaired and Nonaccrual Loans

   Loans, including impaired loans, are generally classified as non-accrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as non-accrual if repayment in full of principal and/or interest is in doubt.

   Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

   Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.

   Income Taxes

   Deferred income taxes are recognized for certain income and expenses that are recognized in different periods for tax and financial statement purposes.

   Effect of Implementing New Accounting Standards

   On July 1, 1998, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Corporation, this includes net income and net unrealized gains and losses on available for sale investment securities. This Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Corporation's financial position or results of operations. Prior to the adoption of SFAS No. 130, net unrealized gains and losses were reported as a separate component of shareholders' equity. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130. The implementation of SFAS No. 130 did not have a material impact on the Corporation's consolidated financial statements.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. The Corporation adopted SFAS No. 131 on June 30, 1999. The adoption of this statement did not materially affect the Corporation's financial position or operating results as management considers all the Corporation banking operations to be one reportable operating segment.

   In February, 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other post-retirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The Corporation adopted the provisions of SFAS No. 132 on July 1, 1998 with no material affect on the Corporation's financial position or operating results.

   On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 established a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 (as revised by SFAS No.
   137) is effective for fiscal years beginning after June 15, 2000, but earlier applications are permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Adoption of SFAS No. 133 is not expected to have a material financial statement impact on the Corporation.

   In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends accounting and reporting standards for certain activities of mortgage banking enterprises that were established by SFAS No. 65. This statement is effective for the first fiscal quarter beginning after December 15, 1998. The Corporation adopted SFAS No. 134 on January 1, 1999 with no material affect on the Corporation's financial position or operating results.

   Reclassifications

   Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no material effect on net income or stockholders' equity as previously reported.

2. Investment Securities:

   Investment securities are summarized as follows:

                                                        Gross      Gross     Estimated
                                          Amortized   Unrealized Unrealized    Market
            June 30, 1999                   Cost        Gains      Losses      Value
                                         ---------- ------------- -------- --------------
Available for Sale Equity Securities:
 Federal Home Loan
  Mortgage Corporation
  Common Stock - 24,672 shares             $24,158    $1,406,818             $1,430,976
                                         ========== ============= ======== ============

            June 30, 1998

Available for Sale Equity Securities:
 Federal Home Loan
  Mortgage Corporation
  Common Stock - 24,672 shares             $24,158    $1,136,968             $1,161,126
                                         ========== ============= ======== ============

3. Mortgaged-Backed Securities:

   Mortgage-backed securities are summarized as follows:


                                     Gross      Gross     Estimated
                       Amortized   Unrealized Unrealized   Market
   June 30, 1999          Cost       Gains      Losses      Value
                      ------------ ---------- ---------- -------------
FHLMC certificates       $317,545                $1,195     $316,350
GNMA certificates             615                     2          613
                      ------------ ---------- ---------- -------------
                         $318,160                $1,197     $316,963
                      ============ ========== ========== =============

   June 30, 1998
FHLMC certificates       $433,362    $11,038                $444,400
GNMA certificate            1,273         27                   1,300
                      ------------ ---------- ---------- -------------
                         $434,635    $11,065                $445,700
                      ============ ========== ========== =============

   There were no purchases or sales of mortgage-backed securities during 1999 or 1998.

   Accrued interest receivable on held to maturity mortgage-backed securities totaled $2,399 and $3,430 at June 30, 1999 and 1998, respectively.

   Expected maturities will differ from contractual maturities because borrowers may prepay obligations without prepayment penalties.

4. Loans Receivable, Net:

   The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences. Loans receivable, net at June 30, 1999 and 1998 consist of the following:

                                                     1999            1998
                                               ---------------- ---------------
Single-family residential                          $34,707,075     $35,421,772
Multi-family residential and commercial              1,771,968       1,953,114
Construction                                         8,999,631      10,864,305
Nonresidential                                       3,035,500       4,768,199
Consumer loans                                         528,104         489,928
                                               ---------------- ---------------
                                                    49,042,278      53,497,318

Less:  Unearned loan origination fees                   71,031          46,677
       Undisbursed portion of construction loans     2,227,932       5,656,786
       Allowance for loan losses                       551,000         200,000
                                               ---------------- ---------------

                                                   $46,192,315     $47,593,855
                                                ===============  ==============

   Accrued interest receivable on loans totaled $363,234 and $462,097 at June 30, 1999 and 1998, respectively.

   The following is a reconciliation of the allowance for loan losses:

                                                    1999         1998
                                                 ----------  ----------
    Balance at beginning of year                   $200,000     $125,000
    Provision charged to operations                 501,000      114,554
    Loans charged off                              (150,000)     (39,554)
                                                 ----------   ----------
    Balance at end of year                         $551,000     $200,000
                                                 ==========   ==========

   The following is a summary of non-performing loans:

                                                       1999          1998
                                                   ------------  -----------
    Accruing loan 90 days past due                  $         -   $   87,627
    Nonaccrual loans                                  1,359,133      500,268
                                                   ------------  -----------
    Total non-performing loans at year end            1,359,133      587,895
                                                   ============  ===========

    Non-performing loans as a percentage of
    total loans                                            2.94%        1.24%


   At June 30, 1999 and 1998, the amount of interest income that would have been recorded on loans in non-accrual status, had such loans performed in accordance with their terms, would have been approximately $74,000 and $18,000, respectively.

   At June 30, 1999 and 1998, the Bank did not have any loans outstanding to directors or executive officers.

   At June 30, 1999 the Bank had $665,295 in impaired loans with related allowances for loan losses of $235,000. There are no impaired loans for which there is no related allowance for loan losses. There were no impaired loans at June 30, 1998.

5. Investments in Non-Marketable Equity Securities:

                                                         June 30,
                                                 ------------------------
                                                     1999         1998
                                                 -----------  -----------
Federal Home Loan Bank of Cincinnati capital
 stock, 7,616 and 7,103 shares in 1999 and
 1998, respectively                                 $761,600     $710,300
Intrieve, Inc. capital stock, 10 shares               15,000       15,000
                                                 -----------  -----------
                                                    $776,600     $725,300
                                                 ===========  ===========

6. Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk:

   The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.
   These financial instruments include mortgage commitments which amounted to $1,253,500 and $1,200,500 at June 30, 1999 and 1998, respectively. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

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

   The Bank has $2,231,109 and $2,186,921 of cash on deposit with one financial institution at June 30, 1999 and 1998, respectively.

7. Office Property and Equipment, at cost:

                                                 1999         1998
                                              ----------   ----------
Land                                            $ 30,000     $ 30,000
Office building and improvements                 388,067      379,522
Furniture and equipment                          165,489      191,747
                                              ----------   ----------

                                                 583,556      601,269
Less accumulated depreciation                    200,216      221,779
                                              ----------   ----------
                                                $383,340     $379,490
                                              ==========   ==========

8. Deposits:

   Deposit accounts are summarized as follows:

                                                  1999            1998
                                             --------------- ---------------
Demand deposit accounts                          $1,553,723      $1,515,796
NOW and MMDA deposits with a weighted
 average rate of 2.76% and 2.74% at June 30,
 1999 and 1998, respectively                      2,140,479       2,192,282
                                             --------------- ---------------

        Savings deposits                          3,694,202       3,708,078

Certificates of deposits with a weighted
 average rate of 5.55% and 5.96% at June 30,
 1999 and 1998, respectively                     25,959,044      21,708,633
                                             --------------- ---------------

        Total deposits                          $29,653,246     $25,416,711
                                              ==============  ==============

   Certificates of deposit by maturity at June 30, 1999 and 1998 are as follows:

                                                 1999            1998
                                            --------------- ---------------
1 year or less                                 $19,130,650     $13,928,382
1 year - 3 years                                 5,920,123       7,290,588
Maturing in years thereafter                       908,271         489,663
                                            --------------- ---------------

                                               $25,959,044     $21,708,633
                                             ==============  ==============

   Certificates of deposit by maturity and interest rate category at June 30, 1999 and 1998 are as follows:


                               Amount due June 30, 1999
                                    (In Thousands)
               Less than                           After
                one year   1-2 Years  2-3 Years   3 Years      Total
              ------------ ---------- ---------- ---------- ------------
2.00-3.99%        $   405     $    -       $ 16     $    -      $   421
4.00-5.99%         13,693      2,063        324        195       16,275
6.00-7.99%          5,033      3,410        107        713        9,263
              ------------ ---------- ---------- ---------- ------------

                  $19,131     $5,473       $447     $  908      $25,959
              ============ ========== ========== ========== ============

                               Amount due June 30, 1998
                                   (In Thousands)
               Less than                           After
                one year   1-2 Years  2-3 Years   3 Years      Total
              ------------ ---------- ---------- ---------- ------------
2.00-3.99%        $     1     $   20     $    -       $  -      $    22
4.00-5.99%         11,520        999         94         71       12,684
6.00-7.99%          2,407      4,341      1,837        419        9,003
              ------------ ---------- ---------- ---------- ------------

                  $13,928     $5,360     $1,931       $490      $21,709
              ============ ========== ========== ========== ============

9. Federal Home Loan Bank Advances:

   Federal Home Loan Bank advances at June 30, 1999 and 1998 are as follows:

                               June 30,        June 30,
                 Date of         1999           1998         Interest
Date of Issue    Maturity       Amount         Amount          Rate
--------------------------- -------------- --------------- ------------
   10/27/94      11/1/04                       $  107,242      8.45
   1/31/95       1/30/15        $ 650,000         650,000      5.75
    5/9/95        6/1/05                          116,095      7.35
   3/25/97       3/24/00          500,000         500,000      6.75
   7/31/97       7/31/98                        1,000,000      5.88
   8/14/97       8/14/98                          500,000      5.95
   10/22/97      10/22/98                         250,000      6.05
   1/27/98       1/22/99                        1,000,000      5.75
   1/28/98        2/1/08           81,037          87,830      6.37
   2/17/98       8/14/98                          500,000      5.61
   2/20/98       2/20/99                          500,000      5.67
    3/3/98        3/3/99                        1,000,000      5.75
   3/13/98       3/12/99                        1,250,000      5.74
   3/20/98       3/19/99                          750,000      5.77
   3/25/98       3/25/99                        2,000,000      5.81
   3/31/98       9/25/98                          500,000      5.71
   4/24/98       4/23/99                        1,750,000      5.84
   4/28/98       10/23/98                         250,000      5.74
   5/13/98       11/9/98                          500,000      5.72
   5/22/98       11/18/98                         250,000      5.72
   7/31/98       7/30/99        1,000,000                      5.80
   8/14/98       8/13/99          500,000                      5.73
   8/24/98       8/24/99          250,000                      5.69
   8/25/98       8/24/99          250,000                      5.69
   3/12/99       3/10/00          750,000                      5.32
   3/19/99       3/17/00          750,000                      5.23
   3/24/99       9/20/99          500,000                      5.07
   3/25/99       3/24/00        2,000,000                      5.33
   4/23/99       4/21/00        1,000,000                      5.29
   6/24/99       10/22/99         600,000                      5.37
                            -------------- ---------------

                              $ 8,831,037    $ 13,461,167
                            ============== ===============

   The scheduled maturities of Federal Home Loan Bank advances for the five years subsequent to June 30, 1999 are as follows:

                2000                    $8,100,000
          After 2004                       731,037
                                        ----------
                                        $8,831,037
                                        ==========

   As collateral for the advance, the Bank has pledged $13,246,556 of one to four family residential mortgages, which represents 150% of the amount of the advance.

   As of June 30, 1999 the Corporation had a borrowing capacity with the FHLB of $15,232,000.

10. Line of Credit:

   On March 5, 1999, the Corporation entered into a line of credit with Community Trust Bank N.A. for $2.5 million with an interest rate of prime less .5%. Any outstanding balance on this line of credit is collateralized by 100% of the Bank's stock. As of June 30, 1999, there is no outstanding balance.

11. Regulatory Matters:

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

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), core/leverage capital (as defined) to adjusted total assets, and tangible capital to adjusted total assets. Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

   As of March 1999, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and core/leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the institution's category.

   Amounts are in the thousands.

                                                                         To Be Well
                                                       For Capital    Capitalized Under
                                                        Adequacy      Prompt Corrective
                                      Actual            Purposes      Action Provisions
                                -----------------  -----------------  -----------------
                                 Amount    Ratio    Amount    Ratio    Amount    Ratio
                                --------  -------  --------  -------  --------  -------
As of June 30, 1999:
  Total Capital (to Risk
   Weighted Assets)              $12,579    38%      $2,669     8%      $3,337    10%
  Tier I Capital (to Risk
   Weighted Assets)              $12,263    37%        N/A              $2,002     6%
  Core/Leverage Capital (to
    Adjusted Total Assets)       $12,263    24%      $2,086     4%      $2,607     5%
  Tangible Capital Equity (to
   Tangible Assets)              $12,263    24%      $  782   1.5%      $1,043     2%(A)
As of June 30, 1998:
  Total Capital (to Risk
   Weighted Assets)              $13,026    38%      $2,759     8%      $3,499    10%
  Tier I Capital (to Risk
   Weighted Assets)              $12,826    37%        N/A              $2,070     6%
  Core/Leverage Capital
   (to Adjusted Total Assets)    $12,826    24%      $2,133     4%      $2,667     5%
  Tangible Capital Equity (to
   Tangible Assets)              $12,826    24%      $  800   1.5%      $1,067     2%(A)

(A) To be "other than critically undercapitalized" under prompt corrective action provisions




12. Income Taxes:

   Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying future statutory tax rates to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.

   The provision for income taxes consists of:

                                      June 30,
                                    1999      1998
                                 ---------  --------
     Current                     $ 290,789  $320,981
     Deferred                     (129,491)  (38,781)
                                 ---------  --------
                                 $ 161,298  $282,200
                                 =========  ========

   Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                                  June 30,
                                             1999         1998
                                          ---------     --------
Stock dividends on FHLB stock             $  17,442     $ 14,008
Provision for loan losses                  (119,340)     (25,500)
Provision for uncollected interest             (674)        (632)
Depreciation                                   (316)        (317)
Deferred fees                                (8,280)      (9,447)
Directors retirement expense                  2,890       (7,016)
Supplemental executive retirement expense   (11,359)     (10,204)
Management recognition plan expense          (1,248)       5,141
ESOP expense                                 (7,756)         286
Bonus expense                                  (850)      (5,100)
                                          ---------     --------

                                          $(129,491)    $(38,781)
                                          =========     ========

   The following tabulation reconciles the federal statutory tax rate to the effective rate of taxes provided for income before taxes:

                                               June 30,
                                     1999                    1998
                             --------------------   --------------------
Tax at statutory rate        $157,162      34.0%    $269,978      34.0%
Increases (decreases) in
 taxes resulting from:
ESOP adjustments                9,665       2.1%      14,351       1.8%
Other, net                     (5,529)     (1.2%)     (2,129)     (0.3%)
                             --------     -----     --------      ----

Effective rate               $161,298      34.9%    $282,200      35.5%
                             ========     =====     ========      ====

   The tax effect of temporary differences giving rise to the Corporation's consolidated deferred income tax asset (liability) at June 30, 1999 and 1998 are as follows:

                                             1999         1998
                                           --------     --------
Deferred tax assets
 Allowance for loan losses                 $187,340     $68,000
 Uncollected interest                         6,674       6,000
 Deferred loan fees                          24,150      15,870
 Directors retirement expense                43,617      46,507
 Supplemental executive retirement expense   33,874      22,515
 Management recognition plan expense         18,992      17,744
 ESOP expense                                 9,823       2,067
 Bonus expense                               14,450      13,600
                                          ---------   ---------

                                            338,920     192,303

Deferred tax liabilities:
 FHLB stock dividends                       (90,847)    (73,405)
 Depreciation on office property and
  equipment                                 (10,834)    (11,150)
 Unrealized gain on available for sale
  securities                               (478,318)   (386,569)
                                          ---------   ---------

Deferred income tax liability             $(241,079)  $(278,821)
                                          =========   =========

   As of June 30, 1999, the Bank's bad debt reserve for federal tax purposes was approximately $816,000 which represents the base year amount. A deferred tax liability has not been recognized for the base year amount. If the Bank uses the base year reserve for any reason other than to absorb loan losses, a tax liability could be incurred. It is not anticipated that the reserve will be used for any other purpose.

13.  Treasury Stock:

   During the year ended June 30, 1998 the Corporation repurchased 30,550 shares in conjunction with the Management Recognition Plan at prices ranging from $14.19 to $15.75 per share for an aggregate cost of $465,128. During the year ended June 30, 1999 the Corporation repurchased 7,800 shares in conjunction with the Management Recognition Plan at $14.48 per share for an aggregate cost of approximately $113,000. After distributions, treasury stock owned in conjunction with the MRP plan was 23,267 and 25,470 shares at June 30, 1999 and 1998, respectively.

   In November 1998, the Corporation's Board of Directors authorized the repurchase of 5% of its Common Stock. The repurchase authority allows the Corporation at management's discretion to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. During the year ended June 30, 1999, the Corporation repurchased 47,940 shares at prices ranging from $12.56 to $13.13 per share for an aggregate cost of approximately $622,000. These repurchases completed the 5% repurchase program.

14. Employee Benefit Plans:

   Retirement Plan

   The Bank is a participant in the Financial Institution's Retirement Fund, a multi-employer defined benefit retirement plan. The plan is noncontributory and covers all employees who meet certain requirements as to age and length of service. The Bank's policy is to fund retirement costs accrued. No contributions were made to the plan for the years ended June 30, 1999 and 1998; however, administrative expenses were paid to the plan in the amounts of $992 and $756 for the years ended June 30, 1999 and 1998, respectively.

   Because the Bank participates in a multi-employer plan, the actuarial present value of accumulated plan benefits and plan net assets available for benefits are not determinable and therefore not disclosed.

   Profit-Sharing Plan

   The Bank is a participant in the profit-sharing feature of the Financial Institutions Thrift Plan. The plan is contributory and covers all salaried employees who meet certain requirements as to age and length of service. Employees become vested upon completion of five years of service. Contributions are at the discretion of the Board of Directors and are computed as a percentage of eligible employees' compensation. The Board of Directors authorized contributions equal to 4% of eligible employees' compensation for 1999 and 1998, which amounted to $12,937 and $10,636 for 1999 and 1998, respectively.

   Employee Stock Ownership Plan

   The Corporation sponsors an employee stock ownership plan (ESOP) that covers all employees. During 1996 the Corporation loaned $767,040 to the ESOP for the purchase of 76,704 shares of the Corporation's stock. The Corporation makes annual contributions to the ESOP equal to total debt service less dividends received by the ESOP. All dividends on unallocated shares are used to pay debt service. As the debt is repaid, First Lancaster Bancshares, Inc. common shares are allocated to employees. The Corporation accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares represented by outstanding debt are reported as unearned ESOP shares in the statement of financial condition. As shares are earned, the Corporation reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

   Compensation expense for the ESOP was $140,847 and $119,108 for the years ended June 30, 1999 and 1998, respectively. Interest on the debt is not considered compensation expense by the Corporation. The ESOP shares were as follows as of June 30:

                                              1999              1998
                                           -----------      ------------
Allocated Shares                              25,320             14,078
Unearned Shares                               51,384             62,626
                                           -----------      ------------

Total ESOP Shares                             76,704             76,704
                                           ===========      ============

Fair Value of Unearned Shares at June 30    $571,647          $ 908,077

Market Price per share                      $ 11.125            $ 14.50



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

   Stock Award Plans

      Management Recognition Plan (MRP)

      In connection with the conversion, the Corporation adopted the First Lancaster Bancshares, Inc. Management Recognition Plan, the objective of which is to enable the Corporation to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP include certain directors and executive officers of the Corporation and Lancaster Federal Savings Bank as determined by members of a committee appointed by the Board of Directors. On January 9, 1997, 28,761 shares were awarded. The fair market value of the common stock at that date was $14.625 and there is no exercise price for the stock. Awards to directors and eligible employees will vest 20% on each anniversary date of the award. On July 3, 1997 and July 6, 1998 additional shares of 231 and 1,251 were granted, respectively. Shares are held by the trustee and are voted by the MRP trustee in the same proportion as the trustee of the Corporation's ESOP plan vote shares held therein. Assets of the trust are subject to the general creditors of the Corporation. All shares vest immediately if there is a change in control or in the case of a participant's death or disability. The Corporation applied APB Opinion 25 and related Interpretations in accounting for the MRP. Compensation cost charged to operations for the MRP totaled $89,008 and $89,472 for the years ended June 30, 1999 and 1998, respectively.

      Stock Option Plan

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

      A summary of the status of the Corporation's stock options as of June 30, 1999 and the changes during the year ended on that date is presented below.

                                                       Weighted
                                      # Shares of       Average
                                      Underlying       Exercise
                                       Options           Price
                                      ---------       -----------
Outstanding, July 1, 1998               71,910          $14.625
Granted during the year                      0
Expired during the year                  4,794
Exercised during the year                    0
                                      ---------

Outstanding, June 30, 1999              67,116          $14.625
                                      =========

Eligible for exercise at year-end       26,840
                                      =========

Weighted average fair value of options
 granted at a discount                   $3.55


      Stock Option Plan, continued

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

      As of June 30, 1999, 71,910 options are outstanding with a weighted-average remaining contractual life of all stock options being 7.5 years.

      Had the compensation cost for the Corporation's stock-based compensation plan been determined consistent with SFAS 123, the Corporation's net income and net income per common share for 1999 and 1998 would approximate the pro forma amounts below:

                                     As Reported      Pro Forma
                                      06/30/1999      06/30/1999
                                    --------------   ------------
Net Income                              $300,944       $278,288

Earnings per share                      $   0.35       $   0.32

                                     As Reported      Pro Forma
                                      06/30/1998      06/30/1998
                                    --------------   ------------
Net Income                              $511,853       $489,197

Earnings per share                      $   0.57       $   0.54

      The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

   Retirement Plan for Non-Employee Directors

   Effective December 7, 1995, the Board of Directors of the Bank adopted the First Lancaster Federal Savings Bank Directors' Retirement Plan for Non-Employee Directors. A participant in the Plan will receive, on each of the ten annual anniversary dates of leaving the Board, an amount equal to the product of his "Benefit Percentage," "Vested Percentage," (as defined) and 75% of the total fee he received for service on the Board during the calendar year preceding his retirement. The amount charged to operations under the plan totaled $0 and $54,714 for the years ended June 30, 1999 and 1998, respectively.

   Supplemental Executive Retirement Plan (SERP)

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

   The Bank has established an irrevocable grantor trust to hold assets in order to provide itself with a source of funds to assist the Bank in the meeting of the SERP liability. The amount charged to operations under the plan totaled $33,408 and $30,011 for the years ended June 30, 1999 and 1998, respectively.

15. Disclosures About Fair Value of Financial Instruments:

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

   The statement excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

   Additionally, the tax impact of the unrealized gains or losses has not been presented or included in the estimates of fair value.

   The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

   Cash and Cash Equivalents

   The carrying amounts reported in the statements of financial condition for cash and short-term instruments approximate those assets' fair values.

   Investment Securities and Mortgage-Backed Securities

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

   Loans Receivable

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

   Deposits

   The fair value of savings deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

   Advances from the Federal Home Loan Bank

   Advances from the Federal Home Loan Bank bear interest at fixed rates. The carrying value of these borrowings is estimated using the current rates at which similar loans would be made to borrowers for the same maturities.

   Loan Commitments

   The fair value of loan commitments is estimated to approximate the contract values, as the related loan will have a current market rate, the creditworthiness of the counterparties is presently considered in the commitments, and the original fees charged do not vary significantly from the fee structure at June 30, 1999.

   The estimated fair values of the Corporation's financial instruments are as follows:

                                                      June 30,                     June 30,
                                                        1999                         1998
                                               -----------------------      -----------------------
                                               Carrying         Fair         Carrying        Fair
                                                Amount          Value         Amount         Value
                                               ---------      --------       ---------      --------
                                                                  (in thousands)
Financial Assets:
  Cash                                          $   475        $   475        $   516        $   516
  Interest-bearing deposits in other
   depository institutions                        2,231          2,231          2,187          2,187
  Investment securities                           1,431          1,431          1,161          1,161
  Investment in non-marketable
   equity securities                                777            777            725            725
  Mortgage-backed securities                        318            317            435            446
  Loans receivable, net allowance for
   loan losses of $551 for 1999 and
   $200 for 1998                                 46,192         46,324         47,594         47,532

Financial Liabilities:
  Savings accounts and certificates              29,653         29,826         25,417         25,643
  Federal Home Loan Bank advances                 8,831          8,743         13,461         13,390

16. Dividend Restrictions:

   On June 28, 1996, the Bank converted from a mutual savings bank to a capital stock savings bank. On that date, the Bank established a liquidation account in an amount of the Bank's net worth as of the latest practicable date prior to conversion. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion.

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

   The OTS regulates payment of dividends and other capital distributions by the Bank. The Bank may not make distributions to the Corporation for dividends on or repurchase of any of its stock if the effect would be to reduce retained earnings of the Bank below the capital requirements set forth by the OTS. OTS regulations utilize certain criteria that require notification of or application for distributions based primarily upon an institution's net income and retained capital. Based upon current OTS regulations, the bank must either (i) file notification with the OTS because it is a subsidiary of a savings and loan holding company or (ii) apply for distributions if the total amount of capital distributions for the applicable calendar year exceeds net income for that year to date plus retained net income for the preceding two years. The amount of distributions cannot reduce the Bank's capital below the liquidation account discussed above. At June 30, 1999, the Bank applied to the OTS for a capital distribution of $1,350,000 to fund regular dividends and a 5% stock repurchase program over the upcoming year. On July 12, 1999, the OTS provided a "non objection" letter approving this distribution.

17. Preferred Stock:

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

18. Earnings Per Share:

                                    For the year ended June 30, 1999        For the year ended June 30, 1998
                                 ---------------------------------------  -------------------------------------
                                   Income         Shares      Per Share     Income        Shares      Per Share
                                 (Numerator)   (Denominator)    Amount    (Numerator)  (Denominator)    Amount
                                 -----------   -------------  ----------  -----------  -------------  ---------
BASIC EARNINGS PER SHARE
Income available to
 common shareholders               $300,944       849,097       $0.35       $511,853       884,236      $0.58

EFFECT OF DILUTIVE SECURITIES
Stock Options                                                                                3,588
Management recognition plan                        13,349                                   16,320

DILUTED EARNINGS PER SHARE
Income available to common
 shareholders plus
 assumed conversions               $300,944       862,446       $0.35       $511,853       904,144      $0.57

There were no preferred dividends or antidilutive securities that would affect the computation of earnings per share.

19. Condensed Financial Information (Parent Company Only):

   The following condensed statements summarize the financial position, operating results and cash flows of First Lancaster Bancshares, Inc. (Parent Company only).

   Condensed Statement of Financial Condition                            June 30,
                                                               1999                     1998
                                                         ----------------         ----------------
   ASSETS
   Cash and balances with bank                                  $127,396                 $192,914
   Investment in subsidiary                                   13,707,241               14,206,703
   Income tax receivable                                          70,273                   43,807
   Accrued interest receivable                                    23,913                   31,705
   Due from subsidiary                                             7,346
                                                         ----------------         ----------------

                                                             $13,936,169              $14,475,129
                                                         ================         ================

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts payable                                                 $297                   $3,444
   Common stock owned by ESOP subject to put option              310,614                  485,988
   Stockholders' equity                                       13,625,258               13,985,697
                                                         ----------------         ----------------

                                                             $13,936,169              $14,475,129
                                                         ================         ================

   CONDENSED STATEMENT OF INCOME                                         June 30,
                                                               1999                     1998
                                                         ----------------         ----------------
   Dividend from bank subsidiary                              $1,088,263                 $564,829
   Interest income                                                57,496                   64,473
   Legal, accounting and filing fees                            (121,261)                (125,350)
   State franchise taxes                                         (14,077)                 (15,490)
                                                         ----------------         ----------------

   Net income before income taxes                              1,010,421                  488,462
   Income tax benefit                                             26,466                   26,513
                                                         ----------------         ----------------

   Net income before equity in undistributed net income of
    subsidiary                                                 1,036,887                  514,975

   Dividends in excess of earnings of subsidiary                (735,943)                  (3,122)
                                                         ----------------         ----------------

   Net income                                                    300,944                  511,853

   Other comprehensive income                                    178,101                  196,420
                                                         ----------------         ----------------

   Comprehensive income                                         $479,045                 $708,273
                                                         ================         ================

Condensed Statement of Cash Flows
                                                                               June 30,
                                                                 ------------------------------------
                                                                    1999                     1998
                                                                 -----------              -----------
   Operating activities:
    Net income                                                   $   300,944              $   511,853
    Adjustment to reconcile net income to cash provided
      by operating activities:
     Dividends in excess of earnings of subsidiary                   735,943                    3,122
     Increase in income tax receivable                               (26,466)                 (26,513)
     Decrease in accrued interest receivable                           7,792                    2,562
     Decrease in accounts payable                                     (3,147)                 (36,475)
                                                                 -----------              -----------
    Net cash provided by operating activities                      1,015,066                  454,549

   Investing activities:
    Payment on ESOP loan                                              53,698                   32,120
                                                                 -----------              -----------
    Net cash provided by investing activities                         53,698                   32,120
                                                                 -----------              -----------
   Financing activities:
    Purchase of treasury stock                                      (621,982)                (118,440)
    Dividends paid                                                  (512,300)                (445,750)
    Cash received for treasury stock                                                           28,515
                                                                 -----------              -----------
    Net cash used in financing activities                         (1,134,282)                (535,675)
                                                                 -----------              -----------
   Net decrease in cash                                              (65,518)                 (49,006)

   Cash, beginning of year                                           192,914                  241,920
                                                                 -----------              -----------
   Cash, end of year                                             $   127,396              $   192,914
                                                                 ===========              ===========

20. Subsequent Event:

   On July 8, 1999 the Corporation declared a dividend of $0.30 per share or $273,262, to shareholders of record as of July 16, 1999.

                                 CORPORATE INFORMATION

                                   BOARD OF DIRECTORS

VIRGINIA R. S. STUMP                   DAVID W. GAY                 RONALD L. SUTTON
Chairman of the Board, President       Retired                      Pharmacist
and Chief Executive Officer of the
Company and the Bank                   JANE G. SIMPSON              JACK C. ZANONE
                                       Retired                      Retired
TONY A. MERIDA
Vice Chairman of the Board and         PHYLLIS G. SWAFFAR           JERRY PURCELL
Executive Vice President of the        Self-Employed Income         Owner
Company and the Bank                   Tax Preparer                 Convenient Food Mart/ Dairy Mart


                                   EXECUTIVE OFFICERS

VIRGINIA R. S. STUMP                   TONY A. MERIDA               KATHY G. JOHNICA
President and Chief Executive          Executive Vice President     Secretary and Treasurer
Officer

                                    OFFICE LOCATIONS

           208 Lexington Street                     713 Edgewood Drive
           Lancaster, Kentucky  40444-1131          Nicholasville, Kentucky
                                                    (Loan Production Office)


                                   OTHER INFORMATION

           INDEPENDENT CERTIFIED ACCOUNTANTS        SPECIAL COUNSEL
           PricewaterhouseCoopers LLP               Housley Kantarian & Bronstein, P.C.
           201 East Main Street, Suite 1400         1220 19th Street, N.W., Suite 700
           Lexington, Kentucky  40507               Washington, D.C.  20036

           TRANSFER AGENT                           ANNUAL MEETING
           Illinois Stock Transfer Company          The 1999 Annual Meeting of Stockholders
           209 W. Jackson Boulevard, Suite 903      will be held on October 25, 1999 at 4:00
           Chicago, Illinois  60606                 p.m. at the Bank's office located at 208
                                                    Lexington Street, Lancaster, Kentucky.

                   ------------------------------------------------------
                              ANNUAL REPORT ON FORM 10-KSB

                      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM
                      10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1999
                      AS FILED WITH THE SECURITIES AND EXCHANGE
                      COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO
                      STOCKHOLDERS AS OF THE RECORD DATE FOR THE 1999
                      ANNUAL MEETING UPON WRITTEN REQUEST TO THE
                      CORPORATE SECRETARY, FIRST LANCASTER BANCSHARES,
                      INC., 208 LEXINGTON STREET, LANCASTER, KENTUCKY
                      40444-1131.
                   ------------------------------------------------------