Form 10KSB40, Exhibit 13
period 2000-06-30
FIRST LANCASTER BANCSHARES INC
filed 2000-09-28
CIK 1010839

FIRST LANCASTER BANCSHARES, INC.








         [LOGO]












                                                              2000 ANNUAL REPORT

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

         As a federally chartered savings institution, the Bank is subject to extensive regulation by the Office of Thrift Supervision (the "OTS"). The lending activities and other investments of the Bank must comply with various federal regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements. The Federal Deposit Insurance Corporation ("FDIC") also has the authority to conduct special examinations. The Bank must file reports with OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System.

                                      (i)

MARKET INFORMATION
--------------------------------------------------------------------------------

         The Company's common stock trades under the symbol "FLKY" on the Nasdaq SmallCap Market. As of June 30, 2000 there were 840,328 shares of the common stock outstanding and approximately 240 holders of record.

         The following table sets forth the reported bid information for, and the dividends declared on, the common stock for each full quarterly period since the common stock was issued at the end of fiscal year 1996.

                                                              Bid
                                                     -----------------------           Dividends
                                                       High              Low            Declared
                                                       ----              ---           ---------
FISCAL YEAR 1999
July - September 1998                                $  14.250          12.375          $   0.30
October - December 1998                                 13.688          12.000               --
January - March 1999                                    13.000          12.063          $   0.30
April - June 1999                                       12.500          11.063               --

FISCAL YEAR 2000
July - September 1999                                $  11.688          11.063          $   0.30
October - December 1999                                 13.000          10.375               --
January - March 2000                                    13.500          12.500          $   0.30
April - June 2000                                       13.000          10.500               --

         Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         The Board of Directors of the Company established a regular dividend rate and payment schedule in July 1997, whereby the Company will pay dividends semi-annually, payable to stockholders of record as of the third Friday of every January and July following the respective semi-annual period. Any change in the Company's dividend policy will depend on the Company's debt and equity structure, earnings, regulatory capital requirements, and other factors, including economic conditions, regulatory restrictions, and tax considerations. The Company declared a dividend of $.30 per share in July 2000. See Note 16 of Notes to Consolidated Financial Statements for restrictions on the payment of cash dividends by the Bank, which serves as the primary source of liquidity for the Company.

TABLE OF CONTENTS
--------------------------------------------------------------------------------
First Lancaster Bancshares, Inc..............................................(i)
Market Information..........................................................(ii)
Letter to Stockholders.........................................................1
Selected Consolidated Financial and Other Data.................................2
Management's Discussion and Analysis of Financial Condition and
  Results of Operations........................................................4
Consolidated Financial Statements.............................................16
Corporate Information..........................................Inside back cover


                                      (ii)

                             LETTER TO STOCKHOLDERS



Dear Stockholders,

         As our fiscal year 2000 began on July 1, 1999, we were looking forward with anticipation and focusing on the new millennium. The last six months of 1999 was devoted to employee training, customer awareness and refining our contingency plan. On January 1, 2000 we attained our goal. Everything worked and processed properly and it has continued to be business as usual and for that we are thankful. Not only was the beginning of a new millennium successful, fiscal year 2000 was successful and filled with many opportunities and challenges.

         First Lancaster Bancshares, Inc. completed its second 5% repurchase of outstanding common stock which was authorized July 1999 and completed in March 2000. The Corporation's Board of Directors authorized the third 5% repurchase of stock in March 2000 and is approximately 50% complete. During the year ended June 30, 2000, the Corporation repurchased 70,544 shares for an aggregate cost of approximately $885,000. The repurchased stock is being held as treasury stock to be used for future corporate purposes.

         Fiscal year 2000 returned to a more normal year with earnings of $482,000 compared to 1999 annual earnings of $301,000. With the net income increase of $181,000, the basic and diluted earnings per share increased to $.60 and $.59, respectively, compared to $.35 for the fiscal year ended June 30, 1999. The increase in net income and earnings per share was primarily due to the $462,000 decrease in the provision for loan losses. In 1999 a specific provision for loan losses of $385,000 was recorded to cover a combination of construction loans which became doubtful for collection. These properties were acquired by foreclosure and/or sold throughout fiscal year 2000 and related allowances were utilized and charged off.

         Shareholders' equity on June 30, 2000 was $12.2 million, a decrease of $1.0 million, or 7.9%, from June 30, 1999. The decrease reflects the stock repurchases completed and dividends of $493,000 paid to shareholders. The Company's total assets increased by $2.4 million, or 4.7%, from $52.8 million at June 30, 1999 to $55.2 million at June 30, 2000 which was primarily attributable to the increase in net loans receivable.

         Additional banking services have been implemented during fiscal year 2000. New automated services of the ATM and Direct Teller are being used more each day. The Board of Directors continue to research other products and services that can be implemented in the future.

         Each new year holds many challenges and opportunities for First Lancaster Bancshares, Inc. and First Lancaster Federal Savings Bank. The Board of Directors, officers and employees want to meet those challenges to better serve our stockholders, customers and community and to give first class service to our customers. Thank you for your trust and support of our Company and Bank and please feel free to come to the Bank and visit with us.

                                       Sincerely,

                                       /s/ Virginia R. S. Stump

                                       Virginia R. S. Stump
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:

                                                                     At June 30,
                                                              -----------------------------
                                                                 2000              1999
                                                              ----------        -----------
                                                                        (In thousands)

Assets....................................................    $   55,221        $  52,752
Loans receivable, net.....................................        49,374           46,192
Cash and cash equivalents.................................         1,945            2,706
Investment securities:
    Available for sale....................................           999            1,431
Real estate acquired by foreclosure.......................           952              456
Mortgage-backed securities................................           255              318
Savings accounts and certificates.........................        29,079           29,653
FHLB advances.............................................        12,835            8,831
Total equity..............................................        12,229           13,271

SELECTED CONSOLIDATED OPERATING DATA:


                                                                   Year Ended June 30,
                                                              -----------------------------
                                                                 2000              1999
                                                              -----------       ----------
                                                                    (In thousands)

Interest income...........................................    $    4,232        $   4,335
Interest expense..........................................         2,187            2,216
                                                              ----------        ---------
Net interest income before provision for
   loan losses............................................         2,045            2,119
Provision for loan losses.................................            39              501
                                                              ----------        ---------
Net interest income.......................................         2,006            1,618
                                                              ----------        ---------
Noninterest income........................................            38               41
Noninterest expense.......................................         1,307            1,197
                                                              ----------        ---------
Income before income taxes................................           737              462
Provision for income taxes................................           255              161
                                                              ----------        ---------
Net income................................................    $      482        $     301
                                                              ==========        =========

KEY OPERATING RATIOS:

                                                                      At or for the
                                                                   Year Ended June 30,
                                                              -----------------------------
                                                                2000                1999
                                                              ---------           --------
PERFORMANCE RATIOS:
Return on average assets (net income divided
   by average total assets)...............................       .89%              .55%
Return on average total equity (net income
   divided by average total equity).......................      3.68              2.18
Interest rate spread (combined weighted average
    interest rate earned less combined weighted
    average interest rate cost)...........................      2.93              2.90
Ratio of average interest-earning assets to
    average interest-bearing liabilities..................    125.79            128.45
Ratio of noninterest expense to average
    total assets..........................................      2.42              2.19

ASSET QUALITY RATIOS:
Nonperforming assets to total assets......................      4.05              2.55
Nonperforming loans to total loans........................       .64              2.94
Provision for loan losses to total loans..................       .08              1.08
Allowance for loan losses to nonperforming
  loans receivable, net...................................    105.50             40.54
Allowance for loan losses to total loans
  receivable, net.........................................       .67              1.19
Net charge-offs to average loans outstanding..............       .54               .31

CAPITAL RATIOS:
Total equity to total assets..............................     22.14             25.16
Average total equity to average assets....................     24.26             25.18

OTHER:
Dividend payout ratio.....................................    102.26            169.14


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

         The Company's net income is dependent primarily on its net interest income, which is the difference between the interest income it earns on its loans, investment securities and mortgage-backed securities and the interest it pays on the savings accounts and certificates of deposits and on the advances (i.e., borrowings) from the Federal Home Loan Bank of Cincinnati ("FHLB"). Net interest income is affected by (i) the rates of interest earned or paid by the Company and (ii) the volume of interest-earning assets and interest-bearing liabilities that flow through the Company. Rates of interest earned or paid is reflected in the Company's "interest rate spread," which is the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and is an indicator of the Company's profitability in its core banking business. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company's interest rate spread for the fiscal year ended June 30, 2000 was 2.93% as compared to 2.90% for fiscal year 1999. The volume of interest-earning assets and interest-bearing liabilities generally increases profitability of the Company to the extent such assets exceed such liabilities. The ratio of the Bank's average interest-earning assets to average interest-bearing liabilities was 125.79% for fiscal year 2000 as compared to 128.45% for fiscal year 1999.

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

         The Bank generally is required to maintain average daily balances of liquid assets (generally, cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) in each calendar quarter that is equal to or greater than 4% of its net withdrawable accounts plus short-term borrowings either at the end of the preceding calendar quarter or on an average daily basis during the preceding quarter. The Bank also is required to maintain sufficient liquidity to ensure its safe and sound operation. Monetary penalties may be imposed for failure to meet liquidity requirements. The average daily balance of liquid assets ratio of the Bank for the quarter ended June 2000 was 5.3%.

         The Company has a line of credit for $2.5 million, from Community Trust Bank located in Lexington, Kentucky, to be used for general funding needs. As of June 30, 2000, there had been no draws on this line of credit.

         The source of the Company's liquidity arises from the Bank's operating, investing and financing activities. Cash generated from operating activities increased by $20,000, or 2.3%, to $896,000 in fiscal year 2000 from $876,000 in fiscal year 1999. This increase was attributable to increases in net income of $181,000, cash generated from other assets of $83,000 and accrued interest on deposits of $59,000. These increases were offset by decreases of $274,000 in non-cash operating activities and $76,000 in cash generated from accrued interest receivables. The decrease in non-cash operating activities was mainly driven by a $462,000 decrease in the provision for loan losses, which was offset by a $203,000 increase for deferred income taxes due to loan loss charge offs and unrealized losses during the fiscal year 2000.

         Investing activities of the Company used $3.7 million in the fiscal year 2000 compared to generating funds of $773,000 in the fiscal year 1999. This change in investing activities was due primarily to the increase in the loan portfolio. After several construction loans to one borrower became impaired in December 1998, the Board of Directors performed a detailed review of the Bank's loan portfolio. During this review, risk factors as well as loan category percentages were considered and it was resolved that the construction loan percentage in the portfolio was higher than policy advised and that two non-residential loans appeared to contain more risk than the Board desired. At the Board's discretion, the Bank ceased new construction lending until June 1999 to realign the construction loan percentage in the portfolio and entered into participations with other local banks for the two non-residential loans in an effort to minimize risk in the portfolio. These actions caused loans to decrease at the end of fiscal year 1999. In fiscal year 2000, growth of the loan portfolio resumed causing investing activities to significantly fluctuate from year to year.

         Financing activities of the Company generated $2.1 million in cash in fiscal year 2000 compared to using $1.6 million of cash in the fiscal year 1999. This change was mainly due to an increase in FHLB advances in the fiscal year 2000. As discussed above, the loans receivable balance increased in fiscal year 2000 thereby increasing the need for FHLB advances.

         The Company's use of FHLB advances reflects the flexibility in using advances with repayment terms that approximate the anticipated lifetimes of loans originated by the Company. As of June 30, 2000, the Company had a borrowing capacity with the FHLB of $16.4 million, of which $12.8 million was outstanding. See Note 9 of the Company's Notes to Consolidated Financial Statements for more information on outstanding advances. This line is collateralized with non-delinquent single-family residential mortgage loans.

         The Company anticipates that it will have sufficient funds available, either from its operations or from outside funding sources, to satisfy its funding commitments. At June 30, 2000, the Company had outstanding commitments to originate loans totaling $878,000. Also at such date, the Company had certificates of deposit scheduled to mature within one year of June 30, 2000 totaling $17.5 million

         CAPITAL RESOURCES. The Company's capital position is reflected in its stockholders' equity, subject to certain adjustments for regulatory purposes.
Stockholders' equity, or capital, is a measure of the Company's net worth, soundness and viability. The Company continues to exhibit a strong capital position, and its capital base allows it to take advantage of business opportunities while maintaining the level of resources deemed appropriate by management of the Company to address business risks inherent in the Company's daily operations.

         Stockholders' equity on June 30, 2000 was $12.2 million, a decrease of $1.0 million, or 7.9%, from June 30, 1999. The decrease in stockholders' equity reflects net income for fiscal year 2000 of $482,000 ($.60 per share), $885,000 purchase of treasury stock, $493,000 paid out in dividends, $285,000 in net unrealized loss for the year from the Company's available-for-sale securities and $56,000 in capital corresponding to the Bank's employee stock ownership plan, which acquired Common Stock in the Company's initial public offering, and $82,000 in capital corresponding to the Bank's Management Recognition Plan.

         Federal regulations impose minimum capital requirements on the Bank, but not on savings and loan holding companies such as the Company. Among these requirements that apply to the Bank are risk-based capital regulations, which require all banks, including savings banks, to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure Tier 1 Capital (consisting of stockholders' equity, less goodwill) and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts. All banks, including savings banks, must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of Tier 1 Capital. For further information regarding minimum regulatory capital levels, see Note 11 of the Company's Notes to Consolidated Financial Statements. At June 30, 2000, the Bank satisfied all minimum regulatory capital requirements and was considered "well-capitalized" within the meaning of federal regulatory requirements.

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

         In accordance with the Company's interest rate risk policy, management has emphasized the origination of adjustable-rate mortgage loans with rate adjustments indexed to the one-year Treasury bill, adjusted for constant maturity, and has also used FHLB advances to better match maturities of funding sources with the terms of fixed-rate mortgage loans originated by the Bank. Management believes that this approach to loan originations allows the Bank to respond to customer demand while minimizing interest rate and credit risk and without any significant increase in operating expenses. At June 30, 2000, mortgage loans with adjustable rates represented 68.1% of the Company's mortgage loan portfolio. Approximately 98% of the Company's adjustable-rate mortgage loans have an annual adjustment limitation of 2% and a lifetime limitation of 5%, and may not decline more than 1% below the initial interest rate (the "floor"). These limitations on rate adjustments may prevent the interest rates charged on loans from increasing at the same pace as the Company's cost of funds. However, some of the rates on adjustable-rate mortgages may already be at their lifetime floor, which would also restrict future downward adjustments and thereby eliminate the Company's interest rate risk associated with a declining interest rate environment.

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

         At June 30, 2000, the Company's cumulative one-year interest rate gap position was a positive $5.1 million, or 9.7%, of total interest-earning assets. A positive gap position indicates that the Company's net interest income would be expected to increase in a period of increasing interest rates and decrease in a period of decreasing interest rates. This is a one-day position which is continually changing and is not necessarily indicative of the Company's position at any other time. The Company's current one-year gap is within the guidelines established by management and approved by the Board of Directors. Management considers numerous factors when establishing these guidelines, including current interest rate margins, capital levels and any guidelines provided by the OTS.

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

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000 which are expected to mature or reprice in each of the time periods shown.

                                                                  Expected  to Mature  During the Year June 30,
                                           ----------------------------------------------------------------------------------------
                                           2001       2002       2003       2004       2005    Thereafter      Total     Fair Value
                                           ----       ----       ----       ----       ----    ----------      -----     ----------
                                                                          (Dollars In thousands)
Interest-earning assets:
   Loans:
       Single-family...................  $ 24,744   $  1,711   $  3,120   $    416   $  2,375    $  4,364     $36,730     $36,634
       Multi-family residential........     1,756        161        298        135      1,126         936       4,412       4,400
       Construction....................     3,340         --         --         --         --          --       3,340       3,331
       Nonresidential..................     2,914        795        497         --         60          --       4,266       4,255
       Consumer........................       421         19         50         40          2          94         626         626
   Interest bearing cash deposits in
     other financial institutions......     1,450         --         --         --         --          --       1,450       1,450
   Investment securities...............       999         --         --         --         --          --         999         999
   Mortgage-backed securities..........        --         --         --          3         --         252         255         251
                                         --------   --------   --------   --------   --------    --------     -------     -------
      Total............................    35,624      2,686      3,965        594      3,563       5,646      52,078      51,946
                                         --------   --------   --------   --------   --------    --------     -------     -------

Interest-bearing liabilities:
   Deposits............................    20,856      4,573      1,330        531      1,789          --      29,079      29,118
   Borrowings..........................     9,695         --        787         --      1,470         883      12,835      12,618
                                         --------   --------   --------   --------   --------    --------     -------     -------
      Total............................    30,551      4,573      2,117        531      3,259         883      41,914      41,736
                                         --------   --------   --------   --------   --------    --------     -------     -------
Interest sensitivity gap...............  $  5,073   $ (1,887)  $  1,848   $     63   $    304    $  4,763     $10,164     $10,210
                                         ========   ========   ========   ========   ========    --------     -------     -------
Cumulative interest sensitivity gap....  $  5,073   $  3,186   $  5,034   $  5,097   $  5,401    $ 10,164     $10,164     $10,210
                                         ========   ========   ========   ========   ========    ========     =======     =======
Ratio of interest-earning assets to
   interest-bearing liabilities........     116.6%      58.7%     187.3%     111.9%     109.3%      639.4%      124.2%      124.5%
                                         ========  =========  =========  =========  =========   =========    ========    ========
Ratio of cumulative gap to total
   interest-earning assets.............       9.7%       6.1%       9.7%       9.8%      10.4%       19.5%       19.5%       19.7%
                                         ========  =========  =========  =========  =========   =========    ========    ========


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


                                                                                 Year  Ended June 30,
                                                ---------------------------------------------------------------------------
                                                                2000                                     1999
                                                ---------------------------------------------------------------------------
                                                                            Average                                 Average
                                                Average                     Yield/       Average                     Yield/
                                                Balance       Interest       Cost        Balance       Interest       Cost
                                                -------       --------      -----        -------       --------     -------
                                                                            (Dollars  in thousands)
Interest-earning assets:
   Loans receivable (1)......................  $   47,890     $    4,052        8.46%    $  48,266   $  4,141         8.58%
   Investment securities.....................          24             15       63.74            24         10        41.67
   Non-marketable equity securities..........         798             55        6.93           745         55         7.38
   Mortgage-backed securities................         283             21        7.44           371         28         7.55
   Other interest-bearing cash deposits......       1,592             89        5.62         2,043        101         4.94
                                               ----------     ----------                 ---------    -------
      Total interest-earning assets..........      50,587          4,232        8.37        51,449      4,335         8.43
                                                              ----------                              -------
Unrealized gains on securities available
  for sale...................................       1,216                                    1,324
Non-interest-earning assets..................       2,278                                    1,940
                                               ----------                                ---------
      Total assets...........................  $   54,081                                $  54,713
                                               ==========                                =========
Interest-bearing liabilities:
   Deposits..................................  $   28,838     $    1,504        5.21     $  28,478    $ 1,548         5.44
   Borrowings................................      11,376            684        6.01        11,576        668         5.77
                                               ----------     ----------                 ---------    -------
      Total interest-bearing liabilities.....      40,214          2,188        5.44        40,054      2,216         5.53
                                                              ----------                              -------
Non-interest-bearing liabilities.............         745                                      884
                                               ----------                                ---------
      Total liabilities......................      40,959                                   40,938
Retained earnings and capital................      12,319                                   12,901
Unrealized gain on securities available
   for sale..................................         803                                      874
                                               ----------                                ---------
      Total liabilities and stockholders'
        equity...............................  $   54,081                                $  54,713
                                               ==========                                =========
Net interest income..........................                 $    2,044                              $ 2,119
                                                              ==========                              =======
Interest rate spread.........................                                   2.93%                                 2.90%
                                                                              ======                                ======
Net yield on interest-earning assets.........                                   4.04%                                 4.12%
                                                                              ======                                ======
Ratio of average interest-earning assets
   to average interest-bearing liabilities...                                 125.79%                               128.45%
                                                                              ======                                ======

____________
(1) Includes nonaccrual loans.

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

                                                                        Year Ended June 30,
                                                      ------------------------------------------------
                                                              2000              vs.          1999
                                                      ------------------------------------------------
                                                                   Increase (Decrease)
                                                                            Due to
                                                      ------------------------------------------------
                                                                               Rate/
                                                      Volume       Rate        Volume         Total
                                                      ------       ----        ------         -----
                                                                     (In thousands)
Interest income:
  Loans receivable.................................   $    (32)  $    (57)    $     --      $   (89)
  Investment securities............................         --          5           --            5
  Nonmarketable equity securities..................          4         (4)          --           --
  Mortgage-backed securities.......................         (7)        --           --           (7)
  Other (1)........................................        (22)        13           (3)         (12)
                                                      --------   --------     --------      -------
       Total interest-earning assets...............        (57)       (43)          (3)        (103)
                                                      --------   --------     --------      -------

Interest expense:
  Deposits.........................................         20        (63)          (1)         (44)
  Borrowings.......................................        (12)        28           --           16
                                                      --------   --------     --------      -------
Total interest-bearing liabilities.................          8        (35)          (1)         (28)
                                                      --------   --------     --------      -------
Change in net interest income......................   $    (65)  $     (8)    $     (2)     $   (75)
                                                      ========   ========     ========      =======

_________
(1)      Consists of overnight deposits, and cash deposits with the FHLB.



CHANGES IN FINANCIAL CONDITION

         GENERAL. The Company's total assets increased by $2.4 million, or 4.7%, from $52.8 million at June 30, 1999 to $55.2 million at June 30, 2000. This increase was primarily attributable to the increase in net loans receivable. The Company's total liabilities increased by $3.4 million, or 8.8%, from $39.2 million at June 30, 1999 to $42.6 million at June 30, 2000. This increase was primarily due to an increase in FHLB advances.

         SECURITIES.  The  Company  invests  to a limited  extent in  investment securities, including mortgage-backed securities. The Company's investment securities available-for-sale consist solely of stock in the Federal Home Loan Mortgage Corporation ("FHLMC"). The Company's investment in FHLMC stock decreased by $432,000, or 30.2%, to $999,000 at June 30, 2000 from $1.4 million at June 30, 1999. The decrease in the Company's investment in FHLMC stock was due to a decrease in the market value of the stock. The Company did not buy or sell any shares during the fiscal year 2000.

         The Company also holds investments in non-marketable equity securities, which increased by $56,000, or 7.2%, to $833,000 at June 30, 2000 from $777,000 at June 30, 1999. These securities are comprised of FHLB stock, the ownership of which is directly related to the amount of advances that may be obtained by the Company, and stock in the Company's third party data processor, the ownership of which is required as a condition to receive such service. The increase in non-marketable equity securities was due solely to stock dividends from FHLB during the fiscal year 2000.

         Mortgage-backed securities of the Company decreased by $63,000, or 19.7%, to $255,000 at June 30, 2000 from $318,000 at June 30, 1999.
Occasionally, the Company invests in mortgage-backed securities to take advantage of favorable yields at desirable maturities provided that such characteristics may not be otherwise obtained through loan originations in the then-current interest rate environment. The Company did not invest in additional mortgage-backed securities in the current year and the decrease was due solely to participant payments in the fiscal year 2000.

         To minimize its credit risk, the Company limits its purchases to those mortgage-backed securities that are available through the purchase of pass-through certificates offered by the FHLMC and by the Government National Mortgage Association ("GNMA"). For the fiscal year ended June 30, 2000, the Company's average balance of mortgage-backed securities was $283,000. For more detailed information on mortgage-backed securities see Note 3 of the Company's Notes to Consolidated Financial Statements.

         LOANS. Loans represent the Company's largest component of interest-bearing assets, providing 95.7% of interest income for the year ended June 30, 2000 as compared to 95.5% for the year ended June 30, 1999. Gross loans receivable increased by $3.2 million, or 6.4%, from $49.0 million at June 30, 1999 to $52.2 million at June 30, 2000. The Company's loans are predominantly to borrowers residing in or doing business in Garrard, Jessamine and Fayette counties, Kentucky.

         The increase in loans was due to increases in single-family residential loans, multi-family residential and commercial loans and nonresidential loans. Single-family residential loans increased by $2.3 million, or 6.7%, from $34.7 million at June 30, 1999 to $37.0 million at June 30, 2000. Multi-family residential and commercial loans increased by $2.6 million from $1.8 million at June 30, 1999 to $4.4 million at June 30, 2000. Nonresidential loans increased by $1.3 million, or 41.7%, from $3.0 million at June 30, 1999 to $4.3 million at June 30, 2000. These increases were offset slightly by a decrease in construction loans of $3.2 million, or 35.8%, from $9.0 million at June 30, 1999 to $5.8 million at June 30, 2000.

         As discussed in the Liquidity and Capital Resources section of this report, the Board of Directors reviewed the loan portfolio in fiscal year 1999 and determined that the construction loan percentage of the portfolio was higher than policy advised and that risk in the nonresidential loans appeared higher than desired. At the Board's discretion, the Bank temporarily ceased construction lending through June 1999 and entered into participations with local banks for two of the nonresidential loans to minimize risk in these areas and better align the portfolio percentages. These actions caused construction loans and nonresidential loans to decrease in the prior fiscal year of 1999. In the current fiscal year of 2000, many of the prior year construction loans either paid off or the construction was completed and the loans were reclassified to nonresidential. This has contributed to the decrease in construction loans and increase in nonresidential loans in the fiscal year 2000.

         The Bank expanded its loan operations in Garrard County at the end of fiscal year 1999 in an effort to continue its focus on loan growth. In the current fiscal year 2000, the Bank followed through with this growth primarily in single-family and multi-family residential and commercial loans. The Bank does continue to originate construction loans to the extent allowable under Board policy.

         ALLOWANCE FOR LOAN LOSSES. In the normal course of business, the Company must manage the risk that borrowers may default on their obligations to the Company. The allowance for loan losses is a reserve established and maintained by the Company to protect it against estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses (which is an expense on the income statement) and through recoveries of previously written-off loans and is decreased by charged-off loans. Management reviews the allowance each month to determine whether the level is adequate to absorb estimated losses. During this review, management considers historical charge-offs, delinquencies, borrower bankruptcies, exception loans (loans with loan to value ratios exceeding certain percentages) and general knowledge of the economy in its market area. At June 30, 2000, management feels the allowance is adequate to absorb any potential loss in the loan portfolio.

         The allowance decreased by $220,000 to $331,000 at June 30, 2000 from $551,000 at June 30, 1999. This decrease reflects charge offs of $259,000 in fiscal year 2000 offset slightly by the provision for loan losses of $39,000. The significant charge offs primarily related to the group of construction loans to one borrower which became uncollectible in December 1998. At June 30, 1999, there were $235,000 of specific reserves for these properties and as these properties were acquired by foreclosure and/or sold throughout the fiscal year 2000, the related allowances were utilized and charged off.

         DEPOSITS. The Company relies upon its deposit base as the primary source of funding for its operations. This deposit base, which is comprised of demand deposit accounts, NOW accounts and money market demand accounts ("MMDA") and certificates of deposits, decreased by $575,000, or 1.9%, to $29.1 million at June 30, 2000 from $29.7 million at June 30, 1999. The annual average balance of deposits increased during fiscal year 2000 to $28.8 million from $28.5 million during fiscal year 1999.

         All types of deposits decreased slightly from year to year. Demand deposits decreased $71,000, NOW and MMDA deposits decreased $244,000 and certificates of deposit decreased $260,000 from fiscal year ended June 30, 1999 to fiscal year ended June 30, 2000. The Company has historically established rates of interest for its deposit products that management believes are sufficiently competitive to attract deposits from new and existing customers. During the first half of fiscal year 2000; however, the Bank's rates were slightly lower than other local banks causing a decrease in deposits during this half of the fiscal year. In the second half of the fiscal year 2000, management raised the rates and deposits increased accordingly.

         OTHER BORROWINGS. In addition to deposits, the Company utilizes advances from FHLB to fund its operations. These advances increased by $4.0 million, or 45.3%, to $12.8 million at June 30, 2000 from $8.8 million at June 30, 1999. This increase was caused by additional advances during the fiscal year 2000 of $5.6 million to fund loan growth and treasury stock repurchases offset slightly by repayments of $1.6 million.

         Advances from the FHLB are usually fixed rate, with terms ranging from three months to twenty years, and are collateralized by performing loans of the Company with an aggregate unpaid balance equal to 150% of the outstanding advances.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

         NET INCOME. The Company's net income increased $181,000 from $301,000 for the fiscal year ended June 30, 1999 to $482,000 for the fiscal year ended June 30, 2000. In conjunction with this increase was an increase in basic and diluted earnings per share to $.60 and $.59, respectively, for the fiscal year ended 2000 from $.35 for the fiscal year ended 1999. The increase in net income and earnings per share was primarily due to the $462,000 decrease in the provision for loan losses from $501,000 for fiscal year 1999 to $39,000 for fiscal year 2000. This significant decrease in the loan loss provision was offset by a decrease in net interest income of approximately $74,000 and an increase in non-interest expenses of $110,000.

         NET INTEREST INCOME. Net interest income decreased by approximately $74,000, or 3.5%, from $2.1 million for the fiscal year ended June 30, 1999 to $2.0 million for the fiscal year ended June 30, 2000. This decrease was due primarily to the decrease in average interest-earning assets of approximately $862,000, or 1.7%, from $51.4 million during the fiscal year June 30, 1999 to $50.6 million during the fiscal year June 30, 2000. The average interest bearing liabilities increased slightly from $40.1 million during fiscal year ended June 30, 1999 to $40.2 million during fiscal year ended June 30, 2000; however, the average cost on these liabilities decreased from 5.53% to 5.44% resulting in a decrease in interest expense from 1999 to 2000. The interest rate spread did improve slightly from 2.90% for fiscal year 1999 to 2.93% for fiscal year 2000.

         Overall, volume in interest earning assets drove the decrease in interest income and rates for deposits drove the decrease in interest expense. See the Rate/Volume Analysis in this report for further details of the fluctuation in net interest income.

         PROVISION FOR LOAN LOSSES. The Company's provision for loan losses decreased from $501,000 for fiscal year 1999 to $39,000 for fiscal year 2000. In fiscal year 1999 a group of construction loans to one borrower became impaired resulting in a $385,000 loan loss. In fiscal year 2000, this situation did not occur and management does not feel the current loan portfolio is indicative of this type of loss. The fiscal year 1999 loan loss has been the only significant loan loss incurred by the company since incorporation.

         NONINTEREST INCOME. Noninterest income has remained approximately the same from fiscal year 1999 to fiscal year 2000. This was the result of an increase in service charges and fees of $16,000 offset by a decrease in gain on real estate acquired by foreclosure and other noninterest income of $19,000. In the second half of fiscal year 1999, the bank reevaluated its fee structure in comparison with local competitors and actual expenses incurred. During this analysis, the bank determined its expenses were not adequately covered by the current fee structure and added several service fees for customers which were in effect the entire fiscal year 2000. There were no sales of real estate acquired by foreclosure during the fiscal year ended 2000.

         NONINTEREST EXPENSE. Noninterest expense increased $110,000, or 9.2%, from $1.2 million for fiscal year 1999 to $1.3 million for fiscal year 2000. The Company experienced increases in the majority of its noninterest expenses. These increases include increases of $28,000 in compensation, $4,000 in state franchise taxes, $4,000 in SAIF deposit insurance, $5,000 in data processing, $27,000 in legal and accounting fees, and $51,000 in other expenses. Compensation increased due to the addition of two employees and the overall raises for employees from year to year. State franchise taxes increased due to rising rates and saif deposit insurance increased due to a higher average balance of deposits. Data processing increased due to higher rates from the company's third party service provider and the additional services required for a new ATM machine. Legal and accounting fees increased due to increasing rates from the firms and some additional services needed in fiscal year 2000. Other noninterest expense has increased primarily due to increased expenses related to real estate acquired by foreclosure, new expenses related to the ATM machine such as debit cards and employee training, and increased office supply expenses related to the expanded loan office and additional employees.

         PROVISION FOR INCOME TAXES. Income tax expense increased $94,000 from $161,000 for fiscal year 1999 to $255,000 for fiscal year 2000. This increase was attributable to the increased net income before income taxes. The effective rates for each year remained fairly consistent at 34.6% for fiscal year 2000 and 34.9% for fiscal year 1999.

         OTHER COMPREHENSIVE INCOME (LOSS). During the fiscal year ended June 30, 2000 there was a net unrealized loss on securities of $285,000. This compares to a net unrealized gain on securities of $178,000 for the fiscal year ended June 30, 1999. The current year's loss was solely the result of the June 30, 2000 market price on available-for-sale securities declining below the market price at June 30, 1999.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

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

IMPACT OF NEW ACCOUNTING STANDARDS

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

         ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137). SFAS No. 133 established a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial condition as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed, and documented pursuant to the provisions of SFAS No.
133. Adoption of SFAS No. 133 is not expected to have a material financial statement impact on the Company's financial condition or operating results as the Company did not hold derivative securities at June 30, 2000.

                      [This page left intentionally blank]

                        REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors
First Lancaster Bancshares, Inc.
Lancaster, Kentucky

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Lancaster Bancshares, Inc. and its subsidiary at June 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP


August 11, 2000

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2000 and 1999

                       ASSETS                                                    2000                 1999
                                                                           -------------         -------------

Cash                                                                       $     494,317          $    474,513
Interest-bearing cash deposits in other depository
     institutions                                                              1,450,316             2,231,109
Investment securities available-for-sale at market value
     (amortized cost $24,158 at June 30, 2000 and 1999)                          999,216             1,430,976
Mortgage-backed securities, held to maturity (market
     value of $251,000 and $317,000 at June 30, 2000 and
     1999, respectively)                                                         255,488               318,160
Income tax receivable                                                             45,633                33,727
Investments in nonmarketable equity securities at cost                           832,500               776,600
Loans receivable, net                                                         49,373,865            46,192,315
Real estate acquired by foreclosure                                              952,333               456,000
Accrued interest receivable                                                      341,453               365,697
Office property and equipment, at cost, less
      accumulated depreciation                                                   393,538               383,340
Other assets                                                                      82,548                89,397
                                                                           -------------          ------------
        Total assets                                                        $ 55,221,207          $ 52,751,834
                                                                           =============          ============
                LIABILITIES AND STOCKHOLDERS' EQUITY

Saving accounts and certificates                                            $ 29,078,551          $ 29,653,246
Advance payments by borrowers for taxes and insurance                             29,976                23,437
Accrued interest on savings accounts and certificates                             72,003                42,007
Federal Home Loan Bank advances                                               12,835,361             8,831,037
Accounts payable and other liabilities                                           421,557               379,673
Deferred income tax payable                                                      168,160               241,079
                                                                           -------------          ------------
           Total liabilities                                                  42,605,608            39,170,479
                                                                           -------------          ------------
Common stock owned by ESOP subject to put option                                 386,949               310,614
                                                                           -------------          ------------
Preferred stock, 500,000 shares authorized and unissued
     Common stock, $.01 par value; 3,000,000 shares
     authorized; 780,087 and 834,022 shares issued and
     outstanding at June 30, 2000 and 1999, respectively                           9,588                 9,588
Additional paid-in capital                                                     9,204,136             9,181,318
Treasury stock, at cost; 138,338 and 73,410 shares in
     2000 and 1999, respectively                                              (1,793,951)             (997,672)
Unearned employee stock ownership plan shares                                   (403,871)             (513,801)
Common stock owned by ESOP subject to put option                                (386,949)             (310,614)
Unrealized gain on securities available-for-sale (net of
     deferred tax liability of $331,520 and $478,318 at
     June 30, 2000 and 1999, respectively)                                       643,538               928,500
Retained earnings, substantially restricted                                    4,956,159             4,973,422
                                                                           -------------          ------------
           Total stockholders' equity                                         12,228,650            13,270,741
                                                                           -------------          ------------
           Total liabilities and stockholders' equity                       $ 55,221,207          $ 52,751,834
                                                                           =============          ============


     The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME for the years ended June 30, 2000 and 1999

                                                                                  2000                1999
                                                                               -----------         -----------

Interest on loans and mortgage-backed securities                               $ 4,071,643         $ 4,173,701
Interest and dividends on investments and
     deposits in other depository institutions                                     160,825             161,445
                                                                               -----------         -----------
           Total interest income                                                 4,232,468           4,335,146
                                                                               -----------         -----------
Interest on savings accounts and certificates                                    1,503,865           1,548,226
Interest on other borrowings                                                       683,788             668,132
                                                                               -----------         -----------
     Total interest expenses                                                     2,187,653           2,216,358
                                                                               -----------         -----------
     Net interest income                                                         2,044,815           2,118,788

Provision for loan losses                                                           39,000             501,000
                                                                               -----------         -----------
     Net interest income after provision
        for loan losses                                                          2,005,815           1,617,788
                                                                               -----------         -----------
Non-interest income:
     Service charges and fees                                                       35,693              19,724
     Gain on real estate acquired by foreclosure                                         -              12,952
     Other                                                                           2,444               8,518
                                                                               -----------         -----------
        Total non-interest income                                                   38,137              41,194

Non-interest expense:
     Compensation                                                                  446,293             418,295
     Employee retirement and other benefits                                        279,785             280,567
     State franchise taxes                                                          57,717              54,121
     SAIF deposit insurance premium                                                 38,918              34,542
     Occupancy expense                                                              81,801              90,691
     Data processing                                                                73,691              69,074
     Legal, accounting and filing fees                                             148,923             121,479
     Other                                                                         179,395             127,971
                                                                               -----------         -----------
        Total non-interest expenses                                              1,306,523           1,196,740
                                                                               -----------         -----------
        Income before income taxes                                                 737,429             462,242

Provision for income taxes                                                         255,157             161,298
                                                                               -----------         -----------
Net income                                                                         482,272             300,944

Other comprehensive income net of income tax:
     Unrealized (loss) gain on securities available-for-sale arising
           in period                                                              (284,962)            178,101
                                                                               -----------         -----------
        Comprehensive income                                                     $ 197,310         $   479,045
                                                                               ===========         ===========
Basic earnings per share                                                              0.60                0.35
Weighted average shares outstanding for basic
     earnings per share                                                            810,251             849,364

Diluted earnings per share                                                            0.59                0.35
Weighted average shares outstanding for
     diluted earnings per share                                                    820,857             862,713



     The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY for the years ended June 30, 2000 and 1999

                                                                   Additional                    Employee      Common Stock
                                                       Common       Paid In        Treasury        Stock        Owned By
                                           Shares       Stock       Capital          Stock       Ownership        ESOP
                                           ------      -------     ----------      --------      ---------     ------------

Balance, June 30, 1998                     872,923     $ 9,588    $ 9,152,891      $ (350,871)   $(626,221)     $ (485,988)

Treasury stock issued to
   Management Recognition Plan
   (MRP)                                     5,597                                     88,137

Employee Stock Ownership Plan
   (ESOP)                                   11,242                     28,427                      112,420         112,420

Market value adjustment                                                                                             62,954

Net income

Dividends paid to shareholders
   ($.60 per share)

Purchase of treasury stock                 (55,740)                                  (734,938)

Change in unrealized gain on
   securities, net of deferred tax
   liability of $91,749
                                           -------     -------     ----------     -----------   ----------      ----------
Balance, June 30, 1999                     834,022     $ 9,588    $ 9,181,318      $ (997,672)   $(513,801)     $ (310,614)

Treasury stock issued to
   Management Recognition Plan
   (MRP)                                     5,616                                     88,452

Employee Stock Ownership Plan
   (ESOP)                                   10,993                     22,818                      109,930         109,930

Market value adjustment                                                                                           (186,265)

Net income

Dividends paid to shareholders
   ($.60 per share)

Purchase of treasury stock                 (70,544)                                  (884,731)

Change in unrealized gain on
   securities, net of deferred tax
   liability of $146,798
                                           -------     -------     ----------     -----------   ----------      ----------
Balance, June 30, 2000                     780,087     $ 9,588     $9,204,136     $(1,793,951)  $ (403,871)     $ (386,949)
                                           =======     =======     ==========     ===========   ==========      ==========


                                                Unrealized                      Total
                                                 Gains on      Retained     Stockholders'
                                                Securities     Earnings        Equity
                                                ----------     --------     ------------

Balance, June 30, 1998                           $ 750,399    $ 5,187,579   $ 13,637,377

Treasury stock issued to
   Management Recognition Plan
   (MRP)                                                           (6,078)        82,059

Employee Stock Ownership Plan
   (ESOP)                                                                        253,267

Market value adjustment                                                           62,954

Net income                                                        300,944        300,944

Dividends paid to shareholders
   ($.60 per share)                                              (509,023)      (509,023)

Purchase of treasury stock                                                      (734,938)

Change in unrealized gain on
   securities, net of deferred tax
   liability of $91,749                            178,101                       178,101
                                                  --------     ----------    -----------
Balance, June 30, 1999                           $ 928,500    $ 4,973,422   $ 13,270,741

Treasury stock issued to
   Management Recognition Plan
   (MRP)                                                           (6,350)        82,102

Employee Stock Ownership Plan
   (ESOP)                                                                        242,678

Market value adjustment                                                         (186,265)

Net income                                                        482,272        482,272

Dividends paid to shareholders
   ($.60 per share)                                              (493,185)      (493,185)

Purchase of treasury stock                                                      (884,731)

Change in unrealized gain on
   securities, net of deferred tax
   liability of $146,798                          (284,962)                     (284,962)
                                                  --------     ----------    -----------
Balance, June 30, 2000                            $643,538     $4,956,159    $12,228,650
                                                  ========     ==========    ===========

     The accompanying notes are an integral part of the consolidated financial statements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 2000 and 1999

                                                                                           2000               1999
                                                                                         ---------          ---------
Cash flows from operating activities:
   Net income                                                                            $ 482,272          $ 300,944
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                          40,371             32,915
      Loss on disposal of equipment                                                              -             10,336
      Provision for loan losses                                                             39,000            501,000
      ESOP benefit expense                                                                 132,749            140,847
      MRP benefit expense                                                                   95,191             89,008
      Stock dividend, FHLB stock                                                           (55,900)           (51,300)
      Deferred income taxes                                                                 73,879           (129,491)
      Net loan origination fees                                                              5,531             24,354
      Gain on sale of real estate acquired by foreclosure                                        -            (12,952)
   Change in assets and liabilities:
        Accrued interest receivable                                                         24,244             99,830
        Other assets                                                                         6,849            (75,986)
        Accrued interest on savings accounts and certificates                               29,996            (28,967)
        Accounts payable and other liabilities                                              33,850             10,174
        Income tax receivable/payable                                                      (11,906)           (34,724)
                                                                                       -----------        -----------
         Net cash provided by operating activities                                         896,126            875,988
                                                                                       -----------        -----------
Cash flows from investing activities:
   Proceeds from sale of real estate acquired by foreclosure                                     -            396,000
   Mortgage-backed securities principal repayments                                          62,672            116,475
   Real estate acquired by foreclosure and improvements                                    (72,333)          (456,000)
   Net (increase) decrease in loans receivable                                          (3,650,083)           763,338
   Purchase of office property and equipment                                               (50,569)           (47,101)
                                                                                       -----------        -----------
      Net cash (used in) provided by investing activities                               (3,710,313)           772,712
                                                                                       -----------        -----------
Cash flows from financing activities:
   Net (decrease) increase in savings accounts and certificates                           (574,695)         4,236,535
   Net increase (decrease) in advance payments by borrowers for
     taxes and insurance                                                                     6,539             (5,365)
   Federal Home Loan Bank advances                                                       5,583,000          1,100,000
   Federal Home Loan Bank advances principal repayments                                 (1,578,676)        (5,730,130)
   Purchase of treasury stock                                                             (884,731)          (734,938)
   Dividends paid                                                                         (498,239)          (512,300)
                                                                                       -----------        -----------
      Net cash provided by (used in) financing activities                                2,053,198         (1,646,198)
                                                                                       -----------        -----------
      Net (decrease) increase in cash and cash equivalents                                (760,989)             2,502
Cash and cash equivalents at beginning of year                                           2,705,622          2,703,120
                                                                                       -----------        -----------
Cash and cash equivalents at end of year                                               $ 1,944,633        $ 2,705,622
                                                                                       ===========        ===========
Supplemental disclosure of cash flow information:
   Interest paid                                                                         2,157,657          2,245,210
   Income taxes paid                                                                       193,182            319,464
Supplemental disclosure of non-cash investing and financing activities:
   Unrealized gain on securities available-for-sale, net of deferred tax
     liability of $146,798 and $91,749                                                     284,961            178,101
   Real estate acquired by foreclosure                                                     424,000            112,848
   Renewed Federal Home Loan Bank advances                                              11,350,000          6,500,000


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

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED):

       ORGANIZATION, (CONTINUED)

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

       INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

       All investments in debt securities and all investments in equity securities that have readily determinable fair values are classified into three categories. Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Securities that are bought and held specifically for the purpose of selling in the near future are classified as trading securities. All other securities are classified as available-for-sale. Securities classified as trading and available-for-sale are carried at market value. Unrealized holding gains and losses for trading securities are included in current income. Unrealized holding gains and losses for available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Investments classified as held to maturity are carried at amortized cost.

       The Bank has analyzed its debt securities portfolio, and based on this analysis, the Bank has determined to classify all debt securities as held to maturity due to management's intent and ability to hold all debt securities so classified until maturity. Equity securities are classified as available-for-sale. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using the interest method. Gain or loss on sale of investments available-for-sale is reflected in income at the time of sale using the specific identification method.

       No active market exists for Federal Home Loan Bank (FHLB) capital stock. The carrying value is estimated to be fair value since, if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value. As a member of the Federal Home Loan Bank System, the Bank is required to maintain an investment in FHLB capital stock in an amount equal to at least 1% of outstanding residential mortgages, or 5% of outstanding FHLB advances, whichever is greater. The Bank met this requirement at June 30, 2000 and 1999.

       Regulations require the Bank to maintain in each calendar quarter an average daily balance of cash and U.S. government and other approved securities equal to a prescribed percentage (4% at June 30, 1999 and 1998) of its liquidity base at the end of the preceding quarter. The Bank's liquidity base is comprised of its deposits accounts (net of loans on deposits) plus short-term borrowings. At June 30, 2000 and 1999, the Bank met these requirements.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

       DEPRECIATION

       Depreciation of office property and equipment is calculated using the straight-line and accelerated methods over the estimated useful lives of such property. Estimated useful lives of office buildings and improvements range from 32 to 39 years and useful lives of furniture and equipment range from 5 to 7 years. The gain or loss on the sale of office property and equipment is recorded in the year of disposition.

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


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

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

     On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 (as amended by SFAS No.
     137) established a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial condition as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed, and documented pursuant to the provisions of SFAS No. 133. Adoption of SFAF No. 133 is not expected to have a material financial statement impact on the Corporation's financial condition or operating results as the Corporation did not hold derivative securities at June 30, 2000.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

       RECLASSIFICATIONS

       Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no material effect on net income or stockholders' equity as previously reported.

2.       INVESTMENT SECURITIES:

       Investment securities are summarized as follows:

                                                                GROSS             GROSS          ESTIMATED
                                               AMORTIZED      UNREALIZED        UNREALIZED         MARKET
       JUNE 30, 2000                             COST           GAINS             LOSSES           VALUE
                                               ---------      ----------        ----------       ---------
Available for Sale Equity Securities:
   Federal Home Loan
     Mortgage Corporation
     Common Stock - 24,672 shares               $ 24,158      $ 1,582,606        $ 607,548        $ 999,216
                                                ========      ===========        =========        =========
       JUNE 30, 1999

Available for Sale Equity Securities:
   Federal Home Loan
     Mortgage Corporation
     Common Stock - 24,672 shares               $ 24,158      $ 1,582,606        $ 175,788       $1,430,976
                                                ========      ===========        =========        =========

3.     MORTGAGED-BACKED SECURITIES:

       Mortgage-backed securities are summarized as follows:

                                                                GROSS             GROSS          ESTIMATED
                                               AMORTIZED      UNREALIZED        UNREALIZED         MARKET
       JUNE 30, 2000                             COST           GAINS             LOSSES           VALUE
                                               ---------      ----------        ----------       ---------
FHLMC certificates                            $ 255,386                           $ 4,086        $ 251,300
GNMA certificates                                   102                                 2              100
                                              ---------        ----------         -------        ---------
                                              $ 255,488                           $ 4,088        $ 251,400
                                              =========        ==========         =======        =========

       JUNE 30, 1999
FHLMC certificates                            $ 317,545                           $ 1,195        $ 316,350
GNMA certificate                                    615                                 2              613
                                              ---------        ----------         -------        ---------
                                              $ 318,160                           $ 1,197        $ 316,963
                                              =========        ==========         =======        =========

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.   MORTGAGED-BACKED SECURITIES, CONTINUED:

     There were no purchases or sales of mortgage-backed securities during 2000 or 1999.

     Accrued interest receivable on held to maturity mortgage-backed securities totaled $1,917 and $2,399 at June 30, 2000 and 1999, respectively.

     Expected  maturities  will  differ  from  contractual   maturities  because
     borrowers may prepay obligations without prepayment penalties.


4.   INVESTMENTS IN NON-MARKETABLE EQUITY SECURITIES:

                                                                        JUNE 30,
                                                             ---------------------------
                                                               2000               1999
                                                             --------           --------

     Federal Home Loan Bank of Cincinnati capital
       stock, 8,175 and 7,616 shares in 2000 and
       1999, respectively                                    $817,500           $761,600
     Intrieve, Inc. capital stock, 10 shares                   15,000             15,000
                                                             --------           --------
                                                             $832,500           $776,000
                                                             ========           ========


5.   LOANS RECEIVABLE, NET:

     The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first mortgages on single-family residences. Loans receivable, net at June 30, 2000 and 1999 consist of the following:

                                                                           2000                   1999
                                                                        -----------            -----------
Single-family residential                                               $37,023,083            $34,707,075
Multi-family residential and commercial                                   4,446,741              1,771,968
Construction                                                              5,774,985              8,999,631
Nonresidential                                                            4,300,053              3,035,500
Consumer loans                                                              631,217                528,104
                                                                        -----------            -----------
                                                                         52,176,079             49,042,278

Less:       Unearned loan origination fees                                   76,562                 71,031
            Undisbursed portion of construction loans                     2,394,207              2,227,932
            Allowance for loan losses                                       331,445                551,000
                                                                        -----------            -----------
                                                                        $49,373,865            $46,192,315
                                                                        ===========            ===========

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   LOANS RECEIVABLE, NET, CONTINUED:

     Accrued interest receivable on loans totaled $339,536 and $363,234 at June 30, 2000 and 1999, respectively.

     The following is a reconciliation of the allowance for loan losses:

                                                        2000             1999
                                                     ---------        ---------
Balance at beginning of year                         $ 551,000        $ 200,000
Provision charged to operations                         39,000          501,000
Loans charged off                                     (258,555)        (150,000)
                                                     ---------        ---------
Balance at end of year                               $ 331,445        $ 551,000
                                                     =========        =========

     The following is a summary of non-performing loans:

                                                             2000           1999
                                                           ---------      ---------
Accruing loan 90 days past due                             $       --    $       --
Nonaccrual loans                                              314,167     1,359,133
                                                           ----------    ----------

Total non-performing loans at year end                        314,167     1,359,133
                                                           ==========    ==========

Non-performing loans as a percentage of total loans, net         0.64%         2.94%



     At June 30, 2000 and 1999, the amount of interest income that would have been recorded on loans in non-accrual status, had such loans performed in accordance with their terms, would have been approximately $14,662 and $74,000, respectively.

     At June 30, 2000 and 1999, the Bank had loans outstanding to directors or executive officers of $69,116 and $0, respectively.

     At June 30, 2000 the Bank had $128,666 in impaired loans with related allowances for loan losses of $22,700. At June 30, 1999 the Bank had $665,295 in impaired loans with related allowances for loan losses of $235,000. There are no impaired loans for which there is no related allowance for loan losses.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage commitments which amounted to $878,200 and $1,253,500 at June 30, 2000 and 1999, respectively. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

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

     The Bank has $1,450,316 and $2,231,109 of cash on deposit with one financial institution at June 30, 2000 and 1999, respectively.


7.   OFFICE PROPERTY AND EQUIPMENT, AT COST:

                                                          2000             1999
                                                        --------        --------
Land                                                    $ 30,000        $ 30,000
Office building and improvements                         393,002         388,067
Furniture and equipment                                  211,123         165,489
                                                        --------        --------
                                                         634,125         583,556
Less accumulated depreciation                            240,587         200,216
                                                        --------        --------
                                                        $393,538        $383,340
                                                        ========        ========

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.   DEPOSITS:

     Deposit accounts are summarized as follows:

                                                         2000          1999
                                                     -----------   -----------

Demand deposit accounts                              $ 1,482,700   $ 1,553,723
NOW and MMDA deposits with a weighted average
      rate of 2.70% and 2.86% at June 30, 2000 and
      1999, respectively                               1,896,616     2,140,479
                                                     -----------   -----------

                 Savings deposits                      3,379,316     3,694,202

Certificates of deposits with a weighted average
      rate of 5.91% and 5.55% at June 30, 2000
      and 1999, respectively                          25,699,235    25,959,044
                                                     -----------   -----------
                 Total deposits                      $29,078,551   $29,653,246
                                                     ===========   ===========



     Certificates of deposit by maturity at June 30, 2000 and 1999 are as follows:

                                                         2000          1999
                                                     -----------   -----------

1 year or less                                       $17,476,213   $19,130,650
1 year - 3 years                                       6,434,315     5,920,123
Maturing in years thereafter                           1,788,707       908,271
                                                     -----------   -----------
                                                     $25,699,235   $25,959,044
                                                     ===========   ===========

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.   DEPOSITS (CONTINUED):

     Certificates of deposit by maturity and interest rate category at June 30, 2000 and 1999 are as follows:

                                        AMOUNT DUE JUNE 30, 2000
                                            (In Thousands)
                     LESS THAN                                          AFTER
                     ONE YEAR    1-2 YEARS   2-3 YEARS     3 YEARS      TOTAL
                     ---------   ---------   ---------     -------      -----

2.00-3.99%          $    --      $    --     $    --      $    14     $    14
4.00-5.99%           11,308        1,307          --          178      12,793
6.00-7.99%            6,168        3,266       1,330        2,128      12,892
                    -------      -------     -------      -------     -------
                    $17,476      $ 4,573     $ 1,330      $ 2,320     $25,699
                    =======      =======     =======      =======     =======


                                        AMOUNT DUE JUNE 30, 1999
                                            (In Thousands)
                     LESS THAN                                          AFTER
                     ONE YEAR    1-2 YEARS   2-3 YEARS     3 YEARS      TOTAL
                     ---------   ---------   ---------     -------      -----

2.00-3.99%          $   405      $    --     $   16        $  --       $   421
4.00-5.99%           13,693        2,063        324          195        16,275
6.00-7.99%            5,033        3,410        107          713         9,263
                    -------      -------     ------        -----       -------
                    $19,131      $ 5,473     $  447        $ 908       $25,959
                    =======      =======     ======        =====       =======


FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   FEDERAL HOME LOAN BANK ADVANCES:

     Federal Home Loan Bank advances at June 30, 2000 and 1999 are as follows:

                                                        JUNE 30,            JUNE 30,
                              DATE OF                     2000                1999          INTEREST
     DATE OF ISSUE            MATURITY                   AMOUNT              AMOUNT           RATE
     -------------            --------                  --------            ---------       --------
       1/31/95                1/30/15                   650,000              650,000          5.75
       3/25/97                3/24/00                        --              500,000          6.75
       1/28/98                 2/1/08                    73,798               81,037          6.37
       7/31/98                7/30/99                        --            1,000,000          5.80
       8/14/98                8/13/99                        --              500,000          5.73
       8/24/98                8/24/99                        --              250,000          5.69
       8/25/98                8/24/99                        --              250,000          5.69
       3/12/99                3/10/00                        --              750,000          5.32
       3/19/99                3/17/00                        --              750,000          5.23
       3/24/99                9/20/99                        --              500,000          5.07
       3/25/99                3/24/00                        --            2,000,000          5.33
       4/23/99                4/21/00                        --            1,000,000          5.29
       6/24/99               10/22/99                        --              600,000          5.37
       7/2/99                  8/1/19                   159,124                               6.55
       7/30/99                7/28/00                   500,000                               5.96
       8/13/99                8/11/00                   500,000                               6.18
       8/24/99                8/24/00                   500,000                               6.06
       9/20/99                9/20/00                   750,000                               6.12
       11/8/99                12/1/04                   963,885                               6.50
      12/20/99                 1/1/03                   787,209                               6.93
      12/20/99                 1/1/05                   506,345                               7.08
      12/20/99               12/20/00                 1,175,000                               6.59
       3/17/00                9/13/00                   750,000                               6.43
       3/24/00                9/20/00                 2,500,000                               6.48
       4/21/00               10/18/00                 1,000,000                               6.57
       5/17/00               11/13/00                   350,000                               7.06
       6/15/00                 7/5/00                   250,000                               6.73
       6/16/00                9/14/00                   270,000                               7.35
       6/16/00                9/14/00                 1,150,000                               6.78
                                                    -----------          -----------
                                                    $12,835,361          $ 8,831,037
                                                    ===========          ===========

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   FEDERAL HOME LOAN BANK ADVANCES (CONTINUED):

     The scheduled maturities of Federal Home Loan Bank advances for the five fiscal years subsequent to June 30, 2000 are as follows:

         2001                                $ 9,695,000
         2003                                    787,209
         2005                                  1,470,230
      After 2005                                 882,922
                                             -----------
                                             $12,835,361
                                             ===========

     As collateral for the advances, the Bank has pledged $19,253,041 of one to four family residential mortgages, which represents 150% of the amount of the advances.

     As of June 30, 2000 the Corporation had a borrowing capacity with the FHLB of $16,350,000.

10.  LINE OF CREDIT:

     On March 5, 1999, the Corporation entered into a line of credit with Community Trust Bank N.A. for $2.5 million with an interest rate of prime less .5%. Any outstanding balance on this line of credit is collateralized by 100% of the Bank's stock. As of June 30, 2000 and 1999, there was no outstanding balance.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), core/leverage capital (as defined) to adjusted total assets, and tangible capital to adjusted total assets. Management believes, as of June 30, 2000 that the Bank meets all capital adequacy requirements to which it is subject.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  REGULATORY MATTERS (CONTINUED):

     As of April 2000, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and core/leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the institution's category.

     Amounts are in the thousands.

                                                                                            TO BE WELL
                                                                    FOR CAPITAL          CAPITALIZED UNDER
                                                                     ADEQUACY            PROMPT CORRECTIVE
                                              ACTUAL                 PURPOSES            ACTION PROVISIONS
                                        -----------------       -----------------        -----------------
                                        AMOUNT      RATIO       AMOUNT      RATIO        AMOUNT     RATIO
                                        ------      -----       ------      -----        ------     -----
As of June 30, 2000:
    Total Capital (to Risk
       Weighted Assets)                 $ 11,941      32%        $ 2,986       8%        $3,732       10%
    Tier I Capital (to Risk
       Weighted Assets)                 $ 11,624      31%            N/A                 $2,239        6%
    Core/Leverage Capital (to
        Adjusted Total Assets)          $ 11,624      21%        $ 2,192       4%        $2,740        5%
    Tangible Capital Equity (to
       Tangible Assets)                 $ 11,624      21%          $ 822     1.5%        $1,096        2% (A)
As of June 30, 1999:
    Total Capital (to Risk
       Weighted Assets)                 $ 12,579      38%        $ 2,669       8%        $3,337       10%
    Tier I Capital (to Risk
       Weighted Assets)                 $ 12,263      37%            N/A                 $2,002        6%
    Core/Leverage Capital
        (to Adjusted Total Assets)      $ 12,263      24%        $ 2,086       4%        $2,607        5%
    Tangible Capital Equity (to
       Tangible Assets)                 $ 12,263      24%          $ 782     1.5%        $1,043        2% (A)

(A) To be "other than critically undercapitalized" under prompt corrective action provisions

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.    INCOME TAXES:

       Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying future statutory tax rates to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.

       The provision for income taxes consists of:

                                         JUNE 30,
                                     2000        1999
                                  ---------   ---------
              Current             $ 181,278   $ 290,789
              Deferred               73,879    (129,491)
                                  ---------   ---------

                                  $ 255,157   $ 161,298
                                  =========   =========

       Deferred income taxes result from temporary differences in the recognition of income and expenses for tax and financial statement purposes. The source of these temporary differences and the tax effect of each are as follows:

                                                               JUNE 30,
                                                          2000           1999
                                                       ---------      ---------
Stock dividends on FHLB stock                          $  19,006      $  17,442
Provision for loan losses                                 74,649       (119,340)
Provision for uncollected interest                         1,689           (674)
Depreciation                                               2,822           (316)
Deferred fees                                             (1,881)        (8,280)
Directors retirement expense                              (1,700)         2,890
Supplemental executive retirement expense                (11,424)       (11,359)
Management recognition plan expense                       (2,732)        (1,248)
ESOP expense                                              (5,870)        (7,756)
Bonus expense                                               (680)          (850)
                                                       ---------      ---------
                                                       $  73,879      $(129,491)
                                                       =========      =========

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.  INCOME TAXES (CONTINUED):

The following tabulation reconciles the federal statutory tax rate to the effective rate of taxes provided for income before taxes:

                                                                      JUNE 30,
                                                                      --------
                                                     2000                                     1999
                                           ---------------------                   -----------------------
Tax at statutory rate                      $250,726         34.0%                  $157,162          34.0%
Increases (decreases) in
       taxes resulting from:
ESOP adjustments                              7,758          1.0%                     9,665           2.1%
Other, net                                   (3,327)        (0.4%)                   (5,529)         (1.2%)
                                           --------        -----                   --------         -----
Effective rate                             $255,157         34.6%                  $161,298          34.9%
                                           ========        =====                   ========         =====

     The tax effect of temporary differences giving rise to the Corporation's consolidated deferred income tax asset (liability) at June 30, 2000 and 1999 are as follows:

                                                                               2000                1999
Deferred tax assets
     Allowance for loan losses                                              $ 112,691           $ 187,340
     Uncollected interest                                                       4,985               6,674
     Deferred loan fees                                                        26,031              24,150
     Directors retirement expense                                              45,317              43,617
     Supplemental executive retirement expense                                 45,298              33,874
     Management recognition plan expense                                       21,724              18,992
     ESOP expense                                                              15,693               9,823
     Bonus expense                                                             15,130              14,450
                                                                            ---------           ---------
                                                                              286,869             338,920

Deferred tax liabilities:
     FHLB stock dividends                                                    (109,853)            (90,847)
     Depreciation on office property and
        equipment                                                             (13,656)            (10,834)
     Unrealized gain on available-for-sale
        securities                                                           (331,520)           (478,318)
                                                                            ---------           ---------
Deferred income tax liability                                               $(168,160)          $(241,079)
                                                                            =========           =========

       As of June 30, 2000, the Bank's bad debt reserve for federal tax purposes was approximately $816,000 which represents the base year amount. A deferred tax liability has not been recognized for the base year amount. If the Bank uses the base year reserve for any reason other than to absorb loan losses, a tax liability could be incurred. It is not anticipated that the reserve will be used for any other purpose.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    TREASURY STOCK:

       During the year ended June 30, 1999 the Corporation repurchased 7,800 shares in conjunction with the Management Recognition Plan at $14.48 per share for an aggregate cost of approximately $113,000. No additional shares were purchased during the year ended June 30, 2000. After distributions, treasury stock owned in conjunction with the MRP plan was 19,854 and 25,470 shares at June 30, 2000 and 1999, respectively.

       In November 1998, the Corporation began a series of 5% stock repurchases of its Common Stock. The Corporation's Board of Directors authorized a 5% repurchase in November 1998 which was completed March 1999, authorized a 5% repurchase in July 1999 which was completed in March 2000 and authorized a 5% repurchase in March 2000 which is approximately 50% complete at June 30, 2000. The repurchase authority allows the Corporation at management's discretion to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. During the year ended June 30, 1999, the Corporation repurchased 47,940 shares at prices ranging from $12.56 to $13.13 per share for an aggregate cost of approximately $622,000. During the year ended June 30, 2000, the Corporation repurchased 70,544 shares at prices ranging from $11.50 to $13.38 for an aggregate cost of approximately $885,000.

14.    EMPLOYEE BENEFIT PLANS:

       RETIREMENT PLAN

       The Bank is a participant in the Financial Institution's Retirement Fund, a multi-employer defined benefit retirement plan. The plan is noncontributory and covers all employees who meet certain requirements as to age and length of service. The Bank's policy is to fund retirement costs accrued. No contributions were made to the plan for the years ended June 30, 2000 and 1999; however, administrative expenses were paid to the plan in the amounts of $1,176 and $992 for the years ended June 30, 2000 and 1999, respectively.

       Because the Bank participates in a multi-employer plan, the actuarial present value of accumulated plan benefits and plan net assets available for benefits are not determinable and therefore not disclosed.

       PROFIT-SHARING PLAN

       The Bank is a participant in the profit-sharing feature of the Financial Institutions Thrift Plan. The plan is contributory and covers all salaried employees who meet certain requirements as to age and length of service. Employees become vested upon completion of five years of service. Contributions are at the discretion of the Board of Directors and are computed as a percentage of eligible employees' compensation. The Board of Directors authorized contributions equal to 4% of eligible employees' compensation for 2000 and 1999, which amounted to $14,024 and $12,937 for 2000 and 1999, respectively.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.    EMPLOYEE BENEFIT PLANS (CONTINUED):

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

       Compensation expense for the ESOP was $110,240 and $140,847 for the years ended June 30, 2000 and 1999, respectively. Interest on the debt is not considered compensation expense by the Corporation. The ESOP shares were as follows as of June 30:

                                                            2000          1999
                                                         --------       --------
Allocated Shares                                           35,700         25,320
Unearned Shares                                            40,391         51,384
                                                         --------       --------
Total ESOP Shares                                          76,091         76,704
                                                         ========       ========
Fair Value of Unearned Shares at June 30                 $444,301       $571,647

Market Price per share                                   $ 11.000       $ 11.125


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

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    EMPLOYEE BENEFIT PLANS (CONTINUED):

       STOCK AWARD PLANS

           MANAGEMENT RECOGNITION PLAN (MRP)

           In connection with the conversion, the Corporation adopted the First Lancaster Bancshares, Inc. Management Recognition Plan, the objective of which is to enable the Corporation to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP include certain directors and executive officers of the Corporation and First Lancaster Federal Savings Bank as determined by members of a committee appointed by the Board of Directors. On January 9, 1997, 28,761 shares were awarded. The fair market value of the common stock at that date was $14.625 and there is no exercise price for the stock. Awards to directors and eligible employees will vest 20% on each anniversary date of the award. On July 3, 1997, July 6, 1998 and July 8, 1999 additional shares of 231, 1,251 and 1,534 were granted, respectively. Shares are held by the trustee and are voted by the MRP trustee in the same proportion as the trustee of the Corporation's ESOP plan vote shares held therein. Assets of the trust are subject to the general creditors of the Corporation. All shares vest immediately in the case of a participant's death or disability. The Corporation applied APB Opinion 25 and related Interpretations in accounting for the MRP. Compensation cost charged to operations for the MRP totaled $95,191 and $89,008 for the years ended June 30, 2000 and 1999, respectively.

           STOCK OPTION PLAN

           The Corporation granted stock options under the 1996 Stock Option and Incentive Plan. Under the plan the Corporation is authorized to issue shares of common stock pursuant to "Awards" granted in various forms, including incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, and other similar stock-based awards. The Corporation granted stock options to employees and directors in 1997 under the plan in the form of incentive and non-qualified stock options. The stock options granted in 1997 have contractual terms of 10 years. All options granted to the employees and directors have an exercise price no less than the fair market value of the stock at grant date. The option price is equal to 110% of the fair market value on the grant date in the case of Incentive Stock Options (ISO) granted to persons owning more than 10% of the outstanding common shares. Each option will become exercisable with respect to 20% of the optioned shares upon an optionee's completion of each of five years of future service as an employee, director or advisory or emeritus director, provided that an option shall become 100% exercisable immediately if an optionee's continuous service terminates due to death or disability. The options expire ten years after the date of grant. The Corporation granted 71,910 options in 1997 and 3,834 options in 2000.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14.    EMPLOYEE BENEFIT PLANS (CONTINUED):

       STOCK AWARD PLANS, (CONTINUED)

           STOCK OPTION PLAN (CONTINUED)

           A summary of the status of the Corporation's stock options as of June 30, 2000 and the changes during the year ended on that date is presented below.

                                                                                WEIGHTED
                                                               # SHARES OF      AVERAGE
                                                               UNDERLYING       EXERCISE
                                                                 OPTIONS         PRICE
                                                               -----------      --------
Outstanding, July 1, 1999                                         67,116        $ 14.625
Granted during the year                                            3,834          11.063
Expired during the year                                                0
Exercised during the year                                              0
                                                                 -------
Outstanding, June 30, 2000                                        70,950        $ 14.433
                                                                 =======
Eligible for exercise at year-end                                 40,260
                                                                 =======
Weighted average fair value of options
 granted at a discount                                             $3.10



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

           The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

  GRANT                  DIVIDEND          RISK-FREE          EXPECTED LIFE
  DATE                    YIELD         INTEREST RATE          OF OPTIONS        VOLATILITY
---------                --------       -------------         -------------      ----------
January 1997              4.10%             6.25%               6 years            21.69%

July 1999                 5.42%             5.60%               6 years            15.20%

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.  EMPLOYEE BENEFIT PLANS (CONTINUED):

     STOCK AWARD PLANS, (CONTINUED)

     STOCK OPTION PLAN (CONTINUED)

     As of June 30, 2000, 70,950 options are outstanding with a weighted-average remaining contractual life of all stock options being 6.6 years.

     Had the compensation cost for the Corporation's stock-based compensation plan been determined consistent with SFAS 123, the Corporation's net income and net income per common share for 2000 and 1999 would approximate the pro forma amounts below:

                                                             AS REPORTED             PRO FORMA
                                                               6/30/00                6/30/00
                                                             -----------             ----------

Net Income                                                    $ 482,272              $ 435,407

Basic Earnings per Share                                         $ 0.60                 $ 0.54

Diluted Earnings per Share                                       $ 0.59                 $ 0.53


                                                             AS REPORTED             PRO FORMA
                                                               6/30/99                6/30/99
                                                             -----------             ----------

Net Income                                                    $ 300,944              $ 278,288

Basic and Diluted Earnings per Share                             $ 0.35                 $ 0.32



     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

     RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

     Effective December 7, 1995, the Board of Directors of the Bank adopted the First Lancaster Federal Savings Bank Directors' Retirement Plan for Non-Employee Directors. A participant in the Plan will receive, on each of the ten annual anniversary dates of leaving the Board, an amount equal to the product of his "Benefit Percentage," "Vested Percentage," (as defined) and 75% of the total fee he received for service on the Board during the calendar year preceding his retirement. The amount charged to operations under the plan totaled $5,000 and $0 for the years ended June 30, 2000 and 1999, respectively.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.    EMPLOYEE BENEFIT PLANS (CONTINUED):

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

       The Bank has established an irrevocable grantor trust to hold assets in order to provide itself with a source of funds to assist the Bank in the meeting of the SERP liability. The amount charged to operations under the plan totaled $33,600 and $33,408 for the years ended June 30, 2000 and 1999, respectively.

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

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED):

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

       REAL ESTATE ACQUIRED BY FORECLOSURE

       Fair values for real estate acquired by foreclosure are based on independent appraisals of fair market value, where available. If current independent appraisals are not available, fair values are based on market values for comparable properties.

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

       LOAN COMMITMENTS

       The fair value of loan commitments is estimated to approximate the contract values. The contract for each loan commitment has a current market rate, the creditworthiness of the counterparties is presently considered in the commitments, and the original fees charged do not vary significantly from the fee structure at June 30, 2000.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED):

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                               JUNE 30,                    JUNE 30,
                                                                 2000                        1999
                                                        --------------------         --------------------
                                                         CARRYING      FAIR          CARRYING        FAIR
                                                         AMOUNT        VALUE          AMOUNT         VALUE
                                                        ---------      ------        --------        -----
                                                                           (in thousands)
Financial Assets:
     Cash                                                $ 494         $ 494           $ 475         $ 475
     Interest-bearing deposits in other
        depository institutions                          1,450         1,450           2,231         2,231
     Investment securities                                 999           999           1,431         1,431
     Investment in nonmarketable
        equity securities                                  833           833             777           777
     Mortgage-backed securities                            255           251             318           317
     Loans receivable, net allowance for
        loan losses of $331 for 2000
         and $551 for 1999                              49,374        49,246          46,192        46,324
     Real estate acquired by foreclosure                   952           982             456           456

Financial Liabilities:
     Savings accounts and certificates                  29,079        29,118          29,653        29,826
     Federal Home Loan Bank advances                    12,835        12,618           8,831         8,743


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

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    DIVIDEND RESTRICTIONS (CONTINUED):

       The OTS regulates payment of dividends and other capital distributions by the Bank. The Bank may not make distributions to the Corporation for dividends on or repurchase of any of its stock if the effect would be to reduce retained earnings of the Bank below the capital requirements set forth by the OTS. OTS regulations utilize certain criteria that require notification of or application for distributions based primarily upon an institution's net income and retained capital. Based upon current OTS regulations, the bank must either (i) file notification with the OTS because it is a subsidiary of a savings and loan holding company or (ii) apply for distributions if the total amount of capital distributions for the applicable calendar year exceeds net income for that year to date plus retained net income for the preceding two years. The amount of distributions cannot reduce the Bank's capital below the liquidation account discussed above. As of June 30, 2000 the Bank is approved by the OTS to make capital distributions to the Corporation in the amount of $1.6 million through May 30, 2001.

17.    PREFERRED STOCK:

       The Corporation's Certificate of Incorporation authorizes 500,000 shares of preferred stock of the Corporation, of $.01 par value. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the Corporation, or any combination of the foregoing. Upon issuance of preferred stock or any series of preferred stock, as established by the Board of Directors, the Corporation shall file articles of amendment to the Corporate Certificate of Incorporation with the Delaware Secretary of State establishing and designating the series and fixing and determining the relative rights and preferences thereof. The Corporation's Certificate of Incorporation expressly vests in the Board of Directors of the Corporation the authority to issue the preferred stock in one or more series and to determine, to the extent permitted by law prior to the issuance of the preferred stock (or any series of the preferred stock), the relative rights, limitations and preferences of the preferred stock or any such series.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    EARNINGS PER SHARE:

                                       FOR THE YEAR ENDED JUNE 30, 2000     FOR THE YEAR ENDED JUNE 30, 1999
                                    ------------------------------------  ------------------------------------
                                     INCOME        SHARES      PER SHARE   INCOME          SHARES    PER SHARE
                                    (NUMERATOR) (DENOMINATOR)   AMOUNT    (NUMERATOR)   (DENOMINATOR)  AMOUNT
                                    ----------- -------------  ---------  -----------   ------------- --------
Basic earnings per share
Income available to
  common shareholders                $482,272        810,251     $0.60      $300,944       849,364      $0.35

Effect of dilutive securities
Management recognition
   plan                                               10,606                                13,349

Diluted earnings per share
Income available to common
  shareholders plus
  assumed conversions                $482,272        820,857     $0.59      $300,944       862,713      $0.35

There were no preferred dividends or antidilutive securities that would affect the computation of earnings per share.

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19.    CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY):

       The following condensed statements summarize the financial position, operating results and cash flows of First Lancaster Bancshares, Inc. (Parent Company only).

       CONDENSED STATEMENTS OF FINANCIAL CONDITION                                           JUNE 30,
                                                                                  2000                   1999
                                                                               -----------            -----------
       ASSETS
       Cash and balances with bank                                             $    44,923            $   127,396
       Investment in subsidiary                                                 12,676,289             13,707,241
       Income tax receivable                                                       109,490                 70,273
       Accrued interest receivable                                                  21,559                 23,913
       Due from subsidiary                                                          12,438                  7,346
                                                                               -----------            -----------
                                                                               $12,864,699            $13,936,169
                                                                               ===========            ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
       Accounts payable                                                              $ 297                  $ 297
       Common stock owned by ESOP subject to put option                            386,949                310,614
       Stockholders' equity                                                     12,477,453             13,625,258
                                                                               -----------            -----------
                                                                               $12,864,699            $13,936,169
                                                                               ===========            ===========

       CONDENSED STATEMENTS OF INCOME                                                        JUNE 30,
                                                                                  2000                   1999
                                                                               -----------            -----------
       Dividend from bank subsidiary                                           $ 1,350,000            $ 1,088,263
       Interest income                                                              46,577                 57,496
       Legal, accounting and filing fees                                          (144,197)              (121,261)
       State franchise taxes                                                       (17,720)               (14,077)
                                                                               -----------            -----------

       Net income before income taxes                                            1,234,660              1,010,421
       Income tax benefit                                                           39,217                 26,466

       Net income before equity in undistributed net income of
         subsidiary                                                              1,273,877              1,036,887

       Dividends in excess of earnings of subsidiary                              (791,605)              (735,943)
                                                                               -----------            -----------
       Net income                                                                  482,272                300,944

       Other comprehensive (loss) income                                          (284,961)               178,101
                                                                               -----------            -----------
       Comprehensive income                                                    $   197,311            $   479,045
                                                                               ===========            ============

FIRST LANCASTER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.    CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) (CONTINUED):


       CONDENSED STATEMENTS OF CASH FLOWS                                                    JUNE 30,
                                                                                  2000                   1999
                                                                               -----------            -----------
       OPERATING ACTIVITIES:
         Net income                                                            $   482,272            $   300,944
         Adjustment to reconcile net income to cash provided
             by operating activities:
           Dividends in excess of earnings of subsidiary                           791,605                735,943
           Increase in income tax receivable                                       (39,217)               (26,466)
           Decrease in accrued interest receivable                                   2,354                  7,792
           Decrease in accounts payable                                                  -                 (3,147)
                                                                               -----------            -----------
         Net cash provided by operating activities                               1,237,014              1,015,066

       INVESTING ACTIVITIES:
         Payment on ESOP loan                                                       63,483                 53,698
                                                                               -----------            -----------

         Net cash provided by investing activities                                  63,483                 53,698
                                                                               -----------            -----------

       FINANCING ACTIVITIES:
         Purchase of treasury stock                                               (884,731)              (621,982)
         Dividends paid                                                           (498,239)              (512,300)
                                                                               -----------            -----------

         Net cash used in financing activities                                  (1,382,970)            (1,134,282)
                                                                               -----------            -----------

       Net decrease in cash                                                        (82,473)               (65,518)

       Cash, beginning of year                                                     127,396                192,914
                                                                               -----------            -----------

       Cash, end of year                                                       $    44,923            $   127,396
                                                                               ===========            ===========



20.    SUBSEQUENT EVENT:

       On July 6, 2000 the Corporation declared a dividend of $0.30 per share or $252,098, to shareholders of record as of July 21, 2000. The dividends were paid on July 31, 2000.


                              CORPORATE INFORMATION

                               BOARD OF DIRECTORS

VIRGINIA R. S. STUMP                            DAVID W. GAY             JACK C. ZANONE
Chairman of the Board, President                Retired                  Retired
and Chief Executive Officer of the
Company and the Bank                            PHYLLIS G. SWAFFAR       JERRY PURCELL
                                                Self-Employed Income     Owner
                                                Tax Preparer             Convenient Food Mart/ Dairy Mart
TONY A. MERIDA
Vice Chairman of the Board and                  RONALD L. SUTTON         JANE G. SIMPSON, DIRECTOR EMERITUS
Executive Vice President of the                 Pharmacist               Retired
Company and the Bank



                               EXECUTIVE OFFICERS

VIRGINIA R. S. STUMP                            TONY A. MERIDA           KATHY G. JOHNICA
President and Chief Executive                   Executive Vice           Secretary and Treasurer
Officer                                         President


                                OFFICE LOCATIONS

                  208 Lexington Street                                 713 Edgewood Drive
                  Lancaster, Kentucky  40444-1131                      Nicholasville, Kentucky
                                                                       (Loan Production Office)

                                OTHER INFORMATION

               INDEPENDENT CERTIFIED ACCOUNTANTS              SPECIAL COUNSEL
               PricewaterhouseCoopers LLP                     Stradley Ronon Housley Kantarian & Bronstein, LLP
               201 East Main Street, Suite 1400               1220 19th Street, N.W., Suite 700
               Lexington, Kentucky  40507                     Washington, D.C.  20036

               TRANSFER AGENT                                 ANNUAL MEETING
               Illinois Stock Transfer Company                The 2000 Annual Meeting of Stockholders
               209 W. Jackson Boulevard, Suite 903            will be held on October 30, 2000 at 4:00
               Chicago, Illinois  60606                       p.m. at the Bank's office located at 208
                                                              Lexington Street, Lancaster, Kentucky.

            -------------------------------------------------------------
                          Annual Report on Form 10-KSB

            A copy of the Company's Annual Report on Form 10-KSB for
            the fiscal year ended June 30, 2000 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date for
            the 2000 Annual Meeting upon written request to the Corporate Secretary, First Lancaster Bancshares, Inc.,
            208 Lexington Street, Lancaster, Kentucky 40444- 1131.
            -----------------------------------------------------------------